As filed with the Securities and Exchange Commission on February 13, 2006
                            Registration Number 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            CONSOLIDATED ENERGY, INC.
                 (Name of Small Business Issuer in its Charter)

         Wyoming                          1220                    86-0852222
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                          76 GEORGE ROAD, P.O. BOX 537
                           BETSY LAYNE, KENTUCKY 41605
                                 (859) 488-0070
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                            DAVID GUTHRIE, PRESIDENT
                          76 GEORGE ROAD, P.O. BOX 537
                           BETSY LAYNE, KENTUCKY 41605
                                 (859) 488-0070
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 WITH COPIES TO:
                            RICHARD A. FRIEDMAN, ESQ.
                              DAVID SCHUBAUER, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 AVENUE OF THE AMERICAS, 21ST FLOOR
                            NEW YORK, NEW YORK 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       (COVER CONTINUES ON FOLLOWING PAGE)

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
===================================== ================= ====================== ==================== ===================
                                                           Proposed Maximum      Proposed Maximum
  Title of Each Class of Securities     Amount to be      Offering Price Per    Aggregate Offering        Amount of
        to be Registered                Registered(1)        Share(2)                Price            Registration Fee
------------------------------------- ----------------- ---------------------- -------------------- -------------------
Common Stock, $0.001 par value (3)        15,277,778           $2.425             $37,048,611.65       $3,964.20
Common Stock, $0.001 par value (4)         2,573,528           $2.425              $6,240,805.40         $667.77
Common Stock, $0.001 par value (5)         1,654,892           $2.425              $4,013,113.10         $429.40
Common Stock, $0.001 par value (6)         6,933,256           $2.425             $16,813,145.80       $1,799.01
Common Stock, $0.001 par value (7)         9,046,694           $2.425             $21,938,232.95       $2,347.39
Common Stock, $0.001 par value (8)           150,000           $2.425                $363,750.00          $38.92
------------------------------------- ----------------- ---------------------- -------------------- -------------------


Total                                     35,636,148           $2.425             $86,417,658.90    $9,246.69_(9)
===================================== ================= ====================== ==================== ===================

(1) Includes shares of our common stock, $0.001 par value per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of our 6% senior secured convertible notes, conversion of our 8% senior secured convertible notes and exercise of warrants held by the selling shareholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the 6% senior secured convertible notes, conversion of the 8% senior secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the bid and ask price per share of our common stock on the OTC Bulletin Board as of February 7, 2006 was $2.425 per share.
(3) Represents shares issuable upon conversion of $13,750,000.00 principal amount of 6% senior secured convertible notes at a conversion price of $0.90 per share.
(4) Represents shares issuable upon exercise of common stock purchase warrants issued in connection with our 6% senior secured convertible notes.
(5)  Represents presently outstanding shares of common stock.
(6) Represents shares issuable upon conversion of $6,239,930.00 principal amount of 8% senior secured convertible notes at a conversion price of $0.90.
(7) Represents shares issuable upon exercise of common stock purchase warrants issued in connection with our 8% senior secured convertible note financing.
(8)  Represents   shares   issuable  upon  exercise  of  warrants   acquired  as
     consideration   for  financial   consulting   services
(9) $2,734.82 was previously paid on August 5, 2005, which has been applied towards this registration fee.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                 Subject to Completion, Dated February 13, 2006

                            CONSOLIDATED ENERGY, INC.

                        35,636,148 Shares of Common Stock

     The selling shareholders named in this prospectus are offering to sell up to 35,636,148 shares of common stock including up to 15,277,778 shares of common stock of Consolidated Energy, Inc. underlying 6% senior secured convertible notes, 6,933,256 shares of common stock underlying 8% senior secured convertible notes and 11,770,222 shares of common stock underlying common stock purchase warrants that were previously issued by us to the selling shareholders in private transactions. We will not receive any proceeds from the conversion of our 6% senior secured convertible notes, from the conversion of our 8% senior secured convertible notes or the resale of shares of our common stock. We will, however, receive proceeds from the exercise of our common stock purchase warrants if such warrants are exercised for cash.

     Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "CEIW"

     On February 7, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $2.40 per share.

     THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

     Scott R. Griffith and Jesse B. Shelmire IV are registered representatives of Stonegate Securities, Inc., a registered broker-dealer, and are "underwriters" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under this prospectus. With the exception of Messrs. Griffith and Shelmire, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is __________, 2006

                                TABLE OF CONTENTS

                                                                                                        Page
                                                                                                        ------
Prospectus Summary......................................................................                  1
Risk Factors............................................................................                  2
Forward-Looking Statements..............................................................                 10
Recent Developments.....................................................................                 11
Use of Proceeds.........................................................................                 17
Management's Discussion and Analysis of Financial Condition or Plan of Operation........                 17
Description of Business.................................................................                 23
Description of Property.................................................................                 33
Legal Proceedings.......................................................................                 35
Directors and Executive Officers........................................................                 35
Executive Compensation..................................................................                 37
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....                 38
Market for Common Equity and Related Shareholder Disclosure.............................                 38
Security Ownership of Certain Beneficial Owners and Management..........................                 39
Selling Shareholders....................................................................                 40
Certain Relationships and Related Transactions..........................................                 47
Description of Securities...............................................................                 48
Plan of Distribution....................................................................                 49
Legal Matters...........................................................................                 51
Experts.................................................................................                 51
Where You Can Find More Information.....................................................                 51
Disclosure of Commission Position on Indemnification for Securities Act Liabilities.....                 52
Index to Consolidated Financial Statements..............................................                F-1

     You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Consolidated Energy, Inc. is referred to throughout this prospectus as "Consolidated Energy," "we" or "us."

General

     We were incorporated in Nevada on December 18, 1996, under the name Barbeque Capital Corporation. In September 2002, we filed our articles of incorporation in the State of Wyoming, and in October 2002, Barbeque Capital Corporation merged with and into Consolidated Energy, Inc. Our principal executive office is located at 76 George Road, Betsy Layne, Kentucky 41605 and our telephone number is (859) 488-0070.

                                  This Offering
Shares offered by Selling Shareholders.............................35,636,148  shares  of  common  stock,  of which
                                                                   15,277,778  shares are issuable upon  conversion
                                                                   of  6%   senior   secured   convertible   notes,
                                                                   6,933,256  shares are issuable  upon  conversion
                                                                   of  8%  senior  secured  convertible  notes  and
                                                                   11,770,222   shares   are   issuable   upon  the
                                                                   exercise of warrants.

Use of proceeds....................................................We  will  not  receive  any  proceeds  from  the conversion of the 6% senior secured  convertible
                                                                   notes,  the  conversion of the 8% senior secured
                                                                   convertible  notes  or the  sale  of the  common
                                                                   stock. We will,  however,  receive proceeds from
                                                                   the  exercise  of  our  common  stock   purchase
                                                                   warrants  if such  warrants  are  exercised  for
                                                                   cash.

Risk Factors.......................................................The  purchase  of our  common  stock  involves a
                                                                   high  degree  of  risk.  You  should   carefully
                                                                   review   and   consider   the   "Risk   Factors"
                                                                   beginning on page 2 of this prospectus.

OTC Bulletin Board Trading Symbol................................. CEIW.OB


                                  RISK FACTORS

     An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

OUR MINING OPERATIONS ARE RELATIVELY NEW AND WE HAVE NO EXTENSIVE HISTORY OF OPERATING COAL MINES.

     Our mining operations began in September 2003 when we acquired our current mining operation in Kentucky. Since that time, we have had nominal production and development operations. Since inception of our current business in September 2003 through December 31, 2005 we have had only $5,388,510 in revenue. Accordingly, our success is dependent on our ability to manage further mine development, increase production levels and achieve profitable sales with the resources we have available or can secure. In addition, we will have to adjust our planning to changing conditions in the highly competitive coal industry. None of these requirements for success can be demonstrated by our performance to date and there is no assurance we will be able to accomplish them in order to sustain the company's operations.

OUR FINANCIAL STATUS CREATES SUBSTANTIAL DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN FOR MORE THAN 12 MONTHS FROM THE DATE OF THIS PROSPECTUS. IF WE DO NOT CONTINUE AS A GOING CONCERN, INVESTORS WILL LOSE THEIR ENTIRE INVESTMENT.

     We have suffered recurring losses from operations and we have limited capital resources. We reported net losses totaling $3,642,082, $6,413,900 and $1,401,722 for the nine months ended September 30, 2005 and for the fiscal years ended December 31, 2004 and 2003, respectively. Because of these factors, the accompanying financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates realization of assets and the liquidation of liabilities in the normal course of business. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. If adequate working capital is not available we will be forced to discontinue operations, which would cause investors to lose the entire amount of their investment.

OUR MANAGEMENT AND AUDITORS HAVE IDENTIFIED SIGNIFICANT DEFICIENCIES IN OUR INTERNAL CONTROLS THAT, IN AGGREGATE, CONSTITUTED A MATERIAL WEAKNESS IN THE DESIGN AND OPERATION OF OUR INTERNAL CONTROLS AS OF DECEMBER 31, 2004, WHICH, IF NOT PROPERLY REMEDIATED COULD RESULT IN MATERIAL MISSTATEMENTS IN OUR FINANCIAL STATEMENTS IN FUTURE PERIODS.

     Our independent auditors, Killman, Murrell & Company, P.C. issued a letter to the audit committee of our board of directors and our management in which they identified certain matters that they consider to constitute a material weakness in the design and operation of our internal controls as of December 31, 2004. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

     o During the year ended December 31, 2004, a bank account was maintained by an individual who is not an officer, employee or director. The transactions for this account were not properly reflected on our books and records. We have since revised our banking practices to ensure that the books and records will be properly maintained to reflect all transactions in a timely fashion. All bank accounts are now properly maintained by an officer, employee or director of the company.

     o During the year ended December 31, 2004, equipment purchases were authorized by an individual who is not an officer, employee or director, without prior approval by an officer or the board of directors. We have since revised our authorization procedures to require prior approval of purchases by an authorized officer up to $5,000, and by the board of directors above that amount. Such purchases will be supported by documentation from the vendor.

     o Since inception, we have had transactions with related parties and/or common shareholders, including the issuance of common stock for the assignment of coal leases. We assigned a market value to the common stock issued based on the potential value of the reserves covered by the leases without regard to the historical cost basis to the related parties or shareholders. Our auditors believe that the historical cost basis as determined under GAAP is the appropriate valuation method for all such transactions unless the fair value of the stock issued or assets acquired is objectively measurable and the transferor's stock ownership following the transaction is not so significant that the transferor retains a substantial indirect interest in the assets as a result of stock ownership in the company. We have accepted the conclusions of our auditor and intend to use the appropriate valuation method on any similar transactions in the future.

     o Since inception, we have issued common stock for services rendered to us. The valuation of this stock has been inconsistent and not necessarily related to the stock's market price. We will henceforth value such issuances based on the listed closing price of the stock on the date we agree to issue such stock without any discount or adjustment.

     o We have received cash advances from individuals based on future promises to repay the cash advances based on coal mined from our
          Warfield lease. We recorded these advances as loans (notes payable) instead of the sale of mineral interests. Henceforth, we will review any such transactions in detail to ascertain the appropriate accounting treatment.

     Despite the material weaknesses identified, our principal executive and financial officers believe that there are no material inaccuracies or omissions of material facts necessary to make the statements included in this report not misleading in light of the circumstances under which they are made. To overcome the material weaknesses, our principal executive and financial officers directed our internal accounting staff to provide additional substantive accounting information and data to our auditors in conjunction with their audit of the consolidated financial statements for the year ended December 31, 2004, and in connection with their review of the consolidated financial statements for the current quarter.

     We are in the process of addressing each of the above material weaknesses and we intend to remediate these weaknesses through enhanced supervisory review and improvements in our internal accounting processes and procedures. If we are not able to adequately address the material weaknesses in our internal controls, it is possible that a material misstatement of our annual or interim financial statements will not be prevented or detected. Any failure in preventing or detecting a material misstatement of our annual or interim financial results could have a material adverse effect on our stock price and on our results of operations.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH LIMITS OUR FLEXIBILITY AND IMPOSES RESTRICTIONS ON US. WE WERE IN DEFAULT OF INTEREST PAYMENTS ON OUR OUTSTANDING 6% SENIOR SECURED CONVERTIBLE NOTES FROM JULY 1, 2005 THROUGH JANUARY 13, 2006. WHILE THE NOTE HOLDERS WAIVED THE PRIOR DEFAULTS, IF WE DEFAULT AGAIN ON ANY OF OUR OUTSTANDING SENIOR SECURED CONVERTIBLE NOTES, THE NOTE HOLDERS WILL BE ABLE TO TAKE IMMEDIATE POSSESSION OF ALL OF OUR ASSETS.

     As of September 30, 2005, we had current liabilities totaling $6,012,447 and long-term liabilities totaling $10,830,803. To date in 2005, we have issued 8% senior secured convertible notes totaling $6,239,930.00, increasing our debt obligations. We also have significant lease and royalty obligations. On July 1, 2005, we failed to pay interest as required pursuant the terms of certain 6% senior secured convertible notes executed on February 24, 2005 for an aggregate total face amount of $7,000,000, and thereby caused a default under the terms of such notes. As a result of the event of default, the holders of the notes could have declared the entire outstanding principal amount immediately due and payable along with any interest accrued thereon. On September 23, 2005, we entered into a Consent and Waiver Agreement with the 6% note holders, pursuant to which they consented to a bridge note financing resulting in $170,000 in total net proceeds and waived the application of default provision under the 6% Notes for a period of ten business days. The waiver was extended to November 18, 2005. On January 13, 2006, the 6% note holders waived the prior defaults in connection with a private placement of 8% senior secured convertible notes. If we default again, the note holders will have the right to take immediate possession of all of our assets. Based on past experience with the current lenders, our management believes additional waivers will be granted by the lenders, if necessary.

OUR PROFITABILITY MAY BE ADVERSELY AFFECTED BY THE STATUS OF OUR LONG-TERM COAL SUPPLY CONTRACTS.

     We intend to sell a substantial portion of our coal under a long-term coal supply agreement, which is a contract with a term greater than 12 months. The prices for coal shipped under these contracts may be below the current market price for similar-type coal at any given time. Due to the substantial volume of our potential sales that are subject to these long-term agreements, we may have less coal available with which to capitalize on higher coal prices if and when they arise. In addition, because long-term contracts typically allow the customer to elect volume flexibility, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes under such contracts. Our exposure to market-based pricing may also be increased should customers elect to purchase fewer tons. In addition, the increasingly short terms of sales contracts and the consequent absence of price adjustment provisions in such contracts make it more likely that we will not be able to recover inflation related increases in mining costs during the contract term.

WE HAVE SHUT DOWN MINING OPERATIONS AT OUR WARFIELD MINE AND WE WILL NOT BE ABLE TO GENERATE ANY REVENUE FROM SUCH MINE UNTIL MINING OPERATIONS RECOMMENCE.

     In January 2005, we shut down production at our Warfield Mine to construct three slopes and the ancillary ventilation necessary to allow us to access the Pond Creek coal seam. As a result, there has been minimal production at the mine since February 2005. We plan to restart production when the coal washing facility is completed which we estimate will be mid to late February 2006. If we are not able to commence mining operations at our Warfield Mine when expected, it could have a material adverse effect on our results of operations, and greatly reduce the company's ability to continue as a going concern.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUE AND IF WE ARE UNABLE TO MAINTAIN OUR CURRENT CUSTOMER BASE OR ATTRACT A NEW CUSTOMER BASE WE WILL BE REQUIRED TO CURTAIL OR CEASE OPERATIONS.

     For the year ended December 31, 2004, approximately 97% of our sales were to three customers: Progress Fuels accounted for 24% of total coal sales, Eastern Consolidated Mining, Inc. accounted for 36% of coal sales and New River Energy accounted for 37% of coal sales. In addition, we have a long-term contract for coal sales to one other large customer, American Electric Power, for the period beginning in June 2005 for the next three years. We have two contracts with American Electric Power, one of which is a 12-month contract for 50,000 tons per month, with a 24-month option. If American Electric Power exercises its option on this contract, the two contracts combined will account for approximately 80% of our production capacity over the next three years and account for approximately 15% of our current recoverable reserves. If American

Electric Power does not exercise its option on this contract, American Electric Power will account for approximately 80% of our production capacity for the first 12 months and 33 percent of our production and approximately 9% of our current recoverable reserves. We intend to discuss the extension of existing agreements or entering into new long-term agreements with American Electric Power and other customers, but the negotiations may not be successful, and those other customers may not agree to purchase coal from us under long-term coal supply agreements, or at all. If American Electric Power were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, and we were unable to secure agreements with other customers, we will be required to curtail or cease operations.

OUR PROFITABILITY MAY FLUCTUATE DUE TO UNANTICIPATED MINE OPERATING CONDITIONS AND OTHER FACTORS THAT ARE NOT WITHIN OUR CONTROL.

     Our mining operations are inherently subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in our profitability. We are exposed to commodity price risk related to our purchase of diesel fuel, explosives and steel. In addition, weather conditions, equipment replacement or repair, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials and other geological conditions have had, and can be expected in the future to have, a significant impact on our operating results. During January 2006 16 men died in four coal mining accidents in West Virginia. As a result, West Virginia's Governor ordered a halt in coal mining until safety checks could be conducted. If a similar significant accident were to occur at our mines or other mines in Kentucky, such an accident would cause a minimum of 30 days of delayed production. A prolonged disruption of production at our mines would result in a decrease in our revenues and profitability, which could be material. Other factors affecting the production and sale of our coal that could result in decreases in our profitability include:

     o continued high pricing environment for our raw materials, including, among other things, diesel fuel, explosives and steel;
     o expiration or termination of, or sales price redeterminations or suspension of deliveries under, coal supply agreements;
     o    disruption or increases in the cost of transportation services;
     o    changes in laws or regulations, including permitting requirements;
     o    litigation;
     o    work stoppages or other labor difficulties;
     o    mine worker vacation schedules and related maintenance activities; and
     o    changes in coal market and general economic conditions.

     Decreases in our profitability as a result of the factors described above could adversely impact our quarterly or annual results materially.

     Agreements  to which we are a party contain  limitations  on our ability to
manage   our   operations   exclusively   and   impose   significant   potential
indemnification obligations on us.

     In order to obtain financing to develop and expand operations at our Warfield Mine, we have agreed to limit certain capital expenditures and maintain certain cash reserves subject to anticipated operating revenues and other benchmarks.

RISKS RELATING TO OUR INDUSTRY

THE DEMAND FOR AND PRICING OF OUR COAL IS GREATLY INFLUENCED BY CONSUMPTION PATTERNS OF THE DOMESTIC ELECTRIC GENERATION INDUSTRY, AND ANY REDUCTION IN THE DEMAND FOR OUR COAL BY THIS INDUSTRY MAY CAUSE OUR PROFITABILITY TO DECLINE.

     Demand for our coal and the prices that we may obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon general economic conditions, summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements. Any reduction in the demand for our coal by the domestic electric generation industry would result in a decline in our revenues and profit, which could be material.

EXTENSIVE ENVIRONMENTAL LAWS AND REGULATIONS AFFECT THE END-USERS OF COAL AND COULD REDUCE THE DEMAND FOR COAL AS A FUEL SOURCE AND CAUSE THE VOLUME OF OUR SALES TO DECLINE.

     The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulations, which can take a variety of forms, may reduce demand for coal as a fuel source because they may require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards, which may lead these generators to switch to other fuels that generate less of these emissions and may also reduce future demand for the construction of coal-fired power plants. The U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. We supply coal to some of the currently affected utilities, and it is possible that other customers of ours will be sued. These lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could adversely impact their demand for our coal, and require that we find alternative customers. If we could not find alternative customers, our revenues will be significantly impaired and we could be forced to reduce operations.

     A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

     The Clean Air Act also imposes standards on sources of hazardous air pollutants. For example, the EPA has announced that it would regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009, which likely will require significant new investment in controls by power plant operators. These standards and future standards could adversely affect our business by decreasing demand for coal.

     Other proposed initiatives, such as the Bush administration's announced Clear Skies Initiative, may also have an adverse effect upon coal operations. As proposed, this initiative is designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, reducing the demand for coal and lowering our revenues.

BECAUSE OUR INDUSTRY IS HIGHLY REGULATED, OUR ABILITY TO CONDUCT MINING OPERATIONS IS RESTRICTED AND OUR PROFITABILITY MAY DECLINE.

     The coal mining industry is subject to regulation by federal, state and local authorities on matters such as: employee health and safety; permitting and licensing requirements regarding environmental and safety matters; air quality standards; water quality standards; plant and wildlife and wetland protection; blasting operations; the management and disposal of hazardous and non-hazardous materials generated by mining operations; the storage of petroleum products and other hazardous substances; reclamation and restoration of properties after mining operations are completed; discharge of materials into the environment, including air emissions and wastewater discharge; surface subsidence from underground mining; and the effects of mining operations on groundwater quality and availability.

     Extensive regulation of these matters could have a significant effect on our costs of production and competitive position. Further regulations, legislation or orders may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source.

     Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with coal mining, some of which have significant bonding requirements. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably.

     For a more detailed discussion of governmental regulation of our business, please refer to pages 25-29 of this prospectus.

WE MAY NOT BE ABLE TO OBTAIN OR RENEW SURETY BONDS ON ACCEPTABLE TERMS.

     Federal and state laws require us to obtain surety bonds to guaranty performance or payment of certain long-term obligations, including mine closure or reclamation costs, federal and state workers' compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. It may be increasingly difficult for us to secure new surety bonds or retain existing bonds without the posting of collateral, which could limit our available working capital. In addition, the market terms of such bonds have generally become more unfavorable. For example, it may become increasingly difficult to obtain adequate coverage limits, and surety bonds increasingly contain additional cancellation provisions in favor of the surety.

MINING IN CENTRAL APPALACHIA IS COMPLEX AND INVOLVES EXTENSIVE REGULATORY CONSTRAINTS.

     The geological characteristics of Central Appalachia coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other coal producing regions, permitting and licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers' ability to use coal produced by, operators in Central Appalachia, including us.

INTENSE COMPETITION AND EXCESS INDUSTRY CAPACITY IN THE COAL PRODUCING REGIONS IN WHICH WE OPERATE HAS ADVERSELY AFFECTED MINING REVENUES AND PROFITABILITY IN PAST YEARS AND MAY AGAIN DO SO IN THE FUTURE.

     The coal industry is intensely competitive, primarily as a result of the existence of numerous producers in the coal producing regions in which we operate. We compete with a large number of coal producers in the markets that we serve. Additionally, we are subject to the continuing risk of reduced profitability as a result of excess industry capacity and weak power demand by the industrial sector of the economy, which affected many of our competitors in the years prior to our commencement of operations. If economic conditions change substantially from the current relatively high demand and low available supply levels, it could require us to reduce the rate of coal production from planned levels which will reduce our revenues.

DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY MAY CAUSE OUR CUSTOMERS TO BE MORE PRICE-SENSITIVE IN PURCHASING COAL, WHICH COULD CAUSE OUR PROFITABILITY TO DECLINE.

     Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes our customers to be more cost-sensitive, deregulation may reduce our profit margins and accordingly have a negative effect on our profitability.

BECAUSE OUR PROFITABILITY IS SUBSTANTIALLY DEPENDENT ON THE AVAILABILITY OF AN ADEQUATE SUPPLY OF COAL RESERVES THAT CAN BE MINED AT COMPETITIVE COSTS, THE UNAVAILABILITY OF THESE TYPES OF RESERVES WOULD CAUSE OUR PROFITABILITY TO DECLINE.

     Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. If we do not accurately assess the geological characteristics of any reserves that we acquire, we may not be able to mine such properties at competitive costs, which would decrease our margins. Exhaustion of reserves at existing mines would have a similar adverse effect on our operating results.

DISRUPTION IN, OR INCREASED COSTS OF, TRANSPORTATION SERVICES COULD ADVERSELY AFFECT OUR PROFITABILITY.

     The coal industry depends on rail, barge and trucking transportation to deliver shipments of coal to customers, and transportation costs are a significant component of the total cost of supplying coal. Disruptions of these transportation services could temporarily impair our ability to supply coal to our customers and thus reduce our revenues. In addition, increases in transportation costs associated with our coal, or increases in our transportation costs relative to transportation costs for coal produced by our competitors or of other fuels, could adversely affect our business and profitability by reducing our margins and causing us to lose customers to such competitors.

WE FACE NUMEROUS UNCERTAINTIES IN ESTIMATING OUR ECONOMICALLY RECOVERABLE COAL RESERVES, AND INACCURACIES IN OUR ESTIMATES COULD RESULT IN LOWER THAN EXPECTED REVENUES, HIGHER THAN EXPECTED COSTS OR DECREASED PROFITABILITY.

     We base our reserve information on geological data assembled and analyzed by our staff and outside consultants, which includes various engineers and geologists. The reserve estimates are periodically updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations, historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning coal prices, operating costs, severance and excise tax, development costs and reclamation costs, all of which may vary considerably from actual results.

     For these reasons, estimates of the economically recoverable quantities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties may vary materially from estimates, which could significantly increase our costs and reduce revenues.

DEFECTS IN TITLE OR LOSS OF ANY  LEASEHOLD  INTERESTS  IN OUR  PROPERTIES  COULD
LIMIT  OUR  ABILITY  TO  MINE  THESE   PROPERTIES   OR  RESULT  IN   SIGNIFICANT
UNANTICIPATED COSTS.

     We conduct our mining operations on properties that we lease. The loss of any lease would cause us to lose revenue related to our ability to mine the associated reserves. Because title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property, our right to mine some of our reserves has in the past, and may again in the future, be lost if defects in title or boundaries exist. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we have had to, and may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

ACQUISITIONS THAT WE MAY UNDERTAKE WOULD INVOLVE A NUMBER OF INHERENT RISKS, ANY OF WHICH COULD CAUSE US NOT TO REALIZE THE BENEFITS ANTICIPATED TO RESULT.

     We continually seek to expand our operations and coal reserves through acquisitions of businesses and assets, including leases of coal reserves. Acquisition transactions involve various inherent risks, such as:

     o uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;
     o the potential loss of key personnel of an acquired business;
     o the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;
     o problems that could arise from the integration of the acquired business;
     o unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and
     o unexpected development costs that adversely affect our profitability.

     Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets.

THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR COMMON STOCK AND ITS MARKET VALUE:

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK WHICH MAKES IT DIFFICULT FOR INVESTORS TO ENGAGE IN TRANSACTIONS IN OUR SECURITIES.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "CEIW.OB" There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid markets will not develop for our common stock. The potential effects of this include difficulties for the holders of our common stock to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our business may never realize a profit on their investment.

OUR STOCK PRICE IS VOLATILE WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO SELL OUR SECURITIES FOR A PROFIT.

     The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

     o technological innovations or new products and services by us or our competitors;
     o additions or departures of key personnel;
     o sales of our common stock
     o our ability to integrate operations, technology, products and services;
     o our ability to execute our business plan;
     o operating results below expectations;
     o loss of any strategic relationship;
     o industry developments;
     o economic and other external factors; and
     o period-to-period fluctuations in our financial results.

     Because we have a limited operating history with little revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

OUR COMMON STOCK IS DEEMED A "PENNY STOCK" UNDER THE RULES OF THE SEC, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME.

     Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Approximately 2,510,326 million shares of our restricted common stock is eligible for sale pursuant to Rule 144. In addition, the 11,313,904 shares of common stock to be registered under this registration statement will be freely tradable upon effectiveness of this registration statement.

                           FORWARD-LOOKING STATEMENTS

     We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our shareholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors on which such statements are based are assumptions concerning uncertainties associated with product development, the risk that we will not obtain approval to market our products, the risk that our technology will not gain market acceptance, our ability to obtain additional financing, our ability to attract and retain key employees, our ability to protect intellectual property, and our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

                               RECENT DEVELOPMENTS

Liquidity and Capital Resources
-------------------------------

6% Senior Secured Convertible Notes

     On July 1, 2005, we failed to pay interest as required pursuant the terms of certain 6% senior secured convertible notes executed on February 24, 2005 for an aggregate total face amount of $7,000,000, and thereby caused a default under the terms of the 6% senior secured convertible notes. The holders of the 6% senior secured convertible notes are Gryphon Master Fund, L.P. and GSSF Master Fund, LP, Lonestar Partners, L.P., WS Opportunity International Fund, Ltd., WS Opportunity Fund (QP), L.P., WS Opportunity Fund, L.P., Renaissance US Growth Investment Trust PLC, and BFS US Special Opportunities Trust PLC.

     Subsequently, and in order to secure additional financing for continuing operations, on September 23, 2005, we executed a promissory note (the "Bridge Note") payable to Cordillera Fund L.P. for an aggregate principal amount of up to $1,500,000. On November 24, 2005 the existing Bridge Note holders and us agreed to increase the amount of debt by $300,000 to a total of $1,800,000. The Bridge Note was subsequently cancelled on January 13, 2006 and exchanged for an investment in our 8% senior secured convertible notes and warrants. See below for a description of the material terms of this transaction.

     In connection with the Bridge Note, we entered into a Consent and Waiver with the holders of the 6% senior secured convertible notes, whereby they consented to the Bridge Note transactions and waived, until resolution of the Bridge Note transactions, the application of any of the provisions of the 6% senior secured convertible notes and related transaction documents. We also entered into a Subordination Agreement in connection with the Bridge Note, whereby Cordillera Fund L.P. agreed to subordinate the Bridge Note to the prior payment in full in cash of the 6% senior secured convertible notes. In addition, the holders of the 6% senior secured convertible notes entered into a Bridge Forbearance with us whereby they agreed to forebear from exercising any of their rights or remedies under the 6% senior secured convertible notes and the related securities purchase agreement, security agreement and any other related transaction documents for a period of ten business days.

     On October 6, 2005, the holders of the 6% senior secured convertible notes signed an extension to the Bridge Forbearance until the earliest to occur of the following: (i) November 18, 2005, (ii) the expiration and termination of the Bridge Note, or (iii) the completion by us of a new financing. As described below, on January 13, 2006, the 6% note holders signed another forbearance agreement pursuant to which, among other things, they agreed to waive our prior defaults on the 6% senior secured convertible notes

January 13, 2006 Private Placement

     On January 13, 2006, we sold approximately $5.9 million principal amount of 8% senior secured convertible notes due June 30, 2008 to 18 accredited investors. In connection with the sale of the 8% senior secured convertible notes, we issued investors warrants to purchase an aggregate of approximately
3.3 million shares of common stock, calculated as 50% of each investor's subscription amount divided by $0.90. Of the $5.9 million principal amount of 8% senior secured convertible notes, we received gross proceeds of $3.4 million. The remaining approximate $2.5 million principal amount of 8% senior secured convertible notes was paid by investors as follows: (a) $1.8 million was paid by the cancellation of promissory notes sold by us on September 23, 2005; (b) $102,000 represents a management fee owed to the lead investor, Gryphon Master Fund, L.P.; and (c) the remaining $598,000 represents interest accrued on our 6% senior secured convertible notes sold February 24, 2005 and pursuant to certain Additional Investment Rights sold February 24, 2005.

     The 8% senior secured convertible notes have a final maturity date of June 30, 2008, accrue interest at the rate of 8% per annum, are secured by all of our properties and assets and the properties and assets of each of our subsidiaries, and are guaranteed by each of our subsidiaries. The 8% senior secured convertible notes rank pari passu with our outstanding 6% senior secured convertible notes. Interest may be paid either in cash or with shares of common stock in our sole discretion. Holders of the 8% senior secured convertible notes have the right to convert the outstanding principal amount into shares of our common stock from time to time based on a conversion price of $0.90, subject to adjustment. Beginning July 1, 2006, on the first day of each month we are required to redeem 1/24th of the outstanding principal of the 8% senior secured convertible notes (the "Monthly Redemption Amount"). If the transaction is registered on an effective registration statement and certain other conditions are satisfied, we may pay the Monthly Redemption Amount with shares of common stock based on a conversion price equal to the lesser of (a) the then conversion price and (b) 80% of the daily volume weighted average price of the common stock for the 10 consecutive trading days prior to the applicable monthly redemption date. In the event our annualized EBITDA for the two fiscal quarters ending December 31, 2006 (the "Annualized EBITDA") is less than $17 million, the conversion price of the 8% senior secured convertible notes will be reset to equal the greater of (a) $0.30 or (b) a price determined by the following formula: [3 * X/Y], where X equals the Annualized EBITDA and Y equals the number of shares of common stock outstanding on a fully diluted basis on December 31, 2006. In addition, if we issue or commit to issue or distribute new securities at a price per share less than the current market price or the current conversion price, then the conversion price will be adjusted to reflect such lower price. The conversion price is also subject to adjustment for stock dividends, stock splits, stock combinations and similar dilutive transactions.

     The warrants issued in connection with the 8% senior secured convertible notes have an exercise price of $0.90 per share and are exercisable until January 14, 2011. Holders may exercise the warrants on a cashless basis after the first anniversary of the initial issuance date and then only in the event that a registration statement covering the resale of the warrant shares is not then effective. In the event our annualized EBITDA for the two fiscal quarters ending December 31, 2006 (the "Annualized EBITDA") is less than $17 million, the exercise price of the warrants will be reset to equal the greater of (a) $0.30 or (b) a price determined by the following formula: [3 * X/Y], where X equals the Annualized EBITDA and Y equals the number of shares of common stock outstanding on a fully diluted basis on December 31, 2006. In addition, if we issue or commit to issue or distribute new securities at a price per share less than the current market price or the current exercise price, then the exercise price will be adjusted to reflect such lower price. The exercise price is also subject to adjustment for stock dividends, stock splits, stock combinations and similar dilutive transactions.

     The investors have agreed to restrict their ability to convert the 8% senior secured convertible notes and exercise the warrants such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

     We agreed to file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the 8% senior secured convertible notes and related warrants on or before February 12, 2006 and cause such registration statement to be declared effective no later than May 31, 2006.

Forbearance Agreement

     On January 13, 2006, we entered into a forbearance agreement with the holders of our 6% senior secured convertible notes. In connection with the January 13, 2006 private placement described above, holders of the 6% senior secured convertible notes waived certain events of default (the "Existing Defaults") by us including: (a) our failure to pay accrued but unpaid interest on the 6% senior secured convertible notes when due; (2) our failure to comply with certain negative and financial covenants of the securities purchase agreement dated February 22, 2005; (3) our failure to comply with certain registration requirements of the registration rights agreement dated February 24, 2005; and (4) our failure to comply with certain other provisions of the 6% senior secured convertible notes, the February 22, 2005 securities purchase agreement and the February 24, 2005 registration rights agreement to the extent that completion of the January 13, 2006 private placement may cause any processing delay of our prior registration statement (SEC File No. 333-127261) with the SEC.

     In connection with the forbearance agreement, we agreed to release and discharge each of the parties thereto and each of their affiliates from any and all claims that we have or ever had against such parties through January 13, 2006. Solely for the purpose of completing the January 13, 2006 private placement, the parties waived the anti-dilution provisions of the 6% senior secured convertible notes and the related warrants, any existing rights associated with Additional Investment Rights and the right to liquidated damages and other remedies under the February 24, 2005 registration rights agreement. The parties also agreed to forbear from enforcing certain remedies as a result of the Existing Defaults through December 30, 2005.

     Pursuant to the terms of the forbearance agreement, the following substantive amendments were made to the February 22, 2005 securities purchase agreement, the 6% senior secured convertible notes, the related warrants and the February 24, 2005 registration rights agreement:

     o The minimum EBITDA financial covenants required by the February 22, 2005 securities purchase agreement through March 31, 2006 were deleted.

     o The maximum capital expenditures required by the February 22, 2005 securities purchase agreement were deleted in their entirety.

     o    The  minimum  cash  level   requirements  of  the  February  22,  2005
          securities purchase agreement through June 30, 3006 were deleted.

     o The minimum cash level requirement of the February 22, 2005 securities purchase agreement for the period from July 1, 2006 through September 30, 2006 was changed from $2 million to $1 million.

     o The definition of "Conversion Price" in the 6% senior secured convertible notes and "Exercise Price" in the related warrants was changed from $1.70 to $0.90.

     o The interest requirement of the 6% senior secured convertible notes was changed to require interest payments beginning July 1, 2006.

     o A provision was added to the 6% senior secured convertible notes and the related warrants requiring an adjustment to the conversion price and exercise price in the event our annualized EBITDA for the two fiscal quarters ending December 31, 2006 (the "Annualized EBITDA") is less than $17 million. In such event, the conversion price and exercise price will be reset to equal the greater of (a) $0.30 or (b) a price determined by the following formula: [3 * X/Y], where X equals the Annualized EBITDA and Y equals the number of shares of common stock outstanding on a fully diluted basis on December 31, 2006.

     o A provision was added to the 6% senior secured convertible notes amd the related warrants requiring an adjustment to the conversion price and exercise price in the event we issue or commits to issue or distribute new securities at a price per share less than the current conversion or exercise price.

     o The "Events of Default" provision of the 6% senior secured convertible notes was amended replacing the event of default for failure to have an effective registration statement within 270 days of the closing date with an event of default for failure to have an effective registration statement within 270 days of the closing date for the January 13, 2006 private placement.

     o An event of default was added to the 6% senior secured convertible notes for a breach of any of our representations, warranties or covenants contained in any agreement or document executed in connection with the January 13, 2006 private placement.

     o The required filing date and earliest required effectiveness date of the February 24, 2005 registration rights agreement was changed to February 12, 2006 and May 31, 2006, respectively.


     Notwithstanding the availability of Rule 144, each investor agreed not to sell, offer or otherwise transfer any shares of our common stock beneficially owned by them until the earlier of: (a) May 31, 2006 or (b) the date the required registration statement is declared effective by the SEC.

     The parties also entered into an amended and restated security agreement reflecting the pari passu nature of the 6% senior secured convertible notes with the 8% senior secured convertible notes.

     In lieu of cash payment of accrued but unpaid interest due pursuant to the 8% senior secured convertible notes, we issued holders 8% senior secured convertible notes and warrants pursuant to the terms of the January 13, 2006 private placement.

     In addition, the Company issued promissory notes to holders of the 6% senior secured convertible notes in the aggregate principal amount of $2,640,000 which represents liquidated damages which had accrued and is payable pursuant to the February 24, 2005 registration rights agreement. The promissory notes bear interest at the rate of 3% per annum, compounded annually. The full amount of principal and interest is due on June 30, 2008. Our obligations pursuant to the promissory notes are secured by all of our properties and assets and the properties and assets of each of our subsidiaries pari passu with the 6% senior secured convertible notes and 8% senior secured convertible notes.

     As additional incentive to enter into the forbearance agreement, we issued certain 6% note holders who acquired their 6% senior secured convertible notes pursuant to exercise of Additional Investment Rights additional warrants to purchase an aggregate of 1,723,857 shares of common stock calculated pursuant to the following formula: X = [(Y/$0.90) * (0.50 - Z)], where: X = the number of shares of common stock underlying the warrant certificate; Y = the stated aggregate principal amount of all 6% senior secured convertible notes; and Z = the number of shares of common stock underlying all warrants issued to such party in connection with the 6% senior secured convertible notes. The additional warrants issued have identical terms to the warrants sold by us pursuant to the January 13, 2006 private placement.

Other Agreements Executed in Connection with the January 13, 2006 Private Placement

     Also in connection with the January 13, 2006 private placement:

     (a) we secured a directors and officers liability insurance policy which provides $10,000,000 of total coverage;

     (b) each of our then-current officers and directors entered into an agreement to vote all shares of common stock owned by them to increase our authorized shares of common stock from 50 million shares to 100 million shares;

     (c) each of our then-current officers and directors entered into an agreement to vote for Timothy M. Stobaugh, Robert Chmiel, Jesse Shelmire and Scott Griffith as additional directors and for a fifth additional director designated by Gryphon Master Fund, L.P. within 60 days of closing;

     (d) each of our officers and directors entered into lock-up agreements agreeing not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or other of our equity securities for the period ending on January 13, 2007;

     (e) our subsidiary Eastern Consolidated Energy, Inc. entered into an agreement with Kentucky Energy Consultants, Inc. whereby Kentucky Energy Consultants, Inc. agreed to: (i) change its coal sales commission to 2.5% of the gross sales price received by Eastern Consolidated Energy, Inc. on any purchase orders and/or contracts on either spot or contract arrangements, and (ii) forfeit its coal sales commission of 2.5% of gross revenues less trucking costs until such time that we reach $20 million in aggregate EBITDA production;

     (f) our subsidiary Eastern Consolidated Energy, Inc. entered into an agreement with New River Energy Sales Company, Inc. whereby, among other things, New River Energy Sales Company, Inc. agreed to reduce its coal sales commission from 5% to 2.5% of gross coal sales until such time that we reach $20 million in aggregate EBITDA production;

     (g) together with our subsidiary CEI Holdings, Inc., we entered into an agreement with Saudi American Minerals, Inc. whereby, among other things: (i) the parties terminated that certain Agreement and Plan of Acquisition and Merger dated May 30, 2003 and all subsequent amendments to such agreement; and (ii) we agreed to pay $750,000 cash and issue 3,000,000 shares of common stock to Saudi American Minerals, Inc. in exchange for the assignment by Saudi American Minerals, Inc. of a 25% interest in its patented clean coal technology (Patent No. 6,447,559) including any subsequent improvements thereto; and

     (h) we entered into a consulting agreement with RC Financial Group, LLC, pursuant to which Robert Chmiel was retained as a non-exclusive financial advisor for a term of 24 months in exchange for the following compensation: (i) $17,500 each month from January 1, 2006 through June 30, 2006; (ii) $12,500 each month thereafter; and (iii) issuance of a warrant to purchase 150,000 shares of common stock with an exercise price of $0.90 per share and an expiration date of December 31, 2011.

Operational Developments
------------------------

     We have experienced unanticipated delays and considerable additional expenses in connection with our mine development activities. The agreements described above were necessary due to a series of events as described below.

     The Pond Creek mine development which began in late February 2005, involved a ventilation development plan and a slope development plan. The ventilation development plan called for increasing the height of the existing Alma mine intake and return air entries along with the connecting corridors. The planned increase was from approximately 40 inches in height to approximately 108 inches in height. This increase in height was scheduled for 1100 feet in both corridors and the connecting corridors. Management initially estimated that the overall plan would require 90 days to complete.

     However, in late April 2005, the ventilation development crew, while developing the ventilation improvement plan, encountered a geological fault after completing approximately 1000 feet of both the fresh and return air corridors. The condition threatened the ongoing useful life of the Alma mine. Management decided in early May 2005 that it was imperative that we mitigate the negative affects of the geological fault in order to secure the coal reserves contained in the Alma coal seam. As a result of the ventilation development changes, management redesigned the actual slope portion of the project to allow the slopes to be relocated approximately 100 feet away from the geological fault. The slope construction portion of the project was re-engaged and two of the three slopes have reached the coal seam. The third slope has advanced significantly towards the scheduled 610 feet. The corrective action began in early May and has required approximately $3.5 million to address.

     Slope construction is currently progressing on a two shift per day schedule while Alma seam roof rehabilitation project is progressing on a one shift per day schedule. To date, Slope #1 is complete, Slope #2 is complete and Slope #3 has progressed 525 feet of the anticipated 610 feet. The current progress rate for slope advancement is approximately 12 feet per shift and the company is currently operating two shifts per day. Slope #3, as of February 6, 2006, has approximately 85 feet to advance before this slope is complete.

     In the third week of July 2005, a more detailed review of the existing Alma seam was conducted by the Mine Safety and Health Administration. As a result of the review, it was strongly recommended that we re-secure approximately 9,600 feet of roof in a portion of the mine that had been mined by a previous mine owner/operator. Management immediately directed a full time crew with the appropriate equipment to address the concerns offered by the regulatory agency. This project is still ongoing and is expected to be completed in the first quarter of 2006 at an estimated cost of approximately $2 million.

     The wash plant construction project was initiated in mid March 2005. The initial plan provided for a certain location and equipment type. However, during the rework of the Pond Creek project, management was able to negotiate to have a significant amount of Alma coal washed by third parties. Management sought to have this product washed in order to verify the laboratory reports obtained earlier. Information obtained during this process indicated that we could potentially realize greater profits from the washed coal if some adjustments were made to the initial wash plant plans. In early June 2005, management determined to change the design, final location, and overall size of the proposed wash plant to accommodate this new information. As a result of these changes, the overall budgeted cost of the wash plant was increased by approximately 12.5% (from $4 million to $4.5 million) and completion has been delayed. The wash plant erecting contractor is behind schedule. However, the contractor has indicated that we should be able to begin processing coal through the wash plant by mid to late February 2006.

     The events described above have caused delays and increased development costs significantly. As a result, management, in January 1006, obtained the additional financing described above in order to (1) sustain operations and (2) complete mine development and construction of the coal washing plant.

     In addition to the increased costs, the delay in full scale production has caused us to miss our delivery deadlines for supplying coal pursuant to the two contracts we signed with American Electric Power. The first contract called for 36 months of delivery of 40,000 tons of coal per month to Kentucky Power Company beginning as early as March 2005. American Electric Power has verbally agreed to postpone the initial delivery date until the first quarter of 2006 and extend the monthly delivery obligation to the end of the contract. The second contract called for delivery of 60,000 tons per month beginning in July 2005 through December 2005 and 50,000 tons per month from January 2006 through June 2006 to Ohio Valley Electric Corporation's Kyger Creek Plant in Cheshire, Ohio. On this second contract, we have arranged for an unrelated third party, New River Energy, LLC to supply and deliver up to 40,000 tons of coal per month as an alternative supplier through December 2005. The supply agreement with New River Energy, LLC is oral. For this alternative supply, we have agreed to pay New River Energy, LLC up to $2 per ton of delivered coal, payable in stock or cash at our option. New River Energy, LLC began supplying coal pursuant to this oral agreement to the Kyger Creek Plant in July 2005 and has shipped approximately 138,000 tons through the end of December 2005.

     American Electric Power representatives have given us verbal assurances that they do not intend to try to invoke contractual penalties for the production and delivery delays. American Electric Power has represented that it is willing to wait for us to solve our mining problems and have suggested that any tonnage shortfalls may be added to the end of the existing contracts.

Weakness in Disclosure Controls and Procedures
----------------------------------------------

     Our independent auditors issued a letter to the audit committee of our board of directors and our management in which they identified certain matters that they consider to constitute a material weakness in the design and operation of our internal controls as of December 31, 2004. The five matters described below resulted in incorrect reporting in our financial statements.

          1. During the year ended December 31, 2004, a bank account was maintained by an individual who is not an officer, employee or director. The transactions for this account were not properly reflected on our books and records. We have since revised our banking practices to ensure that the books and records will be properly maintained to reflect all transactions in a timely fashion. All bank accounts are currently maintained by authorized officers of the corporation.

          2. During the year ended December 31, 2004, equipment purchases were authorized by an individual who is not an officer, employee or director, without prior approval by an officer or the board of directors. We have since revised our authorization procedures to require prior approval of purchases by an authorized officer up to $5,000, and by the board of directors above that amount. Such purchases will be supported by documentation from the vendor.

          3. Since inception, we have had transactions with related parties and/or common shareholders, including the issuance of common stock for the assignment of coal leases. We assigned a market value to the common stock issued based on the potential value of the reserves covered by the leases without regard to the historical cost basis to the related parties or shareholders. Our auditors believe that the historical cost basis as determined under GAAP is the appropriate valuation method for all such transactions unless the fair value of the stock issued or assets acquired is objectively measurable and the transferor's stock ownership following the transaction is not so significant that the transferor retains a substantial indirect interest in the assets as a result of stock ownership in the company. We have accepted the conclusions of our auditor and intend to use the appropriate valuation method on any similar transactions in the future.

          4. Since inception, we have issued common stock for services rendered to us. The valuation of this stock has been inconsistent and not necessarily related to the stock's market price. We will henceforth value such issuances based on the listed closing price of the stock on the date we agree to issue such stock without any discount or adjustment.

          5. We have received cash advances from individuals based on future promises to repay the cash advances based on coal mined from our Warfield lease. We recorded these advances as loans (notes payable) instead of the sale of mineral interests. Henceforth, we will review any such transactions in detail to ascertain the appropriate accounting treatment.

     Despite the material weaknesses identified, our principal executive and financial officers believe that there are no material inaccuracies or omissions of material facts necessary to make the statements included in this prospectus not misleading in light of the circumstances under which they are made. To overcome the previous material weaknesses, we have hired an interim Chief Financial Officer with SEC reporting experience. We also utilized the advice and experience of this individual as a consultant in preparation of the consolidated financial statements for the year ended December 31, 2004, and in connection with their review of the consolidated financial statements for the September 30, 2005 quarter.

     We are in the process of addressing each of the above material weaknesses and we intend to remediate these weaknesses through enhanced supervisory review and improvements in our internal accounting processes and procedures. If we are not able to adequately address the material weaknesses in our internal controls, it is possible that a material misstatement of our annual or interim financial statements will not be prevented or detected. Any failure in preventing or detecting a material misstatement of our annual or interim financial results could have a material adverse effect on our stock price and on our results of operations.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the conversion of the 6% senior secured convertible notes, the conversion of the 8% senior secured convertible notes or the sale of the common stock. We will, however, receive proceeds from the exercise of our common stock purchase warrants if such warrants are exercised for cash. We currently have a total of 2,058,824 warrants outstanding with an issue date of February 24, 2005, and 9,774,472 warrants outstanding with an issue date of January 13, 2006. All warrants have an exercise price of $0.90 each. If all warrants were exercised for cash, we would receive cash proceeds totaling $10,649,966.40. We would use any such proceeds received to accelerate the development of coal seams located on the properties currently under lease.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

OVERVIEW

     On September 12, 2003, we signed an agreement to acquire Eastern Consolidated Energy, Inc., a privately-held Kentucky corporation. The mining equipment was delivered to the site the last week of August 2003 and mining operations started in September 2003.

     Since the above acquisition, we, through our wholly owned subsidiary Eastern Consolidated Energy, Inc., which we refer to as "Eastern," are a producer and marketer of Appalachian coal, which is supplied to domestic electric utilities. Coal sales are made through the spot market and through long-term supply contracts. Over the next 6-12 months we expect all coal production to be sold solely through existing long-term contracts. If no other long-term contracts are executed, we anticipate selling any coal not covered by the existing contracts in the spot market.

     We have committed nearly 100% of our current anticipated overall run-rate to American Electric Power. We have two contracts with American Electric Power, one of which is a 12-month contract for approximately 50,000 tons per month, with a 24-month option. If American Electric Power exercises its option on this contract, the two contracts combined will account for approximately 95% of our production capacity over the next three years and account for approximately 15% of our current recoverable reserves. If American Electric Power does not exercise its option on this contract, American Electric Power will account for approximately 70% of our production capacity for the first 12 months and approximately 9% of our current recoverable reserves.

     We are also involved in gas and oil property development through our wholly owned subsidiary Consolidated Oil and Gas, Inc. We have interests in one producing gas well drilled in the third quarter of 2004. For the year ended December 31, 2004, 100% of our revenue was generated from coal sales. As of September 30, 2005, more than 99% of all revenue was a result of coal sales revenue, and less than 1% from the sale of oil and gas.

     In June 2003, we signed a definitive agreement to acquire Saudi American Minerals, Inc. with an effective date to coincide with the effective date of a Form S-4 registration statement which was being prepared to be filed with the SEC. As of December 30, 2005, we negotiated with Saudi American to terminate the acquisition agreement and enter into an alternative arrangement to acquire a 25% interest in Saudi American Minerals' technology. Termination of the original agreement with Saudi American Minerals allows us to share in 25% in all revenue associated with Saudi American Minerals' clean coal technology (Patent No. 6,447,559). We are not obligated to invest any additional time or money in development or promotional costs of the clean coal technology. We compensated Saudi American Minerals for terminating the original agreement by extending to Saudi American Minerals, in its sole discretion, the exclusive right to terminate and declare null and void the alternative agreement until we make the required stock and cash payments. We are required to pay Saudi American Minerals $750,000 cash no later than July 31, 2007 and we must issue Saudi American Minerals 3 million shares of common stock within 20 days after we increase our authorized shares of common stock from 50 million to 100 million shares. As per the terms of the alternative agreement, we expect to complete the acquisition on or before July 31, 2007. In accordance with the terms of the agreement, if we achieve an aggregate EBITDA from January 1, 2006 of $20 million before July 31, 2007, then closing could occur sooner.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2004

     Revenues were down in the nine months ended September 30, 2005 compared to the prior year period because management suspended mining operations in February and began slope construction and other preparations to mine an additional coal seam in our Warfield mine. Mining operations resumed on a limited basis in June 2005 to allow management to make several mining and coal quality evaluations and assessments. Currently, all mining operations have been suspended until such time as the wash facility is completed and ready to process coal. The implications and significance of suspending operations in February included diminished revenues and increased expenses. Slope construction is currently progressing on a two shift per day schedule while Alma roof rehabilitation is progressing on a one shift per day schedule. We have substantially completed a coal washing plant at the Warfield mine in order to further enhance the quality and sale value of the mined coal. This project is scheduled to be operational in the first quarter of 2006. The Alma seam is scheduled to engage two production shifts per day as soon as the Warfield washing facility is complete and ready to process coal. Management anticipates that production from the Alma and Pond Creek coal seams should be sufficient to allow us to earn a profit from operations. We have had difficulty producing coal since inception due to lack of funding and need for development. Our management, however, does anticipate that with the proper funding, we will be able to produce coal at a reasonable profit based on the current cost structure and current sales contracts.

     For the nine months ended September 30, 2005, we had revenues of $1,816,305. Costs and expenses totaled $5,458,387 for a net loss of $3,642,082, or $.27 per share. For the nine months ended September 30, 2004, we had revenues of $2,180,868. Costs and expenses for the nine months ended September 30, 2004 totaled $5,020,456 for net loss of $2,839,588, or $.30 per share.

     Cost of revenue for the nine months ended September 30, 2005 decreased from $2,654,192 to $1,959,506. As discussed above, the makeup of the cost of revenue changed significantly as the cost of revenue during the nine months ended September 30, 2004 included only costs of coal mined. The cost of revenue in the nine months ended September 30, 2005 included increases of $403,000 in cost of purchased coal, $55,000 in cost of coal washing, and $118,526 in trucking expenses. The above increases were offset by reductions in labor and associated payroll burden of $1,074,000, commissions of $70,000, coal taxes of $66,000, and repairs and supplies of $76,000.

     Operating expenses increased to $2,897,778 for the nine months ended September 30, 2005 from $1,467,660 in the prior year period. All significant increases were due to expenses incurred in connection with ours financing efforts. Consulting fees decreased from $939,474 for the nine months ended September 30, 2004 to $460,179 in 2005. Legal and accounting fees increased in the period to $514,721 from $143,281 for the same period in 2004.

     In January 2005, we issued 2,500,000 shares of common stock to acquire rights to additional reserves in the Coal Burg Seam, Taylor Seam, Richardson Seam and Broas Seam of coal on the Dempsey Heirs Leases estimated at approximately 21,500,000 tons. The acquisition was booked at $4,875,000 the fair market value of the stock issued. Management hopes to begin mining these new reserves in the next 12 to 15 months.

RESTATEMENT OF FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

     In the course of preparing financial statements for the year ended December 31, 2004, we changed auditors effective April 1, 2005 (See Current Report on Form 8-K filed with the Commission on April 5, 2005). The new auditors have applied significant adjustments to the previously issued financial statements and restated the financial statements for the period ended December 31, 2003. The effects of the restatement include: substantial reductions to fixed assets due to a reduction in the value applied to shares issued in connection with the acquisition of Eastern; and reductions in other assets due to reclassification of Deferred Royalty and Prepaid Royalty items. These reductions have resulted in a reduction in total assets from the reported $6,036,626 to $1,590,647. These substantial reductions in assets are partially offset by reductions in Current and Long-Term liabilities for the same period, resulting in a decrease in total liabilities from the reported $3,862,355 to $2,426,121. Reported revenues also decreased and cost of revenue and expenses increased, resulting in an increase in net loss from the previously reported $(1,057,706) to $(1,401,722). Details of the accounting adjustments are included in footnote 3 to the financial statements included in this report. Results of Operations below reflect the restated numbers for fiscal 2003.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2003

     For the year ended December 31, 2004, we incurred a net loss of $6,413,900 compared to a net loss for the year ended December 31, 2003 of $1,401,722. We generated revenues of $2,746,983 for the year ended December 31, 2004 with costs and expenses of $9,160,883, compared to revenues of $649,606 for the year ended December 31, 2003 with costs and expenses of 2,051,328. The increase in revenues for 2004 was the result of considerably increased mining and production activities, especially in the first three quarters of fiscal 2004. The increase in net loss was due primarily to large increases in costs and expenses, including cost of revenue, operating expenses due to increased operations, expenses for shares issued for director and consultant services, increased interest expenses for loans and debentures, and increased depreciation and amortization due to the acquisition of additional equipment.

     Cost of Revenue for 2004 was $3,727,162 compared to $1,035,295 in 2003 primarily due to increases in coal royalties and coal taxes as well as direct labor, all as a result of increased mining and production. Coal Royalties increased from $89,346 in 2003 to $464,044 in 2004. Coal taxes increased from $54,580 in 2003 to $240,319 in 2004. Direct labor associated with increased activities in 2004 amounted to $1,895,461 as opposed to $434,688 in 2003.

     Operating expenses for 2004 increased to $4,205,518 from $659,076 in 2003 in part due to the extended mining operating time in 2004. We did not begin mining operations until September 2003 but were in continuous operation for the entire year of 2004. In addition to normal increases due to the more extended time period of operations, directors' fees and consulting fees in particular accounted for a substantial part of the increase in operating expenses. Expenses recorded for shares issued for director fees and consultant services totaled $3,337,000 in 2004 compared to $395,850 in 2003. Consultant services consisted primarily of accounting and operations management consulting services, as well as services performed in connection with acquiring coal leases.

     Interest expenses in 2004 increased to $878,949 from $246,911 in 2003 because we had to secure additional funds to sustain operations in 2004. Interest expense will most likely increase in the next 12 months due to additional funding requirements.

     Depreciation and amortization expense increased to $265,394 from $110,046 because we acquired additional equipment. We plan to continue equipment purchases in the next 12 months and therefore expects that depreciation and amortization expense will continue to increase.

     We moved from a production mode during the first three quarters of fiscal 2004 to a mine development mode during the last quarter of 2004. We decided to expand our operational capabilities by developing additional coal seams and coal washing capabilities for future growth.

LIQUIDITY AND CAPITAL RESOURCES

     To date, we have funded operations through the issuance of notes payable and convertible debentures. We have also issued stock for services in lieu of cash. We obtained an additional $300,000 under the terms of our $1.5 million bridge loan described on page 11 of this prospectus, bringing the total amount of the Bridge Note to $1.8 million. This allowed us to continue operating through the middle of January 2006. Subsequently, we were able to secure additional financing with terms agreeable to the Bridge Note holders which transferred the bridge note into the additional funding, the material terms of which are described beginning on page 11 of this prospectus. Our management believes we now have enough cash to continue operations through the end of March 2006 with no other influx of cash. Once into production, we are scheduled to generate adequate cash flow from coal sales. As described above, we have suspended coal production until completion of the wash plant, which we anticipate completing by the end of February 2006. Once the wash plant is complete, we plan to implement coal production in two seams of coal located on the leased property. This coal production will be generated by continuous mining methods in both the Alma and Pond Creek seams of coal.

     We have not established revenues sufficient to cover our operating costs, and, accordingly, the report of our auditor at December 31, 2004 contains a statement that there is substantial doubt about its ability to continue as a going concern. At this filing date, we are still seeking financing. If financing is secured, we believe we will also have sufficient capital to complete mine development, complete the wash plant, and upgrade the equipment necessary to substantially increase the production capability of the Alma seam. If such funding is received and we successfully complete the planned increase in production, management believes we will have adequate resources for operations for the next twelve months. If such funding is not received, we may be forced to suspend or cease operations

Fiscal Year Ended December 31, 2004

     For the year ended December 31, 2004, we issued an aggregate of 1,205,310 shares of our common stock for the conversion of debentures (principal and interest) valued at $1,085,840, 670,000 shares to consultants for services rendered valued at $1,254,499, and 700,000 shares for a lease acquisition valued at $1,085,000. We also sold 394,118 shares for cash of $275,000.

     At December 31, 2004, we had a working capital deficit of $5,658,198. We have not established revenues sufficient to cover our operating costs, and, accordingly, the report of our auditor contains a statement that there is substantial doubt about our ability to continue as a going concern. We intend to address this working capital deficit and fund operations as necessary by obtaining long term financing capable of allowing us to access, prepare and mine the Pond Creek coal seam. We will also seek adequate capital to upgrade the equipment necessary to substantially increase the production capability of the Alma section(s).

     As of December 31, 2004, we had total assets of $2,871,992 and total liabilities of $5,906,952.

     During the year ended December 31, 2004 our operating activities used $883,164 of cash compared to $248,283 for the year ended December 31, 2003. Investing activities for 2004 used $1,075,132 primarily for the purchase of equipment, compared to $1,583,321 the prior year primarily for equipment purchases.

     A total of $1,956,372 of cash was provided from financing activities, including proceeds from notes payable, convertible debentures, advances from related parties and proceeds from stock sales. A total of $1,837,920 of cash was provided from financing activities during the year ended December 31, 2003, including proceeds from notes payable, convertible debentures and advances from related parties.

Nine Months Ended September 30, 2005

     On January 3, 2005, we issued 550,000 shares of our common stock for services rendered during the year that ended December 31, 2004.The value of the stock issued, $1,072,500 (which approximates the value quoted in the OTCBB) has been recorded as an expense in the year ended December 31, 2004, with a corresponding increase in accrued liabilities.

     On January 11, 2005, we closed a financing transaction for $2,500,000 in bridge financing to be used exclusively for the purchase of equipment and to fund expenditures for the consummation of mining activities at our Warfield Mine. The financing consisted of a senior secured promissory note for the face amount of $2,500,000 with an interest rate of 9% per annum and a payment date (principal and interest) of March 31, 2005. Gryphon Master Fund, LP and GSSF Master Fund, LP, both Bermuda limited partnerships, are collectively the payees on the note. The note was repaid with the proceeds from our February 2005 financing.

     In consideration for the above note, we paid a commitment fee of $50,000 to the Gryphon Master Fund and GSSF Master Fund and a flat fee of $10,000 as reimbursement for fees and expenses incurred in connection with the negotiation, preparation and delivery of the note, all deducted from the proceeds of funding the note. As additional consideration, we issued to Gryphon Master Fund and GSSF Master Fund a warrant for the purchase of an aggregate of 514,706 shares of our common stock at an exercise price of $1.70 per share, exercisable for five years. The warrant also contains so-called "piggyback" registration provisions under which the warrant holder may request that the shares underlying the warrant be included in a registration with respect to an offering of our securities.

     In addition to the above fees and warrants, we paid Stonegate Securities, Inc., a Texas corporation, which we refer to as Stonegate, a total of $200,000 cash and issued warrants for the purchase of an aggregate of 51,470 shares of our common stock on the same terms as the warrants issued to Gryphon Master Fund and GSSF Master Fund. The warrant issuances were in the form of a warrant issued to Scott R. Griffith and a warrant issued to Jesse B. Shelmire IV, each for the purchase of 25,735 shares. The cash paid and warrants issued were per the terms of a non-exclusive Placement Agency Agreement between us and Stonegate (filed as an exhibit to our Current Report on Form 8-K dated January 11, 2005).

     On February 24, 2005, we entered into a financing transaction for aggregate gross proceeds of $7,000,000, with additional investment rights of up to an additional $7,000,000, such financing to be used for the purchase of equipment and to fund expenditures for the consummation of mining activities at our Warfield Mine. The financing is in the form of 6% senior secured convertible notes for an aggregate total face amount of $7,000,000 and a term of three years. The 6% senior secured notes may be converted to common stock at a conversion price of $1.70 per share. Holders of such notes are Gryphon Master Fund, L.P., GSSF Master Fund, LP, Lonestar Partners, L.P., WS Opportunity International Fund, Ltd., WS Opportunity Fund (QP), L.P., WS Opportunity Fund, L.P., Renaissance US Growth Investment Trust PLC, and BFS US Special Opportunities Trust PLC. As additional consideration, we issued to each of such holders warrants for the purchase of an aggregate of 3,242,647 shares of our common stock at an exercise price of $1.70 per share, exercisable for five years. The conversion price of such notes, and the exercise price of such warrants, are subject to certain normal and customary anti-dilution adjustment provisions and also include a one-time reset date provision with a floor price of $1.00 per share.

     During March 2005, two investors in our February 2005 private placement exercised their additional investment rights for an aggregate of $750,000 in 6% senior secured convertible notes that may be convertible into 441,176 shares of the Company's common stock at an exercise price of $1.70 upon the occurrence of certain events. In connection with the additional investment, we issued warrants for the purchase of 44,116 shares of our common stock at an exercise price of

$1.70 to the placement agent. In April 2005, the placement agent exercised all of the 713,223 warrants issued to date to the placement agent through a cashless exercise provision in exchange for the issuance of 485,850 shares of our common stock. During June 2005, seven investors exercised their additional investment rights for an aggregate of $6,000,000 in 6% senior secured convertible notes that may be convertible into 3,529,411 shares of the Company's common stock at an exercise price of $1.70 upon the occurrence of certain events. In July, placement agent warrants for the purchase of 352,994 shares issued in connection with the exercise of the additional investment rights were exercised pursuant to cashless exercise provisions for the issuance of 166,290 shares.

     On March 23, 2005, we authorized the issuance of 200,000 shares of our common stock for services, which were performed during the year that ended December 31, 2002. The value of the stock to be issued, $1,010,000 (which approximates the value quoted in the OTCBB) has been recorded as an expense in the year that ended December 31, 2004, with a corresponding increase in accrued liabilities.

     As of May 10, 2005, we have used approximately $2,527,000 of the proceeds of the above offering to repay an outstanding bridge loan (principal and interest) from Gryphon Master Fund and GSSF Master Fund. We also paid a flat fee of $30,000 to Gryphon Master Fund and GSSF Master Fund as reimbursement for fees and expenses incurred in connection with the negotiation, preparation and delivery of the 6% senior secured convertible notes and related investment documents.

     In addition to the above fees and warrants, we paid Stonegate a total of $340,000 cash and issued warrants for the purchase of an aggregate of 617,647 shares of our common stock on the same terms as the Warrants issued to the Holders above. The warrant issuances are in the form of a Warrant issued to Scott R. Griffith and a warrant issued to Jesse B. Shelmire IV, each for the purchase of 102,941 shares. The cash paid and warrants issued were per the terms of a non-exclusive Placement Agency Agreement between the Company and Stonegate referenced above.

     In connection with the above transaction, we executed a security agreement (the "Security Agreement") giving the Holders a security interest in and to any and all of our assets and properties ("Collateral" as defined in the Security Agreement). Each of our subsidiaries have also executed a Guaranty for our obligations under the Notes.

     The proceeds received from the financing transaction described above were budgeted to allow us to:

     -    access the Pond Creek coal seam at Warfield;
     -    acquire the equipment necessary to mine the Pond Creek seam;
     -    prepare to construct a coal washing facility at Warfield;
     -    begin engineering and permitting of other coal seams at Warfield.

     A portion of the proceeds received from the transaction has been used to provide working capital and materials necessary to construct three slopes and the ancillary ventilation necessary to allow the Company to access the Pond Creek coal seam. This construction project was originally scheduled to be near completion by the end of the third quarter of 2005. The schedule of completion of this project has been rescheduled to the end of February 2006. The company has experienced additional time and cost associated with repairs to equipment used in the construction project due to the additional material the equipment had to remove due to the geological fault encountered.

     A portion of the net proceeds has been used to prepare the site and to secure the equipment associated with the planned coal washing facility. The wash plant construction project was initiated in mid March 2005. The initial plan provided for a certain location and equipment type. However, during the rework of the Pond Creek project, management was able to negotiate to have a significant amount of Alma coal washed by third parties. Management sought to have this product washed in order to verify the laboratory reports obtained earlier. Information obtained during this process indicated that the Company could potentially realize greater profits from the washed coal if some adjustments were made to the initial wash plant plans. In early June 2005, management determined to change the design, final location, and overall size of the proposed wash plant to accommodate this new information. As a result of these changes, the overall budgeted cost of the wash plant was increased by approximately 12.5% (from $4 million to $4.5 million) and completion has been delayed. The wash plant erecting contractor is behind schedule but has indicated that construction is over 80% complete and estimates that the construction will be completed no later than the end of February 2006.

     A portion of the proceeds received from the financing transaction was used to secure the equipment which will be used to mine the Alma and Pond Creek coal seams. A number of pieces of equipment are on site and in position ready to mine coal.

     At September 30, 2005, the Company had current assets of $140,589 consisting of cash of $63,611, $72,967 in accounts receivable and $4,011 in prepaid expenses. The Company had current liabilities of $6,012,447, consisting of $1,004,863 in accounts payable, $1,155,679 in accrued liabilities, $326,402 in royalties payable, $546,429 in notes payable, $1,327,666 in current capital lease obligations, $702,438 in convertible debentures, $722,717 in a note payable to a related party, and $226,253 in deferred revenue, for a working capital deficit of $5,871,858.

     At September 30, 2005, the Company had long-term liabilities of $161,582 in deferred royalties payable, $74,675 for long term notes payable, and $10,594,546 for its senior 6% secured notes payable.

     At September 30, 2005, the Company had fixed assets of building and equipment of $9,642,835 (net of depreciation) and coal leases of $11,977,508 (net of amortization). The Company had other assets of $167,274, consisting of restricted cash, prepaid royalty and other assets.

     For the period ended September 30, 2005, cash flows used by operating activities totaled $1,909,568. Cash used by investing activities totaled
$10,455,351, primarily for the purchase of mining equipment, plus the capitalized cost of a coal lease.

     Cash provided by financing activities totaled $12,424,138, primarily from the proceeds of the senior 6% convertible notes, plus proceeds from notes payable and advances from related parties, offset by payment of notes payable, payments to related parties, and payment of capital leases.

                             DESCRIPTION OF BUSINESS

     We are a company engaged in coal mining operations, gas and oil property development, and development of related clean energy technologies that are environmentally friendly. Our main business focus in the immediate future will be in operating our mining subsidiary, Eastern Consolidated Energy, Inc., which we refer to as "Eastern." Through our acquisition of Eastern in September 2003, we are committed to the successful development of a profitable coal mining operation in eastern Kentucky. We have also begun operations through our gas and oil subsidiary, Eastern Consolidated Oil & Gas, Inc., which we refer to as "Consolidated Oil & Gas" with one well drilled and operating.

HISTORY AND ORGANIZATION

     We were incorporated in Nevada on December 18, 1996, under the name Barbeque Capital Corporation, to engage in the manufacture and distribution of commercial size barbecues for individual, groups, and restaurant use. After two seasonal business cycles of trying to develop a market for the barbecues, our management determined that without significant additional funding, we would not be able to compete in the barbecue business. Accordingly, after several unsuccessful attempts to obtain additional funding, we determined that it was in our shareholders' best interest to cease the barbecue business and search for alternative businesses while we were still solvent. Accordingly, we ceased business operations and began looking for alternative businesses. In October 2002, a majority of our shareholders approved a change in domicile from Nevada to Wyoming and a change of name to Consolidated Energy, Inc. We changed our corporate name to Consolidated Energy, Inc. in order to better reflect our current business operations. Our management believed changing domicile to Wyoming was in our best interest because Wyoming is one of the leading coal producing states in the United States and was appropriate since our business focus changed to coal production. In addition, our new chosen corporate name Consolidated Energy, Inc. was not available in Nevada.

CURRENT BUSINESS

Coal

     On September 12, 2003, we entered into an agreement to acquire Eastern Consolidated Energy, Inc., a privately-held Kentucky Corporation ("Eastern"), through the issuance of 3,000,000 shares of our common stock in exchange for all of the issued and outstanding stock of Eastern. Eastern is being operated as our wholly-owned subsidiary.

     The assets of Eastern that we acquired include a coal lease in Martin County, Kentucky. Eastern developed the Alma coal seam at Warfield, Martin County, Kentucky during 2003 and much of 2004. Eastern began to mine coal and increase mine development and production by adding additional production shifts for most of the first three quarters of 2004. However, Eastern entered into a long-term coal supply contract with American Electric Power in September of 2004. This contact provides that Eastern will supply American Electric Power with 40,000 tons of coal per month for 36 months at a selling price of $51 per ton. The coal quality required to satisfy the American Electric Power contract and which Eastern has under an active permit, is contained in the Pond Creek coal reserves held by Eastern. The Pond Creek coal seam is located 90 feet below the Alma coal seam. Our management decided to obtain financing necessary to allow Eastern to access the Pond Creek coal seam and to fund the ancillary equipment necessary to mine, prepare and satisfy the American Electric Power coal supply order.

     In January 2005, we obtained a $2,500,000 bridge loan which was used to begin the process of gaining access to the Pond Creek coal seam. This loan allowed us to initiate the construction of the proposed slope project at Warfield Kentucky. This construction project will allow us to gain access to the Pond Creek coal seam. Our management directed that all mining operations be suspended until after the construction of the slopes is near completion. We also used a portion of the bridge loan to begin the process of designing and building a coal washing facility at Warfield.

     On February 24, 2005, we entered into a financing agreement which provided us with gross proceeds of $7,000,000. We used a portion of these proceeds to retire the $2,500,000 bridge loan which we had obtained in January of 2005. After payment of transaction fees and expenses, the balance of the funds will be used by Eastern to finish the construction of the slopes which are designed to provide access to the Pond Creek seam. A portion of the proceeds will also be used to purchase equipment necessary to mine the Pond Creek seam and to build the coal washing facility scheduled to wash the coal produced from the Warfield mining operation. Eastern anticipates that the initial delivery to American Electric Power will occur as early as February of 2006.

     Eastern acquired additional coal reserves on the Dempsey Heir Lease in the Coalburg Seam, Taylor Seam, Richardson Seam, and Broas Seam containing proven reserves of 21,530,909 tons of low sulfur, high BTU coal to be mined by surface and underground mining methods. Production from some of these surface mine reserves could commence as early as the fourth quarter of 2006.

Oil and Gas

     We acquired 400 acres which are permitted in Morgan County, Kentucky, to develop the property. Consolidated Oil & Gas drilled a gas well into the Devonian Shale gas formation in the fourth quarter of 2004. This well recorded an open flow measurement of 472,000 cubic feet per day. We commenced gas deliveries from this well in the first quarter of 2005. The gas from this well is currently being delivered to market via Jefferson Gas Company at a rate of greater than 30,000 cubic feet per day. Currently, there are approximately 700 to 900 MCF per month being delivered to market via Jefferson Gas Company.

Saudi American Minerals, Inc.

     In June 2003, we entered into a definitive agreement with Saudi American Minerals, Inc., which we refer to as "Saudi American," to acquire 100% ownership of Saudi American Minerals, Inc. with an effective date to coincide with an effective date of a Form S-4 registration statement. In connection with our January 13, 2006 private placement, we entered into an agreement with Saudi American Minerals, Inc. whereby, among other things: (i) the parties terminated


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
the agreement to acquire 100%  ownership of Saudi American  Minerals,  Inc.; and
(ii) we agreed to pay $750,000 cash and issue 3,000,000 shares of common stock to Saudi American Minerals, Inc. in exchange for the assignment by Saudi American Minerals, Inc. of a 25% interest in its patented clean coal technology (Patent No. 6,447,559) including any subsequent improvements thereto. The recent termination of the original agreement to acquire Saudi American Minerals, Inc. allows us to focus on our core coal business. The new purchase agreement allows us to share in 25% of any and all revenues associated with the clean coal technology. We are not obligated to invest any additional time or money in development or promotional costs of the clean coal technology. We compensated Saudi American Minerals for terminating the original agreement by extending to Saudi American Minerals, in its sole discretion, the exclusive right to terminate and declare null and void the alternative agreement until we make the required stock and cash payments. We are required to pay Saudi American Minerals $750,000 cash no later than July 31, 2007 and we must issue Saudi American Minerals 3 million shares of common stock within 20 days after we increase our authorized shares of common stock from 50 million to 100 million shares.

     The technology to be acquired is a process for treating coal to enhance its rank, wherein the temperature of the material is gradually increased in a controlled set of atmospheres, to allow for the reduction of surface and inherent moisture and the controlled reduction of volatile matter while maintaining the coal's natural structural integrity. We believe that the process can reduce the time, capitalization, and production costs required to produce coal of enhanced rank, thus substantially increasing the cost effectiveness and production rate over prior processes.

Principal products

     Our principal product currently is high grade coal mined through Eastern, our operating subsidiary. The coal is being mined at the Warfield property in Eastern Kentucky. At this filing date, Eastern owns 80% of the operations at Warfield. The Warfield property consists of approximately 3,200 coal acres and has an existing coal mine, the "Alma" seam, and the Pond Creek seam which is currently being developed. The Warfield property also contains the Coalburg Seam, Taylor Seam, Richardson Seam, and Broas Seam. Mining operations are being conducted in the Alma seam. The coal from each of these reserves is high BTU or high grade coal with low to medium sulfur and low to marginal ash content.

     The coal reserves currently under lease by Eastern consist of high quality coal. The Warfield mine began producing coal in September of 2003. In January 2004, Eastern took delivery of a larger, more appropriately suited miner for the Alma seam of the Warfield mine. This new miner has replaced the earlier miner and early indications show that this new piece of equipment is capable of producing twice the amount of coal that the earlier miner was producing.

Distribution methods

     Coal, ready to be shipped to customers, can either be shipped via river barge truck or rail. Coal produced in 2004 was loaded on trucks and delivered to the river where it is loaded on to a barge for shipping to the end user. Coal production has been suspended from the Warfield operation during the slope construction project. However, the coal that will be sold to American Electric Power under the 36 month supply contract will be delivered to the Louisa power production facility which is 38 miles from the mine site via truck. Eastern is currently negotiating with others for a favorable truck delivery rate. Early negotiations have disclosed that favorable delivery rates are available.

     We use a contract consultant, Kentucky Energy Consultants, for mining consultation, coal reserve study and appropriation, coal sales, marketing and distribution consultation and coal venture and acquisition consultation. Kentucky Energy Consultants is owned by Jeff Miller and Larry Hunt who are related parties.

     Kentucky Energy Consultants is under contract to Eastern for five years and is contractually obligated to consult with us with respect to:

     o the marketing and selling of all coal produced from our Eastern Kentucky coal mining operations; and
     o the preparation of all proposal documents required for acquiring coal sales and contracts along with assisting in the transportation arrangements, contract negotiations and contract administration.

     For these services, effective February 2005, Kentucky Energy Consultants will receive fees or commissions equal to two and one half (2.5%) percent of the gross sales price received by Eastern for any and all coal sold by Eastern on purchase orders and/or contracts on either the spot or contract arrangements. Prior to February 2005, Kentucky Energy Consultants received a five (5%) percent commission.

     We use a sales agent "New River Energy Sales Company, Inc.", 8887 Indian Bluff Dr., Cincinnati, OH 45242 to provide us sales services, including, but not limited to, the following:

     o comprehensive monitoring of opportunities to sell coal on a spot or term basis;
     o consulting advisory services in connection with the solicitation of coal sales;
     o preparation of all proposal documents and assistance in transportation arrangements, contract negotiations and contract administration; and
     o New River will also assist in the sourcing of venture capital and assist in the review and construction proposals submitted in conjunction with the venture capital.

     New River is responsible for all office and customary sales and administrative expenses incurred by New River. ECEI and New River consult frequently to discuss general conditions and outlook in order to determine coal availability, sales opportunities and the best contract administration for ECEI.

     For these services, as of February, 2005, ECEI will pay to New River, a commission of 5 percent (5 %) of the selling price (f.o.b. mine market loading point) on all coal sold by contract or otherwise when the selling price (f.o.b. mine market loading point) is greater than $45.00 per ton. If and when the selling price (f.o.b. mine market loading point) is $44.99 per ton or less, the commission percentage will not remain at 5% but will be renegotiated in good faith by both ECEI and New River.

COMPETITION

Coal

     Eastern is smaller and has far less capital and resources when compared to dominant industry coal producers such as Penn Virginia Coal Co., Westmoreland, or Arch Coal. However, management believes that the current coal mining market is a sellers' market with the potential for a secure place for a small to medium sized coal producer. Current and expected future coal production is below that of last year and substantially below current and expected demand. The current pipeline and current coal stock piles are diminished when compared to the same time as last year. Management expects that these stock piles will continue to diminish due to the reduction in coal production and the expected increase in demand. Several independent coal producers did not survive the past decade when the coal market was depressed. Several of the larger coal producers curtailed production and have not made significant plans to increase production. Several other domestic suppliers of coal have committed sizable amounts of their production to export. This export activity contributes additional upward pressure to the price of the current elevated coal market as the amount of coal available to satisfy the domestic demand is reduced.

     The time and cost associated with obtaining coal mining permits continues to elevate. The current cost and time required to obtain a permit substantially reduces the opportunity for new competition to enter the market place in the near future. The added pressure on equipment suppliers and the resulting extended ship times required to ascertain mining equipment makes for a difficult environment for new and existing competition. The limited number of skilled personnel required to mine coal limits the opportunity for new competition to enter the coal industry.

Gas and Oil

     We have not identified an increase in the number of competitors operating in Central Appalachia. The price for natural gas continues to remain elevated. The oil market also continues to remain elevated.

TECHNOLOGY

     Several   companies   are  working   toward   developing   new  clean  coal
technologies. We are not aware of any new competitors with an affective alternative to the patented clean coal process owned by Saudi American.

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
RAW MATERIALS

Coal

     The Warfield mine operation is an underground operation that uses several consumables such as roof bolts, rock dust, concrete block, grease and bolt rosin. Each of the aforementioned is readily available from several sources within a reasonable delivery distance from the Warfield mine. Water for the mining operation is readily available from a mountain stream. Eastern has a collection pond which insures available water in case there is a drought. Electricity required for mining is available from the local power provider that has sufficient power capacity for the current operation and is capable of supplying any planned expansion. Spare parts are used on a regular basis and Eastern has not had any difficulty finding several suppliers capable and willing to provide spare parts on an as needed basis. Belt structure for belt advancement and belt for belt advancement is readily available from several available local sources also. The elevated cost of steel has resulted in an elevated cost of several of the raw materials required to mine coal. However, we have not experienced any particular delays in the supply of raw materials.

Gas and Oil

     The raw material related to gas and oil properties is minimal. The cost of the steel casing used when drilling and securing a gas well has increased as a result of the increase cost of steel. However we have not experienced any lack of prompt supply of raw materials.

DEPENDENCE ON MAJOR CUSTOMERS

     Our coal production operation has a varied and quite versatile number of potential customers for the coal mined and made available for sale. Our management anticipates coal production from three seams of coal by the end of 2006. This coal will be produced from the Alma, Pond Creek and Taylor seams of coal located on our leased property. Over the next 6-12 months we expect all coal production to be sold solely through existing long-term (1-5 years) contracts. One of the existing contracts is for a 36-month term and the other contract is for a 12-month term. The two contracts will consume most of our anticipated production for the next 12 months. If no other long-term contracts are executed, we anticipate selling any coal not covered by the existing contracts in the spot market.

     Eastern has committed approximately one third of its current anticipated overall run-rate to American Electric Power. Eastern has two contracts with American Electric Power, one of which is a 12-month contract for 50,000 tons per month, with a 24-month option. If American Electric Power exercises its option on this contract, the two contracts combined will account for approximately 80 percent of our production capacity over the next three years and account for approximately 15 percent of our current recoverable reserves. If American Electric Power does not exercise its option on this contract, American Electric Power will account for approximately 80 percent of our production capacity for the first 12 months and 33 percent of our production and approximately nine percent of our current recoverable reserves.

     Eastern is also negotiating for an additional contract which is anticipated to commit an additional one third of Eastern's anticipated overall run-rate. Management is satisfied with the stability of its contracted customer and the current list of potential customers with whom Eastern is negotiating.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION

     The Warfield mining project, which is operated by Eastern, is authorized under several lease agreements. One of these agreements, which is referred to as the "Dempsey Lease" was entered into in March of 2002, and provides for the free and uninterrupted use and possession of, and rights-of-way into, upon, over, across, and through, the leased premises for the construction, operation, repair, maintenance, and reclamation of the mining operations, roads, haulways, exploration sites, work and service areas, pollution control structures, telephone, water, electrical and other utility lines devices and structures, coal tipples, coal processing and storage areas, and all other machinery, devices, improvements, structures and appurtenances which at such points, and in such manners, by incidental in or for its exploration, development, mining, removal, processing, marketing, and /or shipping said leased coal and /or other coal.

     The underground lease provides for Eastern to access and to mine the Alma seam reserves for an initial period of eighteen months and thereafter until Eastern fails to mine the coal reserves, or Eastern chooses not to continue to mine the coal reserves, or until the coal reserves have been exhausted. The surface lease allows Eastern the right to mine the coal reserves "above drainage" as long as Eastern begins to mine coal within three years of the signing of this lease and continues to actively pursue mining these coal reserves until these coal reserves have been exhausted. Eastern has agreed to pay to the Lessor the greater of a minimum annual amount or a royalty payment of 6% of the selling price but not less than $1.85 for each and every net ton of two thousand pounds of coal mined and sold from the leased premises.

     The second lease agreement is a lease on the Pond Creek seam. This seam is located directly under the Alma seam. Plans have been developed which utilize a slope in order to reach the Pond Creek reserves. Eastern expects to complete the planned slope construction sometime in February, 2006.

GOVERNMENTAL REGULATION

     The coal mining industry is subject to extensive regulation by federal, state and local authorities on matters such as: employee health and safety;
permitting and licensing requirements regarding environmental and safety matters; air quality standards; water quality standards; plant and wildlife and wetland protection; blasting operations; the management and disposal of hazardous and non-hazardous materials generated by mining operations; the storage of petroleum products and other hazardous substances; reclamation and restoration of properties after mining operations are completed; discharge of materials into the environment, including air emissions and wastewater discharge; surface subsidence from underground mining; and the effects of mining operations on groundwater quality and availability. Complying with these requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations. We could incur substantial costs, including clean up costs, fines, civil or criminal sanctions and third party claims for personal injury or property damage as a result of violations of or liabilities under these laws and regulations.

     In addition, the utility industry, which is the most significant end-user of coal, is subject to extensive regulation regarding the environmental impact of its power generation activities, which could affect demand for our coal. The possibility exists that new legislation or regulations may be adopted which would have a significant impact on our mining operations or our customers' ability to use coal and may require us or our customers to change operations significantly or incur substantial costs.

Need for government approval of our products and services

     Numerous governmental permits and approvals are required for mining operations. In connection with obtaining these permits and approvals, we are, or may be, required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment, the public, historical artifacts and structures, and our employees' health and safety. The requirements imposed by such authorities may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Future legislation and administrative regulations may emphasize the protection of the environment and health and safety and, as a consequence, our activities may be more closely regulated. Such legislation and regulations, as well as future interpretations of existing laws, may require substantial increases in our equipment and operating costs and delays, interruptions or a termination of operations, the extent of which cannot be predicted.

     The Warfield mining operation is bonded as a part of the Warfield mining permit. The Warfield property is operating under a permit issued by the state of Kentucky which allows Eastern to lawfully engage in the underground mining operations at Warfield. Eastern has engaged a local engineering company to update all appropriate mining maps as Eastern advances the mine.

     Eastern is current on all permit obligations.

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
Mine Health and Safety Laws

     Stringent health and safety standards were imposed by federal legislation when the Federal Coal Mine Safety and Health Act of 1969 was adopted. The Federal Mine Safety and Health Act of 1977, which significantly expanded the enforcement of safety and health standards of the Coal Mine Safety and Health Act of 1969, imposes safety and health standards on all mining operations. Regulations are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, blasting, the equipment used in mining operations and other matters. The Federal Mine Safety and Health Administration monitors compliance with these federal laws and regulations and can impose penalties ranging from $60 to $60,000 per violation, as well as closure of the mine. In addition, as part of the Coal Mine Safety and Health Act of 1969 and the Federal Mine Safety and Health Act of 1977, the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, requires payments of benefits to disabled coal miners with black lung disease and to certain survivors of miners who die from black lung disease.

     In 2001, Kentucky made significant changes to its mining laws. A new independent agency, the Kentucky Mine Safety Review Commission, was created to assess penalties against anyone, including owners or part owners (defined as anyone owning one percent or more shares of publicly traded stock), whose intentional violations or order to violate mine safety laws place miners in imminent danger of serious injury or death. Mine safety training and compliance with state statutes and regulations related to coal mining is monitored by the Kentucky Office of Mine Safety and Licensing. The Commission can impose a penalty of up to $10,000 per violation, as well as suspension or revocation of the mine license.

     It is our responsibility to employees to provide a safe and healthy environment through training, communication, following and improving safety standards and investigating all accidents, incidents and losses to avoid reoccurrence. Most aspects of mine operations are subject to extensive regulation. This regulation has a significant effect on our operating costs. However, our competitors are subject to the same level of regulation.

Black Lung Legislation

     Under the federal Black Lung Benefits Act (as amended) (the "Black Lung Act"), each coal mine operator is required to make black lung benefits or contribution payments to:

     o current and former coal miners totally disabled from black lung disease;
     o certain survivors of a miner who dies from black lung disease or pneumoconiosis; and
     o a trust fund for the payment of benefits and medical expenses to any claimant whose last mine employment was before January 1, 1970, or where a miner's last coal employment was on or after January 1, 1970 and no responsible coal mine operator has been identified for claims, or where the responsible coal mine operator has defaulted on the payment of such benefits.

Federal black lung benefits rates are periodically adjusted according to the percentage increase of the federal pay rate.

     In addition to the Black Lung Act, we also are liable under various state statutes for black lung claims. To a certain extent, our federal black lung liabilities are reduced by our state liabilities.

     The United States Department of Labor issued a final rule, effective January 19, 2001, amending the regulations implementing the Black Lung Act. The amendments give greater weight to the opinion of the claimant's treating physician, expand the definition of black lung disease and limit the amount of medical evidence that can be submitted by claimants and respondents. The amendments also alter administrative procedures for the adjudication of claims, which, according to the Department of Labor, results in streamlined procedures that are less formal, less adversarial and easier for participants to understand. These and other changes to the black lung regulations could significantly increase our exposure to federal black lung benefits liabilities. Experience to date related to these changes is not sufficient to determine the impact of these changes. The National Mining Association challenged the amendments but the courts, to date, with minor exception, affirmed the rules. However, the decision left many contested issues open for interpretation. Consequently, we anticipate increased litigation until the various federal District Courts have had an opportunity to rule on these issues.

     In recent years, proposed legislation on black lung reform has been introduced in, but not enacted by, Congress and the Kentucky legislature. It is possible that legislation on black lung reform will be reintroduced for consideration by these legislative bodies. If any of the proposals that have been introduced is passed, the number of claimants who are awarded benefits could significantly increase. Any such changes in black lung legislation, if approved, or in state or federal court rulings, may adversely affect our business, financial condition and results of operations.

Environmental Laws and Regulations

     We are subject to various federal environmental and mining laws, including: the Surface Mining Control and Reclamation Act of 1977; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Comprehensive Environmental Response, Compensation and Liability Act; the U.S. Army Corps of Engineers; and the Resource Conservation and Recovery Act. We are also subject to state laws of similar scope in each state in which we operate. These environmental laws require reporting, permitting and/or approval of many aspects of coal operations. Both federal and state inspectors regularly visit mines and other facilities to ensure compliance. We have ongoing compliance and permitting programs designed to ensure compliance with such environmental laws.

Surface Mining Control and Reclamation Act (the "SMCRA")

     The SMCRA, and its state counterparts, establish operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of underground mining. The SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. Permits for all mining operations must be obtained from the Federal Office of Surface Mining Reclamation and Enforcement or, where state regulatory agencies have adopted federally approved state programs under the SMCRA, the appropriate state regulatory authority. Kentucky has achieved primary jurisdiction for enforcement of the SMCRA through approved state programs.

     The SMCRA and similar state statutes, among other things, require that mined property be restored in accordance with specified standards and approved reclamation plans. The mine operator must submit a bond or otherwise secure the performance of these reclamation obligations. The earliest a reclamation bond can be fully released is five years after reclamation has been achieved. All states impose on mine operators the responsibility for repairing or compensating for damage occurring on the surface as a result of mine subsidence, a possible consequence of underground mining. In addition, the Abandoned Mine Reclamation
Fund, which is part of the SMCRA, imposes a tax on all current mining operations, the proceeds of which are used to restore unreclaimed mines closed before 1977. The maximum tax is $0.35 per ton on surface-mined coal and $0.15 per ton on underground-mined coal.

Clean Air Act

     The federal Clean Air Act and similar state laws and regulations, which regulate emissions into the air, affect coal mining and processing operations primarily through permitting and/or emissions control requirements. In addition, the Environmental Protection Agency (the "EPA") has issued certain, and is considering further, regulations relating to fugitive dust and particulate matter emissions that could restrict our ability to develop new mines or require us to modify our operations. In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards for particulate matter, which may require some states to change existing implementation plans for particulate matter. Because coal mining operations and plants burning coal emit particulate matter, our mining operations and utility customers are likely to be directly affected when the revisions to the National Ambient Air Quality Standards are implemented by the states. Regulations under the Clean Air Act may restrict our ability to develop new mines or could require us to modify our existing operations, and may have a material adverse effect on our financial condition and results of operations.

     The Clean Air Act also indirectly affects coal mining operations by extensively regulating the air emissions of coal-fired electric power generating plants. Coal contains impurities, such as sulfur, mercury and other constituents, many of which are released into the air when coal is burned. New environmental regulations governing emissions from coal-fired electric generating plants could reduce demand for coal as a fuel source and affect the volume of our sales. For example, the federal Clean Air Act places limits on sulfur dioxide emissions from electric power plants. In order to meet the federal Clean Air Act limits for sulfur dioxide emissions from electric power plants, coal users need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low sulfur coal or switch to low sulfur coal or other fuels. The cost of installing scrubbers is significant and emission allowances may become more expensive as their availability declines. Switching to other fuels may require expensive modification of existing plants.

     On March 15, 2005, the EPA adopted a new federal rule to cap and reduce mercury emissions from both new and existing coal-fired power plants. The reductions will be implemented in stages, primarily through a market-based cap-and-trade program. Nevertheless, the new regulations will likely require some power plants to install new equipment, at substantial cost, or discourage the use of certain coals containing higher levels of mercury.

     Other new and proposed reductions in emissions of sulfur dioxides, nitrogen oxides, particulate matter or various greenhouse gases may require the installation of additional costly control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels. For example, the EPA recently proposed separate regulations to reduce the interstate transport of fine particulate matter and ozone through reductions in sulfur dioxides and nitrogen oxides throughout the eastern United States. The EPA continues to require reduction of nitrogen oxide emissions in 22 eastern states and the District of Columbia and will require reduction of particulate matter emissions over the next several years for areas that do not meet air quality standards for fine particulates and for certain major sources contributing to those exceedances. In addition, the EPA has issued draft regulations, and Congress and several states are now considering legislation, to further control air emissions of multiple pollutants from electric generating facilities and other large emitters. These new and proposed reductions will make it more costly to operate coal-fired plants and could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. To the extent that any new and proposed requirements affect our customers, this could adversely affect our operations and results.

     Along with these regulations addressing ambient air quality, a regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks may restrict the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions. These requirements could limit the demand for coal in some locations.

     The United States Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. Some of these lawsuits have settled, requiring the utilities to pay penalties, install pollution control equipment and/or undertake other emission reduction measures, and the remaining lawsuits or future lawsuits could require the utilities involved to take similar steps, which could adversely impact their demand for coal.

     Any reduction in coal's share of the capacity for power generation could have a material adverse effect on our business, financial condition and results of operations. The effect such regulations, or other requirements that may be imposed in the future, could have on the coal industry in general and on us in particular cannot be predicted with certainty.

     We believe we have obtained all necessary permits under the Clean Air Act. We monitor permits required by operations regularly and take appropriate action to extend or obtain permits as needed.

Clean Water Act

     The federal Clean Water Act and corresponding state laws affect coal mining operations by imposing restrictions on discharges into regulated effluent waters. Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. We believe we have obtained all permits required under the Clean Water Act and corresponding state laws and are in substantial compliance with such permits. However, new requirements under the Clean Water Act and corresponding state laws may cause us to incur significant additional costs that could adversely affect our operating results.

     In addition, the U.S. Army Corps of Engineers imposes stream mitigation requirements on surface mining operations. These regulations require that footage of stream loss be replaced through various mitigation processes, if any ephemeral, intermittent, or perennial streams are in-filled due to mining operations. These regulations may also cause us to incur significant additional operating costs.

Comprehensive Environmental Response, Compensation and Liability Act

     The Comprehensive Environmental Response, Compensation and Liability Act (commonly known as Superfund) and similar state laws create liabilities for the investigation and remediation of releases of hazardous substances into the environment and for damages to natural resources. Our current and former coal mining operations incur, and will continue to incur, expenditures associated with the investigation and remediation of facilities and environmental conditions, including underground storage tanks, solid and hazardous waste disposal and other matters under these environmental laws. We also must comply with reporting requirements under the Emergency Planning and Community Right-to-Know Act and the Toxic Substances Control Act.

     The magnitude of the liability and the cost of complying with environmental laws with respect to particular sites cannot be predicted with certainty due to the lack of specific information available, the potential for new or changed laws and regulations and for the development of new remediation technologies and the uncertainty regarding the timing of remedial work. As a result, we may incur material liabilities or costs related to environmental matters in the future and such environmental liabilities or costs could adversely affect our results and financial condition. In addition, there can be no assurance that changes in laws or regulations would not result in additional costs and affect the manner in which we are required to conduct our operations.

Resource Conservation and Recovery Act

     The Resource Conservation and Recovery Act and corresponding state laws and regulations affect coal mining operations by imposing requirements for the treatment, storage and disposal of hazardous wastes. Facilities at which hazardous wastes have been treated, stored or disposed of are subject to corrective action orders issued by the EPA and other potential obligations, which could adversely affect our results and financial condition.

Effect of existing or probable government regulations on business

     Existing regulations on mining are extensive and require time and personnel to insure compliance. Eastern has employed full time personnel capable of responding to any and all state or federal inspection personnel. These persons are charged with insuring that all mining personnel have been trained and instructed in safe mining operations. These persons are also charged with insuring that all other personnel are conducting themselves in a safe and acceptable manner. Eastern has also hired as part of the Eastern team Jacobs Risk Management, a risk management consulting company operated as a sole proprietorship by Joseph G. Jacobs, who is one of our directors. Jacobs Risk Management provides preventative and ongoing compliance support to help insure that Eastern remains in compliance with all state and federal mandates.

     Eastern is not aware of any new regulations that will impact our business, but expects that any new regulations will apply across the industry and not impact Eastern more than any other coal mining operation.

Costs and effects of compliance with federal, state, local environmental laws

     Underground mining is highly scrutinized and regulated by the federal government and the state government. Eastern is subject to comply with all state and federal requirements, many of which are outlined in the Code of Federal Regulations, Title 30, Volume 3, Parts 700 to end. Some of these regulations can also be found in more detail at: http://www.access.gpo.gov/nara/cfr/waisidx_00/3 0cfrv3_00.html.

     Detailed regulations cover mining operations, potential subsidence issues, and reclamation of mining areas. Eastern anticipates that such costs will increase over the next fiscal year due to expanded operations.

EMPLOYEES

     As of January 31, 2006 Consolidated Energy, Inc. had no employees. Eastern has approximately 36 employees. All employees are full time. We believe our employee relations are satisfactory.

                             DESCRIPTION OF PROPERTY

     An administrative office is located at Consolidated Energy, Inc., 12508 W. Atlantic Boulevard, Coral Springs, FL 33071. Effective February 15, 2005, we had a one year lease for the above offices with an option to renew for one additional year. The lease rate is approximately $2,391 per month plus utilities fees of approximately $350 per month. The space provided is adequate for our needs. Management has determined that there is no need for this administrative office. This office will be closed by the end of February 2006.

     Our corporate office is currently located at 76 George Road, Betsy Layne, KY 41605. Starting January 1, 2005 we entered into a verbal lease for $2,000 per month plus utilities of approximately $300 per month. The space of this office is adequate for our needs and is located closely with all current operations.

Coal

     Martin County - As of December 31, 2004, we were in possession of one material mineral property located at 820 Hode Road, in Warfield, Martin County, Kentucky. Access to this property is via Kentucky State Route 292 one half mile north of Warfield. The coal is transported via truck via Kentucky State Route 292, Kentucky Route 3, and US 23 at Catlitsburg, Kentucky where it is delivered to the end user, American Electric Power, at the Big Sandy Power Plant. An alternative delivery point would be the river Barge facility at Catlitsburg Kentucky which is located approximately 60 miles from the mine site via the same route.

     Consistent with industry practice, we conducted a limited investigation of title to our coal properties prior to leasing and the property owners provided title warranties. Prior to initiating mining, title to lands and reserves of the lessors or grantors and the boundaries of our leased properties are more completely verified. We utilize a registered professional surveyor to confirm the meets and bounds and also advertised the property and the proposed mining operation in the largest circulation newspaper in the county in which the property is located.

     The property is in the Eastern Kentucky Central Appalachian Mountain Range, in rock formation consisting primarily of shale, sandstone and blue slate. Coal seams of economic significance on the property include the Alma, Pond Creek, Taylor, Richardson, Broas and Coalburg seams. The Alma Seam mine is operational and in good mining condition. The Pond Creek Seam is in the developmental stage. Currently, three slopes are being constructed within the current Alma Seam to allow access to the Pond Creek Seam. The Taylor Seam which will be mined via the underground method is currently in the permitting process. The Richardson, Broas and Coalburg seams are all to be mined using the surface mining method and have been explored and proven. Mining permits for these seams have not yet been submitted.

     We rehabilitated the Alma Seam which is currently mine-ready. The Alma Seam is scheduled to be mined by the continuous mining method using one Joy 14 CM-10 AA continuous miner, one Fletcher dual head roof bolter, five Long Air-dox Uni-haulers and various other underground mining equipment normally used in this method of mining. Substantially all of the current operating equipment has been refurbished or rebuilt and is in near new condition. The slope construction project which allows access to the Pond Creek from the mine ready Alma Seam lies approximately 93 feet below the Alma. The slope project is better than 50% complete. In February, 2005, we began purchasing equipment for a coal washing facility to be located on the property. Construction of the plant is currently underway and should be completed by end of third quarter 2005.

     As of December 31, 2004, we had invested $113,157.42 in leases associated with the Warfield property. We had invested approximately $25,000 for permits and approximately $1,761,982 in property, plant and equipment associated with the mining of coal on the above mentioned property.

     As of December 31, 2004, we plan to invest $4 million to $5 million or more to increase the production potential of the property, depending on the success of proposed fund raising.

     Electric power for the current and future operations on the property is supplied by American Electric Power. This power source is readily available and upgradeable when and as power demand increases. In the past three years we have rehabilitated the Alma seam mine and commenced production, and have recently begun construction of a coal preparation plant. There have been no other material events and no adverse material events within the past three years.

     All information provided in the table below represents current minerals under lease located on the Warfield property. All mineral is leased and none is owned by us.

                Proven & Probable                                                          Average          Total
                  Tons in Place                BTU Per lb. in place,       Sulfur      Recovery % Inc.   Recoverable
    Seam       As of Dec. 31, 2004    Type    including natural moisture   Content        Processing         Tons
    ----       -------------------    ----    --------------------------   -------        ----------         ----
Pond Creek         5,400,000         Steam        11,800 to 13,200      less than 1.0        40%          2,160,000
Alma              14,600,000         Steam        11,300 to 12,500      greater than         45%          6,570,000
                                                                        1.5

Totals            20,000,000                                                                              8,730,000
                  ==========                                                                              =========

                Proven & Probable                                                          Average          Total
                  Tons in Place                BTU Per lb. in place,       Sulfur      Recovery % Inc.   Recoverable
    Seam       As of Sep. 30, 2005    Type    including natural moisture   Content        Processing         Tons
    ----       -------------------    ----    --------------------------   -------        ----------         ----


Pond Creek         5,400,000         Steam        11,800 to 13,200      less than 1.0        40%          2,160,000
Alma              14,600,000         Steam        11,300 to 12,500      Greater than         45%          6,570,000
                                                                        1.5
Taylor             5,220,300         Steam        12,200 to 13,600      less than 1.0        35%          1,827,105
Coalburg          13,105,855         Steam        11,800 to 13,200      greater than         48%          6,290,810
                                                                        1.0
Richardson           941,000         Steam        11,800 to 13,200      less than 1.0        50%            470,500
Broas              3,437,250         Steam        11,800 to 13,200      less than 1.0        85%          2,921,663

Totals            42,704,405                                                                             20,240,078
                  ==========                                                                             ==========

     Our estimate of the economic recoverability of our reserves is based upon a comparison of unassigned reserves to assigned reserves currently in production in the same geologic setting to determine an estimated mining cost. These estimated mining costs are compared to existing market prices for the quality of coal expected to be mined and taking into consideration typical contractual sales agreements for the region and product. Where possible, we also review production by competitors in similar mining areas. Only reserves expected to be mined economically and with an acceptable profit margin are included in our reserve estimates. Finally, our reserve estimates include reductions for recoverability factors to estimate a saleable product. Approximately 40% of the reserves in the table above is compliance coal.

     Our reserve estimates are developed by others and reviewed by Company employees with years of experience within the mining or engineering industry. The latest independent review was performed by Summit Engineering Inc. in July 2005 and conveyed that the company is in control of approximately 20.2 million recoverable coal tons.

     Morgan County - we acquired a lease, permit and the equipment to begin surface mining in Morgan County, Kentucky. This acquisition allowed the company to immediately begin surface mining. Management was able to mine and sell approximately 38,000 tons of coal from this initial permit. The Morgan County acquisition provided an option to purchase an additional pending permit that purportedly contains over 1,000,000 tons of high quality coal also located in Morgan County. This pending permit is expected to be released by the time we have completed mining the currently permitted 60,000 tons. The company, upon extensive review of this pending permit elected not to exercise its option to acquire this permit.

     Eastern is current on all permit obligations. The underground permit for the Alma and Pond Creek coal seams were issued February 2, 2006 and are scheduled to expire on November 6, 2009. This permit includes the coal processing facility and approximately one year of refuse disposal. As a general rule, we will need to perform maintenance on this permit. The large refuse disposal permit will require a Nation Wide 21 (404) valley fill permit which will be obtained from the US Corp of Engineers. This permit is currently in the process of being developed. The Taylor seam is in the permitting process and is expected to be issued in 2 to 5 months, depending on the review process.

     Eastern is currently out-sourcing all of the required Engineering and permitting services. Eastern's management is providing oversight of this process.

Gas and Oil

     The gas and oil leases held by us consist of approximately 400 acres. We acquired the lease from the mineral holder, in exchange for a working interest of all future wells constructed on the leased area. We also obtained an interest in an existing gas well that was on the 400 acre lease. This first well placed in operation was developed with a funding partner, Cascade Corporate Services, LLC. The partner owns 15% of the working interest in the well; the company from whom the lease was obtained owns 75% and we retained the balance. On any future wells, if we provide the funding for the drilling and completion, we will own 75% of the working interest. We may offer a portion of any such well's working interest to others who fund the development or a portion of the development of the wells.

                                LEGAL PROCEEDINGS

     In the fourth quarter of 2004, we settled a fee dispute over services rendered with an attorney for a settlement amount of approximately $20,000 (Case No. CACE05001104, filed in the Seventeenth Circuit Court, Broward County, Florida).

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

     The following table sets forth information regarding our executive officers and directors as of February 7, 2006:

Name                              Age     Positions
----                              ---     ---------
David Guthrie..................    53    President and Director
Robert Chmiel..................    45    Interim CFO and Director
Joseph Jacobs..................    58    Secretary and Director
Edward Jennings................    68    Director
Carl Baker.....................    63    Director
Barry Tackett..................    31    Director
Timothy M. Stobaugh............    35    Director
Jesse Shelmire.................    58    Director
Scott Griffith.................    60    Director

     Mr. Guthrie has spent the majority of his life in entrepreneurial endeavors. He began his career in construction where he was the founder of the first home center in Indianapolis. He developed the business into a sizable contractor supply facility serving the Greater Indianapolis area. From 1976 to 1998, he was the founder and operator of Guthrie Building materials. From 1990 to 1996, he founded and co-managed Guthrie Rental Station. From 1991 to the present, he founded and operated Royal Custom Homes, LLC. He also served as a board member to TruServe (formerly American Hardware & ServiStar) from 1994 to 1996, one of the largest cooperatives in the United States. During his tenure as a board member, this company grew from less than $1 billion in revenue to $5 billion. From 1996 to the present, Mr. Guthrie has served as President of Saudi American Minerals, Inc. Mr. Guthrie has recently sold his lumber interest and retired from his TruServe responsibilities. Mr. Guthrie, who holds a BA from Purdue University (1976), is currently President of Consolidated Energy, Inc.

     Mr. Chmiel was appointed interim Chief Financial Officer effective January 13, 2006. Since mid 2003, Mr. Chmiel has run his own CFO Consulting firm where he provides CFO services to both public and private companies, typically in the start-up or growth mode. In September 2003, Mr. Chmiel became the CFO for National Coal Corp. (NASDAQ: NCOC), a coal mining company based in Knoxville, TN. Prior to starting his own consulting firm, Mr. Chmiel served as CFO/COO of

Brilliant Digital Entertainment, Inc. beginning in 2000 (AMEX: BDE), a publicly-traded software firm. Previously, he was the President/COO and co-founder of Phase2Media, Inc., a privately held Internet advertising sales and marketing firm, and Chief Financial Officer for BarnesandNoble.com (NASDAQ:
BNBN) prior to the online bookseller's IPO. Mr. Chmiel earned his MBA from the Wharton School of Business at the University of Pennsylvania in 1987, and his BA in Economics from The College of the Holy Cross in 1982.

     Joseph G. Jacobs has held various positions in the coal industry since 1970 including Vice President of the Kentucky Mining Institute and Coal Operators and Associates from 1999 to the present. He also served as a member of the Kentucky Mining Board from 1997 to 2002 and currently serves as Vice Chairman of the Kentucky Coal Producers. Mr. Jacobs is a graduate of the University of Kentucky in 1969 and is presently the owner of Jacobs Risk Management serving as a mining consultant to a variety of clients in Kentucky, Virginia and West Virginia.

     Dr. Edward H. Jennings is President Emeritus and Professor Emeritus of Finance at Ohio State University. Dr. Jennings has served in university leadership assignments including President, Ohio State University (1981-1990), President, University of Wyoming (1979-1981), and Vice President of Finance and University Studies, University of Iowa (1976-1979). He has had faculty assignments at the University of Iowa (1973-1979, University of Dar Es Salaam (1972-1973), and the University of Hawaii (1974). Dr. Jennings has been widely published in major academic journals and is the co-author of a basic investment textbook now in its fourth printing. Prior to his academic career, from 1963 to 1965, he served as production planner, production supervisor and senior industrial engineer for Merck & Company, Pennsylvania. He has traveled extensively in the Far East, Europe, and Africa on various trade missions, and assisted in the development of academic ties with numerous international universities. He holds degrees from the University of North Carolina, BS in Industrial Management (1959), Case Western Reserve University, MBA in Finance
(1963), and the University of Michigan, Ph.D. in Finance (1969).

     Mr. Baker has been chairman of the board of Harvard Design Group, Ltd., Monaco, Pennsylvania, since 1996. He brings 25 years of experience in design and management. From 1992-1996, he was president of BTI, Moon Township, Pennsylvania. Form 1990 to 1992; he was a principal in Global Design Incorporated, Pittsburgh, Pennsylvania. He has been involved in the design and management of $300 million in healthcare facilities, $250 million in transportation facilities, $200 million in educational facilities, and four million square feet of commercial, retail, office, and recreational facilities. Mr. Baker is a registered architect in Ohio, Pennsylvania, Virginia and West Virginia. Other experiences include acting as master planner, managing and developing business plans for corporate growth, coordinating large-volume projects, and managing all phases of construction detailing and coordination. Mr. Baker holds a degree from Carnegie Mellon University, BA in Architecture
(1965), and has studied architectural design management and business development at Pennsylvania State University and Geneva College, and management at Massachusetts Institute of Technology.

     Barry W. Tackett is a Certified Public Accountant and owns his C.P.A. firm in Stanville, Kentucky from April 2003 to Current. Mr. Tackett served as our Chief Financial Officer from February 2004 until January 12, 2006. Mr. Tackett comes from a family of coal operators and has worked for clients in the coal industry for over ten years. He received his Masters of Accounting from the University of Tennessee in August 2000 and is a member of the Kentucky Society of Certified Public Accountants.

     Tim Stobaugh was appointed as a director on January 13, 2006. He joined Gryphon Special Situations Fund as a portfolio manager in May 2004 after spending over 10 years with the investment banking firm of Stonegate Securities, Inc. in Dallas, Texas. In his most recent position at Stonegate, Mr. Stobaugh was responsible for managing the investment banking department's private placement offerings to institutional investors. Mr. Stobaugh graduated cum laude from Trinity University with a B.S. in Business Administration (Finance) in 1993, and earned the CFA designation in 1998.

     Jesse Shelmire was appointed as a director on January 13, 2006. He joined Stonegate Securities, Inc. in May of 1999. He is a co-owner and principal of Stonegate, and currently serves as a Managing Director of Investment Banking. Prior to joining Stonegate, Mr. Shelmire was Managing Director of Investment Banking for First London Securities from 1996 to 1999 where he managed public and private offerings. He began his career at Smith Barney in 1980. Mr. Shelmire received his Bachelor of Science in Economics in 1979 from Wharton School of Business at the University of Pennsylvania.

     Scott Griffith was appointed as a director on January 13, 2006. He joined Stonegate Securities, Inc. in 1992. Mr. Griffith is a co-owner and principal of Stonegate Securities, Inc., and serves as a Managing Director of Investment Banking. Prior to joining Stonegate in 1992, Mr. Griffith was a Vice-President at Donaldson, Lufkin, & Jenrette from 1980 to 1988 and a Vice-President at Smith Barney from 1988 to 1992. Mr. Griffith received his Bachelor of Science in Marketing from Florida State University in 1979.

Audit Committee

     We have not yet established an audit committee. Our board of directors acts as the audit committee.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information concerning compensation earned by our Chief Executive Officer and the other named executive officers (the "named executive officers") who served as executive officers as at the fiscal year ended December 31, 2005, for services as executive officers for the last three fiscal years

       .
                           SUMMARY COMPENSATION TABLE
                                                                                            Long-Term
                                                                                           Compensation
                                                                            ------------------------------ ------------
                                              Annual Compensation                      Awards                Payouts
                                      ------------------------------------- ------------------------------ ------------
                                                               Other                        Securities                    All
                                                               Annual      Restricted       Underlying                   Other
         Name and                                              Compen-       Stock         Options/ SARs      LTIP       Compen-
    Principal Position        Year     Salary ($)   Bonus ($)  sation ($)   Award(s) ($)        (#)         Payouts ($)  sation ($)
--------------------------- --------- ------------- ---------- ------------ -------------- --------------- ------------ -----------
David Guthrie,               2005      $933,333       -0-        -0-            -0-            -0-            -0-         -0-
     President               2004         -0-         -0-        -0-        $1,462,500         -0-            -0-         -0-
                             2003         -0-         -0-        -0-            -0-            -0-            -0-         -0-

Joseph G. Jacobs,            2005      $433,978       -0-        -0-            -0-            -0-            -0-         -0-
     Secretary               2004       $25,543       -0-        -0-          $438,750         -0-            -0-         -0-
                             2003        $7,146       -0-        -0-            -0-            -0-            -0-         -0-

Barry W. Tackett,            2005      $535,214       -0-        -0-            -0-            -0-            -0-         -0-
     Former Chief
Financial                    2004       $37,509       -0-        -0-          $438,750         -0-            -0-         -0-
     Officer                 2003       $10,610       -0-        -0-            -0-            -0-            -0-         -0-

Option Grants in Fiscal Year 2005

     We did not grant options in 2005.

Aggregated Option Exercises in 2005 and Year End Option Values

     None.

Compensation of Directors

     We pay our directors $25,000 per year. Each director, at his or her sole discretion, can elect to be paid in either cash or common stock. An additional fee, to be determined, will be awarded to directors for service on committees.

Termination of Employment and Change of Control Arrangement

     There are no compensatory plans or arrangements, including payments to be received from us, with respect to any person named in Cash Compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with us or our subsidiaries, or any change in control of us, or a change in the person's responsibilities following a changing in control of us.

Executive Employment/Consulting Agreements

     Effective January 2005, we entered into an oral agreement with David Guthrie, our President and a director, pursuant to which we agreed to pay to Mr. Guthrie $8,000 per month as compensation for his services as our President. We have not finalized a written employment agreement in connection with Mr. Guthrie's employment due to our limited management resources.

     Effective January 13, 2006, Robert Chmiel was appointed as our interim Chief Financial Officer upon the resignation of Barry Tackett on January 12, 2006. In connection with our January 13, 2006 private placement, we entered into a consulting agreement with RC Financial Group, LLC, pursuant to which Mr. Chmiel was retained as a non-exclusive financial advisor for a term of 24 months. In addition, we issued RC Financial Group, LLC 20,000 shares of common stock in exchange for financial advisory services rendered by Mr. Chmiel during the four months ended December 31, 2005 assisting us with a number of issues including, but not limited to, the January 13, 2006 private placement.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                      ON ACCOUNTING AND FINANCIALDISCLOSURE

     We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure. On April 1, 2005, we accepted the resignation of Clyde Bailey, PC as our independent auditor. Also on April 1, 2005, we engaged Killman Murrell & Company, PC as our successor independent audit firm. Neither us, nor anyone acting on our behalf, consulted Killman Murrell regarding any matters specified in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-B. Our acceptance of Bailey's resignation and subsequent engagement of Killman Murrell was approved by our Board of Directors.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

     Since October 18, 2002, our common stock has been quoted on the OTC Bulletin Board under the symbol "CEIW." Prior to that date, our common stock was quoted on the OTC Bulletin Board under the symbol "BBQA." Set forth below are the high and low bid prices for our common stock for the last two fiscal years and subsequent interim periods. Although our common stock is quoted on the OTC Bulletin Board it has traded sporadically with no significant volume. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

     On February 7, 2006, the closing sale price of our common stock on the OTC Bulletin Board was $2.40 per share. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

         Quarter Ended                  High              Low
         -------------                  ----              ---
         December 2005                  $2.66             $1.10
         September 2005                 $3.05             $2.15
         June 2005                      $2.24             $2.16
         March 2005                     $3.27             $3.06

         Quarter Ended                  High              Low
         -------------                  ----              ---
         December 2004                  $2.20             $1.40
         September 2004                 $2.30             $1.01
         June 2004                      $1.93             $1.20
         March 2004                     $2.05             $0.75

Number of Shareholders

     As of February 1, 2006, there were approximately 82 holders of record of our common stock.

Dividend Policy

     Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 1, 2006, the name, address and the number of shares of our Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by us to own beneficially, more than 5% of the issued and outstanding shares of our Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

     Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless other indicated, the address of each beneficial owner listed below is c/o Consolidated Energy, 76 George Road, Betsy Layne, Kentucky 41605.

                                                                      Percentage of
Name of Beneficial Owner                        Number of Shares      Shares Beneficially Owned (1)
------------------------------------------- ------------------------- -----------------------------
Executive Officers and Directors:

David Guthrie                                         750,000                         5.0%
President, Director

Robert Chmiel                                          20,000                         1.3%
CFO, Director

Joseph G. Jacobs                                      351,000                         2.4%
Secretary, Director

Edward H. Jennings                                     25,000                            *
Director

Carl G. Baker                                          25,000                            *
Director

Barry W. Tackett                                      350,000                         2.4%
Director

Timothy M. Stobaugh                                         0                           0%
Director

Jesse Shelmire                                        576,903                         3.9%
Director

Scott Griffith                                        500,833                         3.4%
Director

All Directors and Executive Officers as a           2,598,736                        17.5%
Group (9 persons)

                                       39

Other 5% Shareholders:

Diatom Energy, LLC (2)                              1,182,502                         8.0%
1030 Coral Ridge Dr.
Coral Springs, FL 33071

       * less than 1%

     (1) Applicable percentage ownership as of February 1, 2006 is based upon 14,823,246 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Rule 13d-3 includes all shares over which a person has sole or shared dispositive or voting power.
     (2) Jay Lasner, a principal of Diatom Energy, LLC, is an indirect beneficial owner of such shares.

                              SELLING SHAREHOLDERS

     The following table lists certain information with respect to the selling shareholders as follows: (i) each selling shareholder's name, (ii) the number of outstanding shares of common stock beneficially owned by the selling shareholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling shareholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling shareholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling shareholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling shareholder. Except as noted, none of the selling shareholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

     The selling shareholders may sell all, or none of their shares in this offering. See "Plan of Distribution."


                                                                                                        Shares Beneficially Owned
                                                                                 Shares Being              After the Offering
                                                   Shares Beneficially        Offered Pursuant to     -----------------------------
        Name                                       Owned Prior to Offering    this Prospectus (1)        Number        Percent
-----------------------------------------------    ------------------------   -------------------     ------------   --------------


Gryphon Master Fund, L.P.                               9,644,727                  9,644,727 (2)                0           *
100 Crescent Court
Suite 490
Dallas, Texas 75201

GSSF Master Fund, LP                                    3,381,576                  3,381,576 (3)                0           *
100 Crescent Court
Suite 475
Dallas, Texas 75201
                                                        6,977,900                  6,977,900 (4)                0           *
Lonestar Partners, L.P.
c/o Lonestar Capital Management, LLC
One Maritime Plaza, Suite 2555
San Francisco, California  94111


                                       40

WS Opportunity International Fund Ltd.                    179,364                    179,364 (5)                0           *
300 Crescent Court, Suite 1111
Dallas, Texas 75201

WS Opportunity Fund (QP), L.P.                            133,997                    133,997 (6)                0           *
300 Crescent Court, Suite 1111
Dallas, Texas 75201

WS Opportunity Fund, L.P.                                 124,539                    124,539 (7)                0           *
300 Crescent Court, Suite 1111
Dallas, Texas 75201

Renaissance US Growth Investment Trust PLC              1,310,000                  1,310,000 (8)                0           *
c/o RENN Capital Group, Inc.
8080 N. Central Expressway
Suite 210, LB-59
Dallas, Texas  75206

BFS US Special Opportunities Trust PLC                  1,310,000                  1,310,000 (9)                0           *
c/o RENN Capital Group, Inc.
8080 N. Central Expressway
Suite 210, LB-59
Dallas, Texas  75206

Scott R. Griffith                                         576,903                   576,903 (10)                0           *
Stonegate Securities, Inc.
5940 Sherry Lane, Suite 410
Dallas, Texas 75225

Jesse B. Shelmire IV                                      500,833                   500,833 (11)                 0          *
Stonegate Securities, Inc.
5940 Sherry Lane, Suite 410
Dallas, Texas 75225

Enable Growth Partners, LP                              2,865,119                 2,865,119 (12)                 0          *
One Ferry Building, Suite 255
San Francisco, CA 94111

Enable Opportunity Partners, LP                           608,964                   608,964 (13)                 0          *
One Ferry Building, Suite 255
San Francisco, CA 94111

Gamma Opportunity Capital Partners L.P.                 1,164,701                 1,164,701 (14)                 0          *
275 Seventh Avenue, Suite 2000
New York, NY 10001

Bushido Capital Master Fund L.P.                        1,890,191                 1,890,191 (15)                 0          *
275 Seventh Avenue, Suite 2000
New York, NY 10001

Cordillera Fund, LP                                     2,211,480                 2,211,480 (16)                 0          *
8201 Preston Road, Suite 400
Dallas, TX 75225


                                       41

Newgrange Partners, LP                                     85,854                    85,854 (17)                 0          *
8201 Preston Road, Suite 400
Dallas, TX 75225

Whalehaven Capital Fund Limited                         1,666,667                 1,666,667 (18)                 0          *
c/o Research Capital
1055 Dunsmuir St., Suite 564
Vancouver, BC V7X 1L4, Canada

ABS SOS-Plus Partners Ltd.                                208,333                   208,333 (19)                 0          *
1967 Longwood - Lake Mary Road
Longwood, FL 32750

Regenmacher Holdings, Ltd.                                208,333                   208,333 (20)                 0          *
1967 Longwood - Lake Mary Road
Longwood, FL 32750

Iroquois Master Fund Ltd.                                 416,667                   416,667 (21)                 0          *
641 Lexington Avenue, 26th Floor
New York, NY 10022

RC Financial Group, LLC                                   170,000                   170,000 (22)                 0          *

TOTAL SHARES OFFERED                                                             35,636,148  (1)
                                                                                 ===============

     * less than 1%.

     (1)  Includes:  (a) 1,654,892 presently outstanding shares of common stock;
          (b) 15,277,778 shares issuable upon conversion of $13,750,000.00 principal amount of 6% senior secured convertible notes; (c) 2,573,529 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (d) 6,933,256 shares issuable upon conversion of $6,239,930.00 principal amount of 8% senior secured convertible notes; (e) 9,046,694 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing; and (f) 150,000 shares issuable upon exercise of warrants issued to RC Financial Group, LLC as consideration for financial consulting services. However, except for RC Financial Group, LLC, the selling shareholders have contractually agreed to restrict their ability to convert their senior secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling shareholders exceeds the number of shares of common stock that the selling shareholders could beneficially own at any given time through their ownership of the senior secured convertible notes and warrants.

     (2) Includes: (a) 5,000,000 shares issuable upon conversion of $4,500,000.00 principal amount of 6% senior secured convertible notes;
          (b) 1,047,793 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 1,172,466 shares issuable upon conversion of $1,055,219.18 principal amount of 8% senior secured convertible notes; and (d) 2,424,468 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. E.B. Leon makes the investment decisions on behalf of Gryphon Master Fund, L.P. and has voting control over the securities beneficially owned by Gryphon Master Fund, L.P.

     (3) Includes: (a) 1,666,667 shares issuable upon conversion of $1,500,000.00 principal amount of 6% senior secured convertible notes;
          (b) 349,264 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 501,933 shares issuable upon conversion of $451,740.00 principal amount of 8% senior secured convertible notes; and (d) 863,712 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Tom C. Davis makes the investment decisions on behalf of GSSF Master Fund, LP and has voting control over the securities beneficially owned by GSSF Master Fund, LP.

     (4) Includes: (a) 4,444,444 shares issuable upon conversion of $4,000,000.00 principal amount of 6% senior secured convertible notes;
          (b) 882,353 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 207,489 shares issuable upon conversion of $186,740.00 principal amount of 8% senior secured convertible notes; and (d) 1,443,614 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Jerome L. Simon makes the investment decisions on behalf of Lonestar Partners, L.P. and has voting control over the securities beneficially owned by Lonestar Partners, L.P.

     (5) Includes: (a) 113,778 shares issuable upon conversion of $102,400.00 principal amount of 6% senior secured convertible notes; (b) 30,118 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 5,798 shares issuable upon conversion of $5,218.00 principal amount of 8% senior secured convertible notes; and (d) 29,670 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Patrick P. Walker, G. Stacy Smith and Reid S. Walker make the investment decisions on behalf of WS Opportunity International Fund Ltd. and have voting control over the securities beneficially owned by WS Opportunity International Fund Ltd.

     (6)  Includes:  (a) 85,000 shares  issuable  upon  conversion of $76,500.00 principal amount of 6% senior secured convertible notes; (b) 22,500 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 4,331 shares issuable upon conversion of $3,898.00 principal amount of 8% senior secured convertible notes; and (d) 22,166 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Patrick P. Walker, G. Stacy Smith and Reid S. Walker make the investment decisions on behalf of WS Opportunity Fund (QP), L.P. and have voting control over the securities beneficially owned by WS Opportunity Fund (QP), L.P.

     (7)  Includes:  (a) 79,000 shares  issuable  upon  conversion of $71,100.00 principal amount of 6% senior secured convertible notes; (b) 20,912 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 4,026 shares issuable upon conversion of $3,623.00 principal amount of 8% senior secured convertible notes; and (d) 20,601 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Patrick P. Walker, G. Stacy Smith and Reid S. Walker make the investment decisions on behalf of WS Opportunity Fund, L.P. and have voting control over the securities beneficially owned by WS Opportunity Fund, L.P.

     (8) Includes: (a) 833,333 shares issuable upon conversion of $750,000.00 principal amount of 6% senior secured convertible notes; (b) 110,294 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 40,000 shares issuable upon conversion of $36,000.00 principal amount of 8% senior secured convertible notes; and (d) 326,373 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. G. Russell Cleveland makes the investment decisions on behalf of Renaissance US Growth Investment Trust PLC and has voting control over the securities beneficially owned by Renaissance US Growth Investment Trust PLC.

     (9) Includes: (a) 833,333 shares issuable upon conversion of $750,000.00 principal amount of 6% senior secured convertible notes; (b) 110,294 shares issuable upon exercise of warrants issued in connection with the 6% senior secured convertible notes; (c) 40,000 shares issuable upon conversion of $36,000.00 principal amount of 8% senior secured convertible notes; and (d) 326,373 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. G. Russell Cleveland makes the investment decisions on behalf of BFS US Special Opportunities Trust PLC and has voting control over the securities beneficially owned by BFS US Special Opportunities Trust PLC.

     (10) Includes: (a) 326,070 shares of common stock acquired upon exercise of placement agent warrants issued in connection with the sale of our 6% senior secured convertible notes and related warrants; (b) 167,222 shares of common stock issuable upon conversion of $150,500 principal amount of 8% senior secured convertible notes; and (c) 83,611 shares of common stock issuable upon conversion of placement agent warrants. Scott R. Griffith is a registered representative of Stonegate Securities, Inc., a registered broker-dealer, and is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under this prospectus. Mr. Griffith received his securities as compensation for placement agent services in connection with the sale of our 6% senior secured convertible notes, 8% senior secured convertible notes and the related common stock purchase warrants. Mr. Griffith is a member of our Board of Directors.

     (11) Includes: (a) 250,000 shares of common stock acquired upon exercise of placement agent warrants issued in connection with the sale of our 6% senior secured convertible notes and related warrants; (b) 167,222 shares of common stock issuable upon conversion of $150,500 principal amount of 8% senior secured convertible notes; and (c) 83,611 shares of common stock issuable upon conversion of placement agent warrants. Jesse B. Shelmire IV is a registered representative of Stonegate Securities, Inc., a registered broker-dealer, and is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under this prospectus. Mr. Shelmire received his securities as compensation for placement agent services in connection with the sale of our 6% senior secured convertible notes, 8% senior secured convertible notes and the related common stock purchase warrants. Mr. Shelmire is a member of our Board of Directors.

     (12) Includes: (a) 282,353 shares of common stock acquired as payment of interest on previously outstanding Bridge Notes issued in November 2005; (b) 722,222 shares issuable upon conversion of $650,000.00 principal amount of 6% senior secured convertible notes; (c) 999,622 shares issuable upon conversion of $899,660.00 principal amount of 8% senior secured convertible notes; and (d) 860,922 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Mitch Leveine makes the investment decisions on behalf of Enable Growth Partners, LP and has voting control over the securities beneficially owned by Enable Growth Partners, LP.

     (13) Includes: (a) 70,588 shares of common stock acquired as payment of interest on previously outstanding Bridge Notes issued in November 2005; (b) 111,111 shares issuable upon conversion of $100,000.00 principal amount of 6% senior secured convertible notes; (c) 247,806 shares issuable upon conversion of $223,025.00 principal amount of 8% senior secured convertible notes; and (d) 179,459 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Mitch Leveine makes the investment decisions on behalf of Enable Opportunity Partners, LP and has voting control over the securities beneficially owned by Enable Opportunity Partners, LP.

     (14) Includes: (a) 147,058 shares of common stock acquired as payment of interest on previously outstanding Bridge Notes issued in November 2005; (b) 388,889 shares issuable upon conversion of $350,000.00 principal amount of 6% senior secured convertible notes; (c) 289,540 shares issuable upon conversion of $260,586.00 principal amount of 8% senior secured convertible notes; and (d) 339,214 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Christopher Rossman makes the investment decisions on behalf of Gamma Opportunity Capital Partners L.P. and has voting control over the securities beneficially owned by Gamma Opportunity Capital Partners L.P.

     (15) Includes: (a) 205,882 shares of common stock acquired as payment of interest on previously outstanding Bridge Notes issued in November 2005; (b) 388,889 shares issuable upon conversion of $350,000.00 principal amount of 6% senior secured convertible notes; (c) 733,984 shares issuable upon conversion of $660,586.00 principal amount of 8% senior secured convertible notes; and (d) 561,436 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Christopher Rossman makes the investment decisions on behalf of Bushido Capital Master Fund L.P.and has voting control over the securities beneficially owned by Bushido Capital Master Fund L.P.

     (16) Includes: (a) 352,941 shares of common stock acquired as payment of interest on previously outstanding Bridge Notes issued in November 2005; (b) 555,556 shares issuable upon conversion of $500,000.00 principal amount of 6% senior secured convertible notes; (c) 683,470 shares issuable upon conversion of $615,123.00 principal amount of 8% senior secured convertible notes; and (d) 619,513 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Stephen J. Carter and James P. Andrew make the investment decisions on behalf of Cordillera Fund, LP and have voting control over the securities beneficially owned by Cordillera Fund, LP.

     (17) Includes:  (a) 55,556 shares  issuable  upon  conversion of $50,000.00 principal amount of 6% senior secured convertible notes; (b) 1,680 shares issuable upon conversion of $1,512.00 principal amount of 8% senior secured convertible notes; and (c) 28,618 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Michael H. Scholten makes the investment decisions on behalf of Newgrange Partners, LP and has voting control over the securities beneficially owned by Newgrange Partners, LP.

     (18) Includes: (a) 1,111,111 shares issuable upon conversion of $1,000,000.00 principal amount of 8% senior secured convertible notes; and (b) 555,556 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Evan Schemenauer makes the investment decisions on behalf of Whalehaven
          Capital Fund Limited and has voting control over the securities beneficially owned by Whalehaven Capital Fund Limited.

     (19) Includes: (a) 138,889 shares issuable upon conversion of $125,000.00 principal amount of 8% senior secured convertible notes; and (b) 69,444 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Jonathan Knight makes the investment decisions on behalf of ABS SOS-Plus Partners Ltd. and has voting control over the securities beneficially owned by ABS SOS-Plus Partners Ltd.

     (20) Includes: (a) 138,889 shares issuable upon conversion of $125,000.00 principal amount of 8% senior secured convertible notes; and (b) 69,444 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Jonathan Knight makes the investment decisions on behalf of Regenmacher Holdings, Ltd. and has voting control over the securities beneficially owned by Regenmacher Holdings, Ltd.

     (21) Includes: (a) 277,778 shares issuable upon conversion of $250,000.00 principal amount of 8% senior secured convertible notes; and (b) 138,889 shares issuable upon exercise of warrants issued in connection with the 8% senior secured convertible note financing. Josh Silverman makes the investment decisions on behalf of Iroquois Master Fund Ltd. and has voting control over the securities beneficially owned by Iroquois Master Fund Ltd.

     (22) Includes: (a) 20,000 presently outstanding shares of common stock; and
          (b) 150,000 shares of common stock issuable upon exercise of warrants issued to RC Financial Group, LLC as consideration for financial consulting services. Robert Chmiel makes the investment decisions on behalf of RC Financial Group, LLC and has voting control over the securities beneficially owned by RC Financial Group, LLC. Mr. Chmiel is our interim Chief Financial Officer and one of our directors.

6% Senior Secured Convertible Notes Due 2008

     On February 24, 2005, we executed a financing transaction for aggregate gross proceeds of $7,000,000, with additional investment rights of up to an additional $7,000,000, such financing to be used for the purchase of equipment and to fund expenditures for the consummation of mining activities at the Warfield Mine. The financing is in the form of 6% senior secured convertible notes for an aggregate total face amount of $7,000,000 and a term of three years. The 6% senior secured convertible notes initially had a conversion price of $1.70 per share which was subsequently amended to $0.90 per share on January 13, 2006. Holders of the 6% senior secured convertible notes are Gryphon Master Fund, L.P. and GSSF Master Fund, LP, Lonestar Partners, L.P., WS Opportunity International Fund, Ltd., WS Opportunity Fund (QP), L.P., WS Opportunity Fund, L.P., Renaissance US Growth Investment Trust PLC, and BFS US Special Opportunities Trust PLC. As additional consideration, we have issued to the 6% note holders warrants to purchase an aggregate of 2,058,824 shares of common stock. Such warrants initially had an exercise price of $1.70 per share which was subsequently amended to $0.90 per share on January 13, 2006. The warrants are exercisable for a term of five years. The conversion price of the 6% senior secured convertible notes, and the exercise price of the related warrants, are subject to certain normal and customary anti-dilution adjustment provisions and also include a one-time reset provision.

     Additionally, during March and June 2005 we received additional investments totaling $6,750,000 of 6% senior secured convertible notes from the following investors who exercised Additional Investment Rights: Gryphon Master Fund, L.P., GSSF Master Fund, L.P., Lonestar Partners, L.P., Renaissance US Growth, BFS US Special Opportunities Trust PLC, Enable Capital, Bushido Capital, AC Capital, and Newgrange Advisors, LLC.

     The 6% senior secured convertible notes bear interest at 6%, mature in February, 2008, and are convertible into our common stock, at the selling shareholder's option. The 6% senior secured convertible notes were initially convertible into shares of common stock at a conversion price of $1.70 per share, which was subsequently amended on January 13, 2006 to $0.90 per share. The conversion price of the 6% senior secured convertible notes is subject to adjustment in the event we issue additional stock below the then current market price or declare a stock split or stock dividend. In addition, the conversion price is subject to a one time adjustment.

     In addition, we issued to the selling shareholders warrants to purchase up to 2,573,529 shares of our common stock at an initial exercise price of $1.70 per share. The exercise price was amended to $0.90 per share on January 13, 2006. The exercise price of the warrants is subject to the same adjustments and reset provisions as the 6% senior secured convertible notes.

     Pursuant to the terms of the 6% senior secured convertible notes and the warrants, the selling shareholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

     On January  13,  2006,  in  connection  with the sale of 8% senior  secured convertible notes described below, the terms of the 6% senior secured convertible notes and related warrants were materially amended. A complete description of the material terms of the amendments is included under "Forbearance Agreement" beginning on page 13 of this prospectus.

8% Senior Secured Convertible Notes Due June 30, 2008

     On January 13, 2006, we sold approximately $5.9 million principal amount of 8% senior secured convertible notes due June 30, 2008 to 18 accredited investors. In connection with the sale of the 8% senior secured convertible notes, we issued investors warrants to purchase an aggregate of approximately
3.3 million shares of common stock, calculated as 50% of each investor's subscription amount divided by $0.90. Of the $5.9 million principal amount of 8% senior secured convertible notes, we received gross proceeds of $3.4 million. The remaining approximate $2.5 million principal amount of 8% senior secured convertible notes was paid by investors as follows: (a) $1.8 million was paid by the cancellation of promissory notes sold by us on September 23, 2005; (b) $102,000 represents a management fee owed to the lead investor, Gryphon Master Fund, L.P.; and (c) the remaining $598,000 represents interest accrued on our 6% senior secured convertible notes sold February 24, 2005 and pursuant to certain Additional Investment Rights sold February 24, 2005.

     The 8% senior secured convertible notes have a final maturity date of June 30, 2008, accrue interest at the rate of 8% per annum, are secured by all of our properties and assets and the properties and assets of each of our subsidiaries, and are guaranteed by each of our subsidiaries. The 8% senior secured convertible notes rank pari passu with our outstanding 6% senior secured convertible notes. Interest may be paid either in cash or with shares of common stock in our sole discretion. Holders of the 8% senior secured convertible notes have the right to convert the outstanding principal amount into shares of our common stock from time to time based on a conversion price of $0.90, subject to adjustment. Beginning July 1, 2006, on the first day of each month we are required to redeem 1/24th of the outstanding principal of the 8% senior secured convertible notes (the "Monthly Redemption Amount"). If the transaction is registered on an effective registration statement and certain other conditions are satisfied, we may pay the Monthly Redemption Amount with shares of common stock based on a conversion price equal to the lesser of (a) the then conversion price and (b) 80% of the daily volume weighted average price of the common stock for the 10 consecutive trading days prior to the applicable monthly redemption date. In the event our annualized EBITDA for the two fiscal quarters ending December 31, 2006 (the "Annualized EBITDA") is less than $17 million, the conversion price of the 8% senior secured convertible notes will be reset to equal the greater of (a) $0.30 or (b) a price determined by the following formula: [3 * X/Y], where X equals the Annualized EBITDA and Y equals the number of shares of common stock outstanding on a fully diluted basis on December 31, 2006. In addition, if we issue or commit to issue or distribute new securities at a price per share less than the current market price or the current conversion price, then the conversion price will be adjusted to reflect such lower price. The conversion price is also subject to adjustment for stock dividends, stock splits, stock combinations and similar dilutive transactions.

     The warrants issued in connection with the 8% senior secured convertible notes have an exercise price of $0.90 per share and are exercisable until January 14, 2011. Holders may exercise the warrants on a cashless basis after the first anniversary of the initial issuance date and then only in the event that a registration statement covering the resale of the warrant shares is not then effective. In the event our annualized EBITDA for the two fiscal quarters ending December 31, 2006 (the "Annualized EBITDA") is less than $17 million, the exercise price of the warrants will be reset to equal the greater of (a) $0.30 or (b) a price determined by the following formula: [3 * X/Y], where X equals the Annualized EBITDA and Y equals the number of shares of common stock outstanding on a fully diluted basis on December 31, 2006. In addition, if we issue or commit to issue or distribute new securities at a price per share less than the current market price or the current exercise price, then the exercise price will be adjusted to reflect such lower price. The exercise price is also subject to adjustment for stock dividends, stock splits, stock combinations and similar dilutive transactions.

     The investors have agreed to restrict their ability to convert the 8% senior secured convertible notes and exercise the warrants such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of our then issued and outstanding shares of common stock.

     We agreed to file a registration statement with the SEC registering the resale of the shares of common stock issuable upon conversion of the 8% senior secured convertible notes and related warrants on or before February 12, 2006 and cause such registration statement to be declared effective no later than May 31, 2006.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than the transactions listed below, during the fiscal years ended December 31, 2005, December 31, 2004 and 2003, there were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are to be party, in which the amount involved exceeds $60,000, and in which any of our directors or executive officers, or any security holders who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

     Barry Tackett, appointed as a director and CFO in February 2004, was paid a total of $10,610 for accounting services in fiscal 2003, and $37,509 in fiscal 2004. In January 2005, Mr. Tackett also received a total of 225,000 shares for consulting services in fiscal 2004 valued at $438,750. In January 2006, Mr. Tackett resigned as CFO and agreed to serve our Controller. We currently have an oral agreement with Mr. Tackett. Mr. Tackett provides services relating to all aspects of the Company's accounting needs, including payroll services and general day to day accounting functions.

     Jacobs Risk Management, a risk management consulting company operated as a sole proprietorship by one of our directors and our Secretary, Joseph G. Jacobs, provides preventative and ongoing compliance support to help insure that Eastern remains in compliance with all state and federal mandates. Through Jacobs Risk Management, Mr. Jacobs was paid a total of $7,146 in fiscal 2003, and $25,543 in fiscal 2004. In January 2005, Mr. Jacobs also received 225,000 shares for consulting services in fiscal 2004 valued at $438,750. We currently have an oral agreement with Mr. Jacobs in connection with Jacobs Risk Management's services.

     Steven Hicks, appointed as a director in February 2004, is the owner of CVS, Inc., a coal consulting company. CVS was paid a total of $15,000 for consulting services in fiscal 2003. Mr. Hicks resigned as a director in October 2004.

     Clear Focus, Inc., one of our major shareholders, was paid $15,500 for business and management consulting services in fiscal 2004, and $37,800 in fiscal 2003.

     In anticipation of the completion of our planned acquisition, we paid a total $15,000 in patent fees for Saudi American in fiscal 2004. We paid $24,146 in expenses for Saudi American during fiscal 2003, including $16,595 for advertising and promotional materials for the clean coal technology, $751 for freight delivery on coal to be tested, and $6,800 for laboratory testing.

     We paid $2,814 to Kentucky Energy Consultants for services and accrued an additional $29,666 for services through December 31, 2003. The Company accrued an additional $133,092 for services through December 31, 2004. Principals of Kentucky Energy Consultants are minority shareholders of us and major shareholders of Saudi American.

     In fiscal 2003, we paid $55,344.29 to Midwest Energy Transport for services. In fiscal 2004, we paid $35,875 to Midwest Energy Transport.
Principals of Midwest Energy are minority shareholders of us and major shareholders of Saudi American.

     In 2004, Cons Oil & Gas engaged in a series of transactions related to oil and gas leases with Buckeye Energy Development, LLC. See Note 14: Related Parties. Principals of Buckeye Energy Development are minority shareholders of us and major shareholders of Saudi American.

     In 2004, we engaged in a series of transactions related to coal sales with Eastern Consolidated Mining, Inc. See Note 14 Related Parties to our consolidated financial statements. Principals of Eastern Consolidated Mining are minority shareholders of us and major shareholders of Saudi American.

     On January 13, 2006, Scott Griffith and Jesse Shelmire were appointed to our Board of Directors. Messrs. Griffith and Shelmire are both registered representatives of Stonegate Securities, Inc., the placement agent engaged by us in connection with our January 13, 2006 private placement. We are obligated to pay Stonegate Securities, Inc. a 7% placement agent fee for services rendered in connection with the January 13, 2006 private placement. The We also paid Stonegate Securities, Inc. a placement agent fee of $825,000 in association with placement of our sale of 6% senior secured convertible notes and related warrants in February 2005 and the exercise of Additional Investment Rights during 2005. Also in connection with these placements, we issued Messrs. Griffith and Shelmire warrants to purchase 1,110,290 shares (555,145 shares each) of common stock with term of five years and an exercise price of $1.70 per share. These warrants were exercised on a cashless basis and we thereby issued an aggregate of 652,144 shares (326,072 shares each) of common stock to Messrs. Griffith and Shelmire.

     RC Financial Group LLC was issued 20,000 shares of common stock during the year ended December 31, 2005 for financial consulting services. On January 13, 2006 Mr. Robert Chmiel, a principal of RC Financial Group, LLC, was appointed to our Board of Directors and interim Chief Financial Officer. Mr. Chmiel's agreement with the company is for an annual salary of $150,000 and warrants to purchase 150,000 shares of common stock with a term of five years and an exercise price of $0.90 per share.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. As of February 1, 2006, there were 14,823,246 shares of common stock issued and outstanding.

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, NV 89119.

                              PLAN OF DISTRIBUTION

     The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the common stock by one or more of the following methods, without limitation:

     o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

     o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o Privately negotiated transactions;

     o In connection with short sales of company shares;

     o Through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

     o By pledge to secure debts of other obligations;

     o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

     o In a combination of any of the above.

     These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer the common stock by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the common stock.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

     From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

     Scott R. Griffith and Jesse B. Shelmire IV are both registered representatives of Stonegate Securities, Inc., a registered broker-dealer, and are "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. The other selling shareholders and any other underwriters, brokers, dealers or agents that participate in the distribution of the common stock may also be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

     A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling shareholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

     The selling shareholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

     The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     The financial statements included in the Prospectus have been audited by Killman, Murell & Company, P.C., independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     References in this prospectus to Summit Engineering Inc. and its analysis relating to our coal reserves are made in reliance on Summit Engineering's authority as an expert in engineering consulting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

     In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                            CONSOLIDATED ENERGY, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                      INDEX

                                                                                                      Page

Reports of Independent Registered Public Accounting Firm
         Killman, Murrell & Co., P.C. - Year Ended December 31, 2003                                  F-2
         Killman, Murrell & Co., P.C. - Year Ended December 31, 2004                                  F-3

Consolidated Balance Sheets as of December 31, 2003 and 2004 and
         September 30, 2004 and 2005 (Unaudited)                                                      F-4

Consolidated Statements of Operations for the Years Ended December 31, 2003
         and 2004 and the Nine Months Ended September 30,
         2004 and 2005 (Unaudited)                                                                    F-6

Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the
         Years Ended December 31, 2003 and 2004 and the Nine Months Ended
         September 30, 2004 and 2005 (Unaudited)                                                      F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and
         2004 and the Nine Months Ended September 30, 2004 and 2005 (Unaudited)                       F-8

         Notes to Consolidated Financial Statements                                                   F-12


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders Consolidated Energy, Inc. Coral Springs, Florida

We have audited the accompanying consolidated balance sheet of Consolidated Energy, Inc. as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consolidated Energy, Inc. as of December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                   /s/Killman, Murrell & Company, P.C.
                   -----------------------------------
                   KILLMAN,  MURRELL  &  COMPANY,  P.C.
                   Houston, Texas
                   July 18, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders Consolidated Energy, Inc. Coral Springs, Florida

We have audited the accompanying consolidated balance sheet of Consolidated Energy, Inc. as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consolidated Energy, Inc. as of December 31, 2004, and the consolidated results of its operations and its cash flows for the year then ended in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                   /s/Killman, Murrell & Company, P.C.
                   -----------------------------------
                   KILLMAN,  MURRELL  &  COMPANY,  P.C.
                   Houston, Texas
                   April 11, 2005

                            CONSOLIDATED ENERGY, INC

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       December 31,          September 30,
                                                  ---------------------
                                                  2003             2004           2005
                                                  ----             ----           ----
                                                                               (Unaudited)
CURRENT ASSETS
     Cash                                      $    6,316      $   4,392     $    63,611
     Accounts Receivable                                -              -          72,967
     Accounts Receivable - Other                        -         75,000               -
     Prepaid Expenses                              19,141            400           4,011
                                               ----------      ---------     -----------

          TOTAL CURRENT ASSETS                     25,457         79,792         140,589
                                               ----------      ---------     -----------

BUILDING, EQUIPMENT AND
     COAL LEASES
     Building, Equipment, Net of Depreciation   1,368,817      1,515,677       9,642,835
     Coal Leases, Net of Amortization             107,458      1,182,457      11,977,508
                                               ----------     ----------     -----------

          TOTAL BUILDING, EQUIPMENT
               AND COAL LEASES, NET             1,476,275      2,698,134      21,620,343
                                               ----------     ----------     -----------

OTHER ASSETS
     Restricted Cash                                    -         49,900          51,200
     Prepaid Royalty                               44,111         11,666          51,166
     Other Assets                                  44,804         32,500          64,908
                                               ----------     ----------     -----------

          TOTAL OTHER ASSETS                       88,915         94,066         167,274
                                               ----------     ----------     -----------

          TOTAL ASSETS                         $1,590,647     $2,871,992     $21,928,206
                                               ==========     ==========     ===========


 The accompanying notes are an integral part of these consolidated financial statements.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                           CONSOLIDATED BALANCE SHEETS

                                   (CONTINUED)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                  December 31,         September 30,
                                                                ------------------
                                                                2003          2004           2005
                                                                ----          ----           ----
                                                                                         (Unaudited)
CURRENT LIABILITIES
     Cash Overdrafts                                        $  56,884     $  400,623     $         -
     Senior 6% Secured Notes Payable                                -              -      10,594,546
     Accounts Payable                                         311,030        426,427       1,004,863
     Accrued Liabilities                                      152,728      2,550,574       1,155,679
     Royalties Payable                                         48,786        369,374         326,402
     Notes Payable                                            514,017        182,737         546,429
     Current Portion Capital Lease                                  -              -       1,327,666
     Convertible Debentures                                 1,266,400        588,010         702,438
     Payable to Related Parties                                76,276        560,906         722,717
     Note Payable to Related Parties                                -        659,339               -
     Deferred Revenue                                               -              -         226,253
                                                          -----------     -----------    -----------

          TOTAL CURRENT LIABILITIES                         2,426,121      5,737,990      16,606,993

LONG-TERM LIABILITIES
     Deferred Royalties Payable                                     -        168,962         161,582
     Long Term Notes Payable                                        -              -          74,675
                                                                    -              -               -
                                                            ---------     ----------     -----------
          TOTAL LIABILITIES                                 2,426,121      5,906,952      16,843,250
                                                            ---------     ----------     -----------

COMMITMENTS AND CONTINGENCIES                                       -              -               -

STOCKHOLDERS' EQUITY (DEFICIT)
     Common Stock, $.001 Par Value, 50,000,000 Shares
          Authorized, 7,358,000, 10,327,428 and
          14,808,246 Shares Issued and
          Outstanding, Respectively                             7,358         10,327          14,808
     Additional Paid-In-Capital                               558,890      4,770,335      16,527,852

     Retained Deficit                                      (1,401,722)    (7,815,622)    (11,457,704)
                                                          -----------     ----------     -----------

          TOTAL STOCKHOLDERS' EQUITY (DEFICIT)               (835,474)    (3,034,960)      5,084,956

                                                          -----------     ----------     -----------

          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY (DEFICIT)                  $ 1,590,647     $2,871,992     $21,928,206
                                                          ===========     ==========     ===========


The accompanying notes are an integral part of these consolidated financial statements.

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      Nine Months
                                             Years  Ended December 31,            Ended September 30,
                                             ------------------------             ---------------------
                                               2003             2004             2004             2005
                                               ----             ----             ----             ----

                                                                              (Unaudited)    (Unaudited)
REVENUES
     Coal Sales                            $   649,606      $ 2,746,983      $ 2,180,868      $ 1,816,305
                                           -----------      -----------      -----------      -----------

          TOTAL REVENUES                       649,606        2,746,983        2,180,868        1,816,305
                                           -----------      -----------      -----------      -----------

COSTS AND EXPENSES

Cost Of Revenue, Excluding
     Depreciation of Mine Equipment
     And Amortization of coal leases
     Of $106,033, $256,880, $203,216
     And $403,308 for the years ended
     December 31, 2003 and 2004 and
     The nine months ended
     September 30, 2004 and 2005
     respectively                            1,035,295        3,727,162        2,654,192        1,959,506
Operating Expenses                             659,076        4,205,518        1,467,660        2,897,778
Depreciation and Amortization                  110,046          265,394          209,601          418,175
                                           -----------      -----------      -----------      -----------

          TOTAL COSTS AND
          EXPENSES                           1,804,417        8,198,074        4,331,453        5,275,459
                                           -----------      -----------      -----------      -----------

          LOSS FROM
          OPERATIONS                        (1,154,811)      (5,451,091)      (2,150,585)      (3,459,154)
                                           -----------      -----------      -----------      -----------

OTHER EXPENSES
     Loss on Sale of Assets                          -           83,861                -           72,833
     Interest Expense, Net of $1,736,474
          Capitalized Interest in 2005         246,911          878,948          689,003          110,095
                                           -----------      -----------      -----------      -----------

          TOTAL OTHER
               EXPENSES                        246,911          962,809          689,003          182,928
                                           -----------      -----------      -----------      -----------

          LOSS BEFORE
          INCOME TAXES                      (1,401,722)      (6,413,900)      (2,839,588)      (3,642,082)
                                           -----------      -----------      -----------      -----------

PROVISION FOR INCOME TAXES                           -                -                -                -
                                           -----------      -----------      -----------      -----------

          NET LOSS                         $(1,401,722)     $(6,413,900)     $(2,839,588)     $(3,642,082)
                                           ===========      ===========      ===========      ===========

BASIC AND DILUTED LOSS PER
     COMMON SHARE                          $      (.29)     $      (.67)     $      (.30)     $      (.27)
                                           ===========      ===========      ===========      ===========

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES
     Basic and Diluted                       4,841,750        9,529,560        9,373,317       13,669,645
                                           ===========      ===========      ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements.

                            CONSOLIDATED ENERGY, INC

       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004

                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 2005

                                               Common Stock        Additional
                                               ------------         Paid-In-     Retained
                                            Shares    Par Value     Capital       Deficit          Total
                                            ------    ---------     -------       -------          -----
BALANCE, JANUARY 1, 2003                   2,668,000   $ 2,668   $   263,802   $   (285,243)   $   (18,773)
     Shares Issued For Services            1,690,000     1,690       394,160              -        395,850
     Interest Cost Associated With
     Beneficial Conversion Feature
     of Debentures                                 -         -       186,171              -        186,171
     Transfer of Retained Deficit Upon
     Reverse Merger                                -         -      (285,243)       285,243              -
     Shares Issued in Connection With
     Reverse Merger                        3,000,000     3,000             -              -          3,000
     Net Loss                                      -         -             -     (1,401,722)    (1,401,722)
                                         -----------   -------   -----------   ------------    -----------

BALANCE, DECEMBER 31, 2003                 7,358,000     7,358       558,890     (1,401,722)      (835,474)
     Shares Issued For Services              670,000       670     1,253,829              -      1,254,499
     Shares Sold For Cash                    394,118       394       274,606              -        275,000
     Shares Issued Upon Conversion
          of Convertible Debentures and
          Accrued Interest                 1,205,310     1,205     1,084,635              -      1,085,840
     Interest Cost Associated With
     Beneficial Conversion Feature
          of Debentures                            -         -       514,075              -        514,075
     Shares Issued For Copley Lease          700,000       700     1,084,300      1,085,000              -
     Net Loss                                      -         -             -     (6,413,900)    (6,413,900)
                                         -----------   -------   -----------   ------------    -----------

BALANCE, DECEMBER 31, 2004                10,327,428    10,327     4,770,335     (7,815,622)    (3,034,960)
     Shares Issued For Settlement
          of Accrued Liabilities             750,000       750     2,081,750              -      2,082,500
     Shares Issued for Services               95,000        95       244,681              -        244,776
     Shares Issued Upon Conversion
          of Convertible Debentures and
          Accrued Interest                    58,678        59       106,619              -        106,678
     Shares Issued For Coal Lease          2,500,000     2,500     4,872,500                     4,875,000
     Shares Issued For Coal Lease            425,000       425     1,068,658              -      1,069,083
     Interest Cost Associated With
     Beneficial Conversion Feature
     of Debentures                                 -         -     2,493,897              -      2,493,897
     Value of Warrants issued with
          senior securities                        -         -       890,064              -        890,064
     Cashless Exercise of Warrants           652,140       652          (652)             -              -
     Net Loss                                      -         -             -     (3,642,082)    (3,642,082)
                                         -----------   -------   -----------   ------------    -----------

BALANCE, SEPTEMBER 30, 2005
     (UNAUDITED)                          14,808,246   $14,808   $16,527,852   $(11,457,704)   $ 5,084,956
                                         ===========   =======   ===========   ============    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Nine Months
                                                     Years Ended December 31,        Ended September 30,
                                                     ------------------------        -------------------
                                                       2003          2004           2004            2005
                                                       ----          ----           ----            ----
   CASH FLOWS FROM OPERATING                                                     (Unaudited)    (Unaudited)
ACTIVITIES
    Net Loss                                     $ (1,401,722)   $(6,413,900)   $(2,839,588)   $(3,642,082)
    Adjustments to Reconcile Net Loss to Net Cash
    Used by Operating Activities
    Depreciation and Amortization                     110,046        265,394        209,601        418,175
    Stock Issued for Services                         395,850      1,254,499        824,000        244,776
    Amortization of Debt Discount                           -              -        596,833         23,518
    Interest Due to Beneficial Conversion Feature     186,171        485,001              -              -
    Loss on Sale of Assets                                  -         83,861              -         72,833
    Changes in Operating Assets and Liabilities
    Prepaid Expenses                                  (19,141)        18,741         (4,591)       (3,611)
    Accounts Receivable                                     -              -        (47,174)        2,033
    Prepaid Royalties                                 (44,111)        32,446         35,244       (39,500)
    Other Assets                                      (44,804)        12,304          7,304       (32,408)
    Cash Overdrafts                                    56,884        343,739        (56,884)     (400,623)
    Accounts Payable                                  311,030         85,731        279,266       578,436
    Accrued Liabilities                               152,728      2,509,370        753,315       694,283
    Royalties Payable                                  48,786        303,602        (15,819)      (42,972)
    Deferred Royalties Payable                              -        185,948              -        (7,380)
    Deferred Revenue                                        -              -              -       226,254
    Purchase of Restricted Cash                             -        (49,900)             -        (1,300)
                                                 ------------    -----------    -----------    ----------
         NET CASH USED
              BY OPERATING ACTIVITIES            $   (248,283)   $  (883,164)   $  (258,493)   $(1,909,568)
                                                 ------------    -----------    -----------    ----------


The accompanying notes are an integral part of these consolidated financial statements

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                                                   Nine Months
                                               Years Ended December 31,        Ended September 30,
                                               ------------------------       -------------------
                                                 2003           2004          2004           2005
                                                 ----           ----          ----            ----
CASH FLOWS FROM INVESTING                                                 (Unaudited)     (Unaudited)
 ACTIVITIES
     Purchase of Equipment                  $(1,473,863)   $(1,075,132)   $ (755,936)   $ (6,002,315)
     Lease Cost Capitalized                    (109,458)             -             -      (4,471,036)
     Proceeds from Sale of Assets                     -              -             -          18,000
                                            -----------    -----------    ----------    ------------
          NET CASH USED BY
               INVESTING ACTIVITIES          (1,583,321)    (1,075,132)     (755,936)    (10,455,351)
                                            -----------    -----------    ----------    ------------

CASH FLOWS FROM FINANCING
 ACTIVITIES
     Proceeds From Notes Payable                514,017        182,737       223,331         907,410
     Proceeds From Convertible Debentures     1,266,400        325,000       400,000      12,765,000
     Payments on Notes Payable                        -              -             -        (403,910)
     Advances From Related Parties               57,503      1,173,635       427,684         686,720
     Payments to Related Parties                      -              -             -      (1,184,248)
     Proceeds From Stock Sales                        -        275,000             -               -
     Payment on Capital Leases                        -              -             -        (346,834)
                                            -----------    -----------    ----------    ------------
          NET CASH PROVIDED
               BY FINANCING ACTIVITIES        1,837,920      1,956,372     1,051,015      12,424,138
                                            -----------    -----------    ----------    ------------

NET (DECREASE) INCREASE IN CASH                   6,316         (1,924)       36,586          59,219

CASH BALANCE, BEGINNING OF YEAR                       -          6,316         6,316           4,392
                                            -----------    -----------    ----------    ------------

CASH BALANCE, END OF YEAR                   $     6,316    $     4,392    $   42,902    $     63,611
                                            ===========    ===========    ==========    ============

The accompanying notes are an integral part of these consolidated financial statements.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (CONTINUED)

                                                                                       Nine Months
                                                        Years Ended December 31,     Ended September 30,
                                                        ------------------------     -------------------
                                                           2003          2004         2004         2005
                                                           ----          ----         ----         ----
NON-CASH INVESTING AND                                                             (Unaudited)  (Unaudited)
 FINANCING ACTIVITIES
     Increase in Accounts Receivable Other             $       -     $  (75,000)   $       -    $         -
     Reduction in Equipment                                    -         75,000            -              -
     Reduction in Equipment                                    -        514,017      514,017       (125,770)
     Decrease in Notes Payable                                 -       (514,017)    (514,017)       125,770
     Increase in Lease Costs                                   -     (1,085,000)  (1,085,000)    (4,875,000)
     Common Stock Issued For Lease                             -            700          700          2,500
     Additional Paid-In-Capital From Stock
          Issued for Coal Lease                                       1,084,300    1,084,300      4,872,500
     Accrued Interest Converted to
          Debenture                                            -        (82,684)           -              -
     Convertible Debenture From
          Interest Addition                                    -         82,684            -              -
     Debentures Converted to Common Stock                      -     (1,057,000)    (957,000)      (100,000)
     Accrued Interest Paid with Common Stock                   -        (28,840)     (20,599)        (6,678)
     Common Stock Issued for Debentures
          and Accrued Interest                                 -      1,085,840        1,082             59
     Additional Paid-In-Capital From Stock
          Issued For Debentures                                -              -      976,517        106,619
     Transfer of Retained Deficit to
     Paid-In-Capital                                    (285,243)             -            -              -
     Retained Deficit Transferred to
          Paid-In-Capital                                285,243              -            -              -
     Debt Discount Capitalized as Equipment                    -              -            -       (830,746)
     Debt Discount Capitalized at Lease Cost                   -              -            -       (381,844)
     Reduction in Debt Discount                                -              -            -      1,212,590
     Equipment From Capital Lease                              -              -            -     (1,674,500)
     Increase in Capital Lease                                 -              -            -      1,674,500
     Lease Cost From Stock Issued                              -              -            -     (1,072,500)
     Stock Issued For Lease                                    -              -            -          2,925
     Additional Paid-In-Capital From Lease                                                        1,069,575
     Reduction in Accrued Liabilities for Stock Issued         -              -            -     (2,082,500)
     Common Stock Issued For Settlement of
          Accrued Liabilities                                  -              -            -            750
     Additional Paid-In-Capital From Stock Issued              -              -            -      2,081,750
     Debt Discount on Issuance of
          Convertible Debentures                               -              -            -     (3,383,044)
          Additional Paid-In-Capital
          From Debt Discount                                   -              -            -      3,383,044
     Notes Payable Converted to Debenture                      -              -            -       (190,910)
     Debenture Issued for Notes Payable                        -              -            -        190,910
     Cashless Conversion of Underwriter Warrants
          Par Value of Common Stock                                                        -            652
          Additional Paid-In-Capital                                                       -           (652)
                                                               -              -            -              -
                                                       ---------    -----------    ---------    -----------
                                                       $       -    $         -    $       -    $         -
                                                       =========    ===========    =========    ===========

The accompanying notes are an integral part of these consolidated financial statements.


                                      F-10

                            CONSOLIDATED ENERGY, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (CONTINUED)

                                   Nine Months
                             Years Ended December 31,    Ended September 30,
                             ------------------------    --------------------
                                  2003        2004        2004        2005
                                  ----        ----        ----        ----
                                                      (Unaudited) (Unaudited)
SUPPLEMENTAL CASH FLOW
     DISCLOSURES
Cash Paid During the Year For
     Interest                   $     -     $67,845     $     -     $167,384
                                =======     =======     =======     ========
     Income Taxes               $     -     $     -     $     -     $      -
                                =======     =======     =======     ========


The accompanying notes are an integral part of these consolidated financial statements.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 1: ORGANIZATION AND DESCRIPTION OF BUSINESS

The Barbeque Capital Corp. was incorporated in Nevada on December 18, 1996, to engage in the manufacturing and distribution of commercial size barbeques for individual, groups, and restaurant use. After two seasonal business cycles of trying to develop a market for the Company's barbeques, management of the Company determined that without significant additional funding, the Company would not be able to compete in the barbeque business. Accordingly, after several unsuccessful attempts to obtain additional capital, the Company determined that it was in the Company's and its shareholders best interest to cease the barbeque business and search for an alternative business while the Company was still solvent. On October 14, 2002, the Company effected a change in its domicile from Nevada to Wyoming and a change in its name from Barbeque Capital Corp. to Consolidated Energy, Inc. (the "Company") by entering into an Agreement and Plan of Reincorporation and Merger (the "Agreement") with Consolidated, its wholly-owned subsidiary. Under the terms of the Agreement all outstanding shares of the Nevada Corporation were converted into shares of the Wyoming Corporation.

The Company leases and operates coal mines located in the eastern part of Kentucky.

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock.

Principles of Consolidation
---------------------------

The accompanying consolidated financial statements include the accounts of Consolidated Energy Inc. and its wholly owned subsidiaries Eastern Consolidated Energy Inc. ("Eastern"), CEI Holdings, Inc., Morgan Mining, Inc. and Eastern Consolidated Oil & Gas, Inc. ("Eastern Oil") collectively Consolidated Energy, Inc. ("the Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method
-----------------

The Company's financial statements are prepared using United States generally accepted accounting principles. The Company has elected a year end of December 31.

Management of the Company has determined that the Company's operations may potentially be comprised of three reportable segments as that term is defined by SFAS No. 131 "Disclosures About Enterprise and Related Information." The three segments are: (1) Coal Segment, (2) Oil and Gas Segment and (3) "Clean Coal" Technologies Segment. However, only the coal segment meets the quantitative threshold of being a reportable segment, because, since from the inception of the Company, it has had no revenue or investment in the "clean coal technology" segment and only $3,000 in revenue and no investment in the oil and gas segment, therefore, no separate segment disclosures have been included in the accompanying notes to the financial statement since all activity has been reported in the coal segment.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets
-----------------

The Company routinely evaluates the carrying value of its long-lived assets. The Company would record an impairment loss when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. The Company has not recognized any impairment charges.

Other Comprehensive Income
--------------------------

The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Income Taxes
------------

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109 ("FASB 109"), Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of FASB 109, which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and the financial reporting basis of assets and liabilities.

Cash Equivalents
----------------

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Estimates
---------

The preparation of the financial statements of the Company in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

Net Loss Per Share
------------------

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible debentures, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition
-------------------

Revenues from coal sales are recognized when title passes to the customer as coal is shipped. Some coal supply agreements provide for price adjustments based on variations in the quality characteristics of the coal shipped. In most cases, the customer's analysis of the coal quality is binding and the results of the analysis are received on a one day delayed basis. The Company records its revenue based on actual quality adjustments received from its custiomers.

Building, Equipment and Coal Leases
-----------------------------------

Property, plant and equipment are carried at cost. Expenditures that extend the useful lives of existing buildings and equipment are capitalized. Maintenance and repairs are expensed as incurred. Development costs applicable to the opening of new coal mines and certain mine expansion projects are capitalized. When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to income.

The Company's coal reserves are controlled through leasing arrangements. Leased mineral rights represent leased coal properties carried at the cost of acquiring those leases. The leases are generally long-term in nature (original term 5 to 50 years or until the mineable and merchantable coal reserves are exhausted), and substantially all of the leases contain provisions that allow for automatic extension of the lease term as long as mining continues.

Depreciation   of   buildings,   plant  and   equipment  is  calculated  on  the
straight-line method over their estimated useful lives, which generally range from 7 to 10 years.

Depletion of the cost of coal revenues and amortization of mine development costs are computed using the units-of-production method utilizing only proven and probable coal reserve tonnage that is accessible without additional future development cost in the depletion and amortization base.

Prepaid Mining Royalties
------------------------

Coal leases, which require minimum annual or advance payments which are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced. On December 31, 2003 and 2004 and September 30, 2005, prepaid mining royalties included in other noncurrent assets totaled $44,111, $11,666 and $51,166, respectively.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclamation
-----------

The Federal Surface Mining Control and Reclamation Act ("SMCRA") establishes operational, reclamation and closure standards for all aspects of surface mining as well as many aspects of deep mining. Estimates of the Company's total reclamation and mine-closing liabilities are based upon permit requirements and the Company's engineering expertise related to these requirements. The Company records its reclamation liabilities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("Statement 143"). Statement 143 requires that asset retirement obligations be recorded as a liability based on fair value, which is calculated as the present value of the estimated future cash flows, in the period in which it is incurred. The estimate of ultimate reclamation liability and the expected period in which reclamation work will be performed, is reviewed periodically by the Company's management and engineers. In estimating future cash flows, the Company considers the estimated current cost of reclamation and applies inflation rates and a third party profit, as necessary. The third party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of the Company. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in cost of produced coal revenue. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is incurred. Additionally, the Company performs a certain amount of required reclamation of disturbed acreage as an integral part of its normal mining process. These costs are expensed as incurred.

The Company acquired its coal leases and began mining operations in September of 2003. The Company's estimate of its asset retirement obligations is immaterial to the financial statements from its inception through September 30, 2005; and, therefore, have not been recorded in the accompanying financial statements.

Workers' Compensation
---------------------

The Company is liable for workers' compensation benefits for traumatic injuries under state workers' compensation laws in which it has operations. Workers' compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee that is injured in the course of employment. The Company purchases it workers compensation insurance from an unrelated insurance carrier.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Newly Issued Accounting Pronouncements
--------------------------------------

Under previous guidance, paragraph 5 of ARB No. 43, chapter 4, items such as idle facility expense, excessive spoilage, double freight, and rehandeling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of "so abnormal" and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards in the financial statements.

The effective date of SFAS No. 123R is the first fiscal year beginning after June 15, 2005, and the Company expects to adopt SFAS No. 123R effective January 1, 2006. SFAS No. 123R permits companies to adopt its requirements using either a "modified prospective" method, or a "modified retrospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the "modified retrospective" method, the requirements are the same as under the "modified prospective" method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS No. 123. The Company is currently evaluating the appropriate transition method. Through December 31, 2004, the Company had not issued any stock-based compensation awards.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 3: RESTATEMENT

During the course of the audit of the year ended December 31, 2004 financial statements, errors were discovered in the previously issued financial statements. The following table sets forth the capital section as reported and reflects the adjustments to the previously reported amounts:

                                           Common Stock        Additional
                                           ------------         Paid-In-        Retained
                                       Shares     Par Value     Capital          Deficit           Total
                                       ------     ---------     -------          -------           -----
Balance, As Reported,
     December 31, 2003                7,358,000    $7,358    $ 3,509,862       $(1,342,949)      $ 2,174,271

     Transfer of Retained Deficit
          Upon Merger                         -         -       (285,243)(a)       285,243 (a)             -

     Increase in Cost Associated With
          Shares Issued for Services          -         -        145,100 (b)      (145,100)(b)             -

     Interest Cost Associated With
     Beneficial Conversion Features
     of Debentures                            -         -        186,171 (c)      (186,171)(c)             -

     Reduction in Value of Shares
     Issued in Connection with
          Reverse Merger                      -         -     (2,997,000)(d)             -        (2,997,000)

     Reduction in Sale of
          Royalty Interest                    -         -              -          (110,000)(e)      (110,000)

     Increase In Coal Royalty Expense         -         -              -           (31,882)(f)       (31,882)

     Decrease in Amortization Expense         -         -              -           129,137 (g)       129,137
                                      ---------    ------     ----------       -----------       -----------
Balance, as Restated,
     December 31, 2003                7,358,000    $7,358     $  558,890       $(1,401,722)      $  (835,474)
                                      =========    ======     ==========       ============      ===========

The following sets fourth the Statement of Operations for the year ended December 31, 2003 as previously reported and applicable restatement adjustments for that year:

                                                                 Restatement
                                                 As Reported     Adjustments      As Restated
                                                 -----------     -----------      -----------
           Revenues                              $   759,606     $  (110,000) (e) $   649,606
           Cost of Revenues                        1,003,413          31,882  (f)   1,035,295
                                                 -----------     -----------      -----------
           Gross Loss                               (243,807)       (141,882)        (385,689)
                                                 -----------     -----------      -----------
           Legal and Professional Fees               216,247               -          216,247
           Consulting Fees                           164,430         145,100  (b)     309,530
                                                 -----------     -----------      -----------
           Operating Expenses                        380,677         145,100          525,777
           Depreciation & Amortization               239,183        (129,137) (g)     110,046
           Other Expenses                            133,299               -          133,299
           Interest Expense                           60,740         186,171  (c)     246,911
                                                 -----------     -----------      -----------
           Total Expenses                            813,899         202,134        1,016,033
                                                 -----------     -----------      -----------
           Net Loss                              $(1,057,706)    $  (344,016)     $(1,401,722)
                                                 ===========     ===========      ===========

                                              (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 3: RESTATEMENT (CONTINUED)

(a) This represents the accumulated deficit of the Company before the reverse merger effective on September 12, 2003.

(b) This represents the difference in the quoted market value of common stock issued for services and the amount which was recorded as expense.

(c) This represents the beneficial conversion cost of common stock issued upon the conversion of debentures.

(d) This represents the difference in the value assigned to the shares issued in connection with the reverse merger and the historical cost of the assets acquired.

(e) In 2003, the Company sold a $.10 per ton royalty interest in the Alma Seam of the Warfield Mine which had been recorded as revenue. The receipt of cash from the sale of the royalty interest should have reduced the Company's basis in the Warfield Mine.

(f) During 2003, the Company had recorded as notes payable, cash received form the sale of royalty interest and had recorded the royalty payments made as a reduction of the notes payable. The Company should have reduced it's basis in the Warfield Mine by the amount of cash received and recorded the royalty payments as royalty expense. This adjustment reflects the royalty interest paid or accrued to the royalty interest holders.

(g) This represents a reduction in amortization expense of the Warfield Mine due to the decrease in lease cost. The reduction in lease costs is the result of recording the cash received from the sale of royalty interests as a reduction in lease cost of $1,410,000 and the reduction in lease costs of $2,997,000 associated with recording the Warfield Lease at historical costs rather than the fair value of the stock issued.

On March 31, 2004, the Company issued 700,000 shares of its common stock to certain controlling shareholders for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at par value of $700 which approximated the cost basis of the Copley lease in the hands of the controlling shareholders. The Company amended its financial statements to record the 700,000 shares of stock at fair market value of $1,085,000 which represents the closing quoted market value of its stock on March 31,2004.

On January 3, 2005, the Company issued 2,500,000 shares of its common stock to Eastern Land Development Company, LLC, an entity owned by Larry Hunt, Jeff Miller and Jay Lasner for the acquisition of the Coal Burg, Taylor, Richardson and Broas Seams of coal on the Dempsey Heirs Lease. The 2,500,000 shares of stock were valued at par value of $2,500 which approximated the cost basis of the leases in the hands of the former owners. The Company amended its financial statements to reflect the recording of the 2,500,000 shares at fair market value of $4,875,000, which represents the closing quoted market value of the stock on January 3, 2005. No adjustment have been made to the statement of operations, because no coal bas been mined from the acquired coal seams.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 3: RESTATEMENT (CONTINUED)

The following sets forth the balance sheet item affected by these changes:

                                                       As                               As
                                                    Reported       Restatement        Restated
                                                   12/31/2004      Adjustment        12/31/2004
                                                 ------------      -----------      -------------
Coal Leases, Net of Amortization                 $     98,157      $ 1,084,300       $  1,182,457

Additional Paid-in-Capital                       $  3,686,035      $ 1,084,300       $  4,770,335


                                                       As                                 As
                                                    Reported       Restatement        Restated
                                                   9/30/2005       Adjustment         9/30/2005
                                                 ------------      -----------       ------------

Coal Leases, Net of Amortization                 $  6,020,708      $ 5,956,800       $ 11,995,337

Additional Paid-in-Capital                       $ 11,977,508      $ 5,956,800       $ 16,527,852

NOTE 4: GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs that raise substantial doubt about its ability to continue as a going concern. However, during February of 2005, the Company sold $7,000,000 of its 6% senior secured convertible notes to outside investors. Upon receipt of the $7,000,000, the Company suspended mining operations and began preparations to mine a new coal seam. After the preparations are partially complete to mine the new seam, mining operations will commence again.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 5: STOCK TRANSACTIONS

In March of 2003, a total of 1,515,000 shares of the Company's common stock were issued for services to various individuals. The stock was valued at $212,100 which was approximately the value quoted in the Over the Counter Bulletin Board Exchange ("OTCBB") and was expensed in the statement of operations.

In September and October of 2003, a total of 175,000 shares of common stock was issued for legal services. The stock was valued at $183,750 (which was approximately the value quoted in the OTCBB) and was expensed in the statement of operations.

During the year ended December 31, 2004, the Company issued a total of 670,000 shares of its common stock in exchange for services received. The stock was valued at $1,254,449, which was approximately the value quoted in the OTCBB and was expensed in the statement of operations.

During the year ended December 31, 2004, the Company sold 394,118 shares of its common stock for $275,000 in cash.

During the year ended December 31, 2004, the Company issued 1,205,310 shares of it common stock upon the conversion of $1,057,000 in debentures and $28,840 of accrued interest.

In March of 2004, the Company issued 700,000 shares of its common stock to certain controlling shareholders for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at fair market value of $1,085,000 which represents the closing quoted market value of the stock on March 31, 2004.

On January 3, 2005, the Company issued 550,000 shares of its common stock for services rendered during the year that ended December 31, 2004. The value of the stock issued, $1,072,00 (which approximates the value quoted on the OTCBB) has been recorded as an expense in the year ended December 31, 2004, with a corresponding increase in accrued liabilities.

On March 23, 2005, the Company authorized the issuance of 200,000 shares of its common stock for services, which were performed during the year that ended December 31, 2002. The value of the stock to be issued, $1,010,000 (which approximates the value quoted in the OTCBB) has been recorded as an expense in the year that ended December 31, 2004, with a corresponding increase in accrued liabilities.

On January 3, 2005, the Company issued 2,500,000 shares of its common stock to Eastern Land Development, LLC, an entity owned by Larry Hunt, Jeff Miller and Jay Lasner for the acquisition of the Coal Burg Seam, Taylor Seam, Richardson Seam, and the Broas Seam of coal on the Dempsey Heirs Leases. The 2,500,000 shares of stock were valued at fair market value of $4,875,000, the closing quoted market value of the stock on January 3, 2005.

During the nine month period ended September 30, 2005, the Company issued 58,678 shares of its common stock upon conversion of $100,000 debenture and $6,678 of accrued interest.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 5: STOCK TRANSACTIONS (CONTINUED)

During the nine months ended September 30, 2005, the Company issued 95,000 shares of its common stock for services, valued at $244,776 (which approximates the value quoted in the OTCBB) and has been recorded as an expense.

During the nine months ended September 30, 2005, 652,140 shares of stock were issued upon the cashless exercise of warrants issued to the underwriters of the 6% senior secured notes.

During the nine months ended September 30, 2005, the Company issued 425,000 shares of stock for the settlement of its option to acquire the 20% working interest in the Warfield Mine.

NOTE 6: ACQUISITION

On September 12, 2003, the Company signed an agreement to acquire Eastern Consolidated Energy, Inc.("Eastern"), a privately held Kentucky Corporation, through the issuance of 3,000,000 shares of the Company's common stock in exchange for all of the issued and outstanding stock of Eastern. This transaction has been accounted for as a reverse merger, whereby the subsidiary, Eastern, acquired the parent. As a result, the historical cost basis of the assets of and liabilities are carried over from Eastern and Eastern's historical operations are the operations presented in the financial statements. The accumulated deficit of the parent, as of September 12, 2003, of $285,243 has been transferred to additional paid-in-capital.

NOTE 7: INCOME TAXES

At December 31, 2004, the Company had net operating loss carryforwards of approximately $7,800,000 that may be offset against future taxable income through 2021. No tax benefits have been reported in the financial statements, because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

Deferred tax assets (liabilities) are comprised of the following:

                                             December 31,         September 30,
                                             ------------
DEFERRED TAX ASSETS                       2003          2004           2005
                                          ----          ----           ----
                                                                    (Unaudited)
     Net Operating Loss Carryforward   $ 476,282    $ 2,657,397    $ 3,893,665
     Other                                 1,700          6,800         17,620
     Valuation allowance                (477,982)    (2,664,197)    (3,911,285)
                                       ---------    -----------    -----------

                                       $       -    $         -    $         -
                                       =========    ===========    ===========

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 7: INCOME TAXES (CONTINUED)

The income tax benefit differs from the amount computed at federal statutory rates of approximately 34% as follows:

                                                     For the Years Ended           Nine Months Ended
                                                         December 31,                 September 30,
                                                         ------------                 -------------
                                                      2003           2004           2004          2005
                                                      ----           ----           ----          ----
(Unaudited) (Unaudited)
Income tax Benefit at Statutory Rate of 34%     $     476,585    $ 2,180,726     $ 965,460    $ 1,238,308
Other                                                   1,397          5,489         3,876          8,780
Change in Valuation Allowance                        (477,982)    (2,186,215)     (969,336)    (1,247,088)
                                                -------------    -----------     ---------    -----------

                                                $           -    $         -     $       -    $        -
                                                =============    ===========     =========    ===========

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in the future.

NOTE 8: CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

The Company sold coal to ten different customers during the year ended December 31, 2004, with approximately 51% of the coal sales going to two customers.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 9: BUILDING, EQUIPMENT AND COAL LEASES

Building, equipment and coal leases are comprised of the following:

                                     December 31,        September 30,
                                     ------------
                                  2003         2004         2005
                                  ----         ----         ----
                                                         (Unaudited)
Buildings and Equipment        $1,473,863   $1,761,983   $10,295,320
Less Accumulated Depreciation    (105,046)    (246,306)     (652,485)
                               ----------   ----------   -----------

Net Building and Equipment     $1,368,817   $1,515,677   $ 9,642,835
                               ==========   ==========   ===========

Warfield Mine Improvements     $  112,458   $  112,458   $ 5,902,141
Other Leases                                 1,085,000     6,093,196
                               ----------   ----------   -----------
                                  112,458    1,197,458    11,995,337
Less Accumulated Depletion
 and Amortization                  (5,000)     (15,001)      (17,829)
                               ----------   ----------   -----------

 Net Coal Leases               $  107,458   $1,182,457   $11,977,508
                               ==========   ==========   ===========

Depreciation and amortization expense for the years ended December 31, 2003 and 2004 and the nine months ended September 30, 2004 and 2005 was $110,046, $265,394, $209,601 and $418,175, respectively.

NOTE: 10 ACCRUED LIABILITIES

                                  December 31,       September 30,
                                  ------------
                               2003         2004         2005
                               ----         ----         ----
                                                     (Unaudited)
Consulting and Director Fees $      -   $2,082,500   $  250,000
Workers Compensation Premium        -      111,630      139,283
Payroll Tax Liabilities        33,851      121,166      214,203
Interest                       78,587       84,186      470,235
Taxes Payable on Coal Sales    39,864      118,687       76,770
Accrued Expenses                  426       32,405        5,188
                             --------   ----------   ----------

                             $152,728   $2,550,574   $1,155,679
                             ========   ==========   ==========

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)

                           DECEMBER 31, 2003 AND 2004

NOTE 11: NOTES PAYABLE

Notes payable on December 31, 2004 consist of a note payable to an individual in the amount of $182,737. The note bears interest of 10% per annum, is secured by certain mining equipment and was due October 13, 2004. The note, along with interest, was fully paid on January 17, 2005.

Notes payable on December 31, 2003 consisted of a note payable to a partnership in the amount of $514,017. The note bore interest at 8% per annum, was due in monthly installments of $21,598 for twenty eight (28) months and was secured by a Fairchild Continuous Mining System. During 2004, the Company determined that the equipment did not perform as it was represented. The Company and the Partnership agreed to a settlement of the note by the Company returning the equipment to the Partnership. In return, the Partnership agreed to reimburse the Company $102,012 for repairs the Company had incurred and to cancel the note. As a result of the return of the equipment, the Company recognized a loss on the equipment of $83,861.

NOTE 12: CONVERTIBLE DEBENTURES

During the year ended December 31, 2003, the Company issued $1,266,400 of its convertible debentures for cash. The debentures were to mature one year from the date of issuance, are unsecured and bear interest at the rate of 10% per annum. During 2004, $832,000 of these debentures plus accrued interest of $10,928 were converted into 946,609 shares of the Company's common stock. The remaining $434,400 debentures plus accrued interest of $82,684 were renewed as a new convertible debentures due in April of 2005. The new debentures bear interest at 15% per annum.

During the year ended December 31, 2004, the Company issued $325,000 of new convertible debentures, due one year from the date of issuance. These debentures are unsecured and bear interest at the rate of 15% per annum. During 2004, $225,000 of these debentures plus accrued interest of $17,912 were converted into 258,701 shares of the Company's common stock.

The convertible debentures are convertible into shares of the Company's common stock at 60% to 70% of the asking price quoted in the OTCBB on the date of conversion. Interest in the amount of $186,171 and $485,001 has been charged to interest expense during the years ended December 31, 2003 and 2004, respectively, as the cost of this beneficial conversion feature. Interest expense in the amount of $23,518 has been recognized in the nine months ended
September 30, 2005, applicable to the beneficial conversion feature. The liability for convertible debentures on December 31, 2004 and September 30, 2005 is net of $29,074 and $5,556 of debt discount.

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

At December 31, 2003 and 2004, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value due to the short-term nature of these instruments.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

In connection with the conversion of a convertible debenture into common stock, the Company gave the debenture holder a royalty payment of $3,000 per month so long as coal is being mined and sold from the Alma Seam of the Warfield Lease. The Company estimated that coal may be mined from the Alma Seam for a period of ten (10) years. These future royalty payments were discounted at 15% per year, giving a present value on the date of conversion, of $185,949, which has been charged to interest expense. The present value of the future royalty payments at December 31, 2004 was $168,962 and is shown as deferred royalties payable in the balance sheet.

NOTE 14: RELATED PARTIES

On March 31, 2004, the Company issued 700,000 shares of its common stock to related parties in exchange for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at fair market value of $1,085,000, which represents the closing quoted market value of the stock on March 31, 2004.

On January 6, 2004 the Company received $275,000 from a related party, Eastern Consolidated Mining, Inc. ("Mining") as a prepayment for future coal sales. Mining has a coal sales contract between Mining and a customer. The company invoices mining for coal delivered on a weekly basis. During the year ended December 31, 2004, $751,450 of coal sales were recorded as a result of this agreement. At December 31, 2004, payable to a related party includes $110,450 due Mining, which represents the balance due on the advance payment of $275,000. ECM is considered a related party due to the fact that during the time of the transactions, the principals of ECM, when taken as a whole, beneficially owned more than 10% of the common stock of the Company. Coal sales receipts were not transferred to the Company, the Company invoiced ECM for coal shipped to ECM's customer. The Company was reducing its $275,000 obligation to ECM on a per ton basis. When the Company suspended coal shipments to ECM's customer, $110,450 was the remaining balance due.

During the year ended December 31, 2004, the Company paid Midwest Energy Transportation (a transportation company owned by Jeff Miller and Larry Hunt who are related parties) $ 35,875 for trucking costs.

The Company accrued charges to Kentucky Energy Consultants ("KEC") (a consulting firm owned by Jeff Miller and Larry Hunt who are related parties) of $29,666, $133,092 and $24,835 for consulting services during the years ended December 31, 2003 and 2004 and the nine months ending September 30, 2005, respectively. Accrued balances of $29,666, $162,758 and $187,593 are included in amounts due related parties as of December 31, 2003 and 2004 and September 30, 2005, respectively.

On August 20, 2004, the following transactions were effected:

(a) Buckeye Energy Development LLC ("Buckeye"), an LLC owned by Larry Hunt, Jay Lasner, Jeff Miller and Billy Reed, who are related parties, assigned to Eastern Oil a 75% working interest in an oil and gas lease dated November 17, 2003. Buckeye remains the operator of the lease.

(b) Eastern Oil assigned a 12.5% overriding royalty interest back to Buckeye.

Eastern Oil has received an invoice from Buckeye for $287,500 for the cost of drilling three (3) gas wells, which is included in amounts payable, related parties at December 31, 2004.

On September 1, 2004, Eastern Oil sold a 15% working interest and a 9.45% net revenue interest in the oil and gas lease to an unrelated party for $287,500 cash.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 14: RELATED PARTIES (CONTINUED)

The $287,500 has been credited against Eastern Oil's basis in the oil and gas lease.

At December 31, 2003 and 2004, the Company was indebted to its President in the amount of $15,199 and $199, respectively, for a loan on a piece if equipment used by the Company.

At December 31, 2004, the Company has a note payable in the amount of $659,339 to Eastern Consolidated Coal Corp., a related party, for cash advances made to the Company. The note bears no interest, is unsecured and is due December 30, 2005

On January 3, 2005, the company issued 2,500,000 shares of its common stock to Eastern Land Development Company, LLC, an entity owned by Larry Hunt, Jeff Miller and Jay Lasner for the acquisition of the Coal Burg, Taylor, Richardson and the Broas Seams of coal on the Dempsey Heirs Leases. The 2,500,000 shares of stock were valued at fair market value of $4,875,000, the closing quoted market value of the stock on January 3, 2005.

NOTE 15: COMMITMENTS AND CONTENGENCIES

On January 31, 2005, the Company entered into a one-year lease for office space in Coral Springs, Florida, which commenced on February 15, 2005. The lease agreement calls for minimum rentals of $2,391 per month for twelve months.

On April 1, 2003, the Company sold a 20% interest in the Warfield Mine for $100,000 (the "20% Transaction"). The proceeds were used to develop the Warfield Mine. At the time of the 20% Transaction, development of the Warfield Mine was critical to the Company's success and the Company did not have internal capital available for such to development. In the opinion of management, the 20%
Transaction represented the maximum amount of funds available and was at the best price. Subsequent to the closing of the 20% Transaction, the Company's outlook improved which then allowed the Company to close on $13,750,000 of additional funding in 2005 (the "2005 Funding"). However, a closing condition of the 2005 Funding required that the Company negotiate and re-purchase the 20% interest in the Warfield Mine on terms that were acceptable to the seller, the investors and the Company. On January 18, 2005, the Company issued 200,000 shares of the Company's common stock in exchange for an option to re-acquire the 20% working interest for 1,000,000 and has subsequently completed the re-purchase

On December 31, 2004, the Company had the following royalty commitments payable as coal is mined and sold:

(a) $1.33 per ton on all coal mined and sold from the Warfield Mine until such time as $330,739 is paid and $.67 per ton, thereafter.

(b) $1.00 per ton on all coal mined and sold from the Warfield Mine until such time as the earlier of $372,735 is paid or until the second mining section of the Warfield Mine begins production, and $.75 per ton, thereafter.

(c) $.35 per ton on all coal mined and sold from the Alma Seam of the Warfield Mine until such time as $264,991 is paid and $.10 per ton thereafter from coal sold out of the Alma Seam.

(d) $.50 per ton on all coal mined and sold from the Alma Seam of the Warfield Mine.

(e) The greater of 6% of gross sales or $1.85 per ton of all coal mined and sold from the Warfield Lease.

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 16: STATUS OF SAUDI AMERICAN MINERALS, INC. ACQUISITION

In June of 2003, the Company signed a definitive agreement with Saudi American Minerals Inc. ("SAMI") to acquire 100% ownership of SAMI with an effective date to coincide with an effective date of the S-4, which is being prepared and will be filed with the SEC. The acquisition of SAMI will be accomplished with a stock exchange of two shares of the Company for every three shares of SAMI. The total number of SAMI shares owned and outstanding is 20,685,517. The total number of the Company's shares used to obtain all of the SAMI shares is 13,770,009. The acquisition will have the effect of transferring to CEI Holdings, Inc., a wholly owned subsidiary of the Company, one hundred percent (100%) of the ownership and rights to the items owned by or assigned to SAMI. This includes a USA patent #6,447,559 issued on September 10th of 2002 for so-called clean coal technology. The Company is currently assembling a registration statement on Form S-4 which will, when effective, register the shares to be issued to SAMI to complete this transaction. The Company intends to file this registration statement with the SEC as soon as practical.

NOTE 17: SUBSEQUENT EVENTS

During the first three months of 2005, the Company committed to acquire $2,735,000 in equipment.

On February 22, 2005, the Company sold $7,000,000 of the Company's 6% senior secured convertible notes, due in 2008 ("Notes"), warrants to purchase 2,058,824 shares of the Company's common stock and Additional Investment Rights ("AIR"). The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $1.70. The notes are secured by any and all assets and properties of the Company, whether now owned or herein after acquired.

The AIRs give the purchasers of the notes the right to acquire an additional $7,000,000 of notes prior to the later of (i) the earlier of (a) the 14th day following the date the Company first executes a second coal supply contract with American Electric Power, and (b) the 90th day following the date the registration statement is declared effective and (ii) May 25, 2005.

The Company suspended mining operations on February 6, 2005 in order to start a slope down to the Pond Creek Coal Seam, which is approximately ninety (90) feet below the Alma Seam.

NOTE 18: SENIOR 6% SECURED NOTES PAYABLE (UNAUDITED)

On February 22, 2005, the Company sold $7,000,000 of the Company's 6% senior secured convertible notes, due in 2008 ("6% Notes"), warrants to purchase 2,058,824 shares of the Company's common stock and Additional Investment Rights ("AIR"). The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $1.70. The notes are secured by any and all assets and properties of the Company, whether now owned or herein after acquired. The AIR's gives the investors ("Investors") in the 6% Notes the right to acquire an additional $7,000,000 of the 6% Notes. As of September 30, 2005 the Investors had exercised their rights to acquire an additional $6,750,000 of the 6% Notes under the terms of the AIRs.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 18: SENIOR 6% SECURED NOTES PAYABLE (UNAUDITED) (CONTINUED)

In connection with the sale of the 6% Notes, the Investors have registration rights ("Rights") for any stock into which the 6% Notes may convert. The Rights require the payment of Liquidated Damages to the holders of the 6% Notes if the Company does not have an effective registration statement by July 22, 2005. The Liquidated Damages are equal to 2% of the amount invested by the Investors for each 30 day period that a registration statement is not effective.

The following is a summary of the 6% Notes:

              Face value of notes              $ 13,750,000
              Less unamortized debt discount     (3,249,622)
                                               ------------

              6% Senior Secured Notes Payable  $ 10,500,378
                                               ============

The debt discount is comprised of fees paid to underwriters and the fair value of the warrants issued to the investors and is being amortized over the life of the 6% Notes. During the nine months ended September 30, 2005 amortization of the debt discount was $1,212,590 all of which was capitalized as equipment and mine development cost.

So long as there is $1,000,000 of the 6% Notes outstanding the Company is obligated to maintain the following financial covenants:

Maintain  an  EBITDA  (Earnings  Before   Interest,   Taxes,   Depreciation  and
Amortization) of $1,500,000 for each calendar quarter through December 31, 2006

Shall limit its capital expenditures as follows:

              Quarter ended December 31, 2005     $     1,000,000
              Quarter ended March 31, 2006              2,250,000
              Quarter ended June 30, 2006               3,500,000
              Quarter ended September 30, 2006          4,750,000

Shall not permit its level of cash in the following periods to be less than:

              Quarter ended December 31, 2005     $       750,000
              Quarter ended March 31, 2006              1,250,000
              Quarter ended June 30, 2006               1,500,000
              Quarter ended September 30, 2006          2,000,000

In addition to the above listed financial covenants the Company has limitations as to its equipment purchases, liabilities it may incur, any mergers, liquidations or reorganizations, assets it may sell, changes in control of the Company, transactions with related parties, declare dividends, lend money, sell or transfer assets and form or acquire subsidiaries.

                                   (Continued)

                            CONSOLIDATED ENERGY, INC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

                           DECEMBER 31, 2003 AND 2004

NOTE 18: SENIOR 6% SECURED NOTES PAYABLE (UNAUDITED) (CONTINUED)

On July 1, 2005, the Company failed to pay interest as required pursuant the terms of the 6% notes, and thereby caused a default under the terms of the 6% notes. As a result of the event of default, the holders of the notes could declare the entire outstanding principal amount immediately due and payable along with any interest accrued thereon. On September 23, 2005, the Company entered into a Consent and Waiver Agreement with the 6% note holders, pursuant to which they consented to a bridge note financing resulting in $170,000 in total net proceeds and waived the application of default provision under the 6% notes for a period of ten business days. The waiver was extended to November 18, 2005. The Company is continuing to negotiate with the note holders for an additional waiver until December 16, 2005. As a result of the default, the 6% note holders have the right to take immediate possession of all of the Company's assets. Because the Company has not received a waiver of the default all of the 6% notes are classified as current liabilities.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Our Articles of Incorporation provide that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

     In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Wyoming law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Wyoming law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses payable by Consolidated Energy, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

            SEC Registration Fee                     $ 8,924.38
            Accounting fees and expenses              10,000.00*
            Legal fees and expenses                   50,000.00*
            Miscellaneous                              5,000.00*
                                                     -----------
            Total                                    $73,924.38*
                                                     ===========

                 *Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In March of 2003, a total of 1,515,000 shares of the Company's common stock were issued for services to various individuals. The stock was valued at $212,100 which was approximately the value quoted in the Over the Counter
Bulletin Board Exchange ("OTCBB") and was expensed in the statement of operations. Such issuances were considered exempt from registration by reason of
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

     In September and October of 2003, a total of 175,000 shares of common stock was issued for legal services. The stock was valued at $183,750 (which was approximately the value quoted in the OTCBB) and was expensed in the statement of operations. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act.

     During the year ended December 31, 2004, the Company issued a total of 670,000 shares of its common stock in exchange for services received. The stock was valued at $1,254,449, which was approximately the value quoted in the OTCBB and was expensed in the statement of operations. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act.

     During the year ended December 31, 2004, the Company sold 394,118 shares of its common stock for $275,000 in cash. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

     The Company issued 1,205,310 shares of it common stock upon the conversion of $1,057,000 in debentures and $28,840 of accrued interest. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

     In March of 2004, the Company issued 700,000 shares of its common stock to certain controlling shareholders for an option to lease the Copley Lease for a term of two years. The 700,000 shares of stock were valued at par value of $700, which approximated the cost basis of the Copley Lease in the hands of the shareholders. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     During the quarter ended December 31, 2004, the Company issued a total of 552,819 shares of its restricted common stock for the conversion of outstanding debentures totaling $542,911 (principal and interest). Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act. Also during the quarter, the Company issued 210,000 shares to consultants for services rendered valued at $378,000. Such issuances were considered exempt from registration by reason of
Section 4(2) of the Securities Act.

     In January 2005, the Company issued Stonegate Securities, Inc., warrants for the purchase of an aggregate of 51,470 shares of its common stock on the same terms as the warrants issued to Gryphon Master Fund and GSSF Master Fund. The warrant issuances are in the form of a warrant issued to Scott R. Griffith and a warrant issued to Jesse B. Shelmire IV, each for the purchase of 25,735 shares. Additionally, in connection with a financing transaction for $2,500,000 in bridge financing, which consisted of a 9% senior secured promissory note, the Company issued warrants for the purchase of an aggregate of 514,706 shares of the Company's common stock. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act.

     In February 2005, the Company issued 2,500,000 shares of its restricted common stock to Eastern Land Development, LLC, a private corporation in exchange for the acquisition of rights to certain coal reserves in eastern Kentucky. In connection with such acquisition, the Company issued warrants for the purchase of an aggregate of 2,058,824 shares of the Company's common stock at an exercise price of $1.70 per share, exercisable for five years, and 6% senior secured convertible notes convertible into 4,117,647 shares of the Company's common stock at conversion price of $1.70 per share upon the occurrence of certain events, to accredited investors. The Company has also issued warrants for the purchase of an aggregate of 102,941 shares to Scott R. Griffith and 102,941 shares to Jesse B. Shelmire IV. The securities issued in the foregoing transaction were issued in reliance on the exemption from registration and prospectus delivery requirements set forth in Section 3(b) and/or Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act and the regulations promulgated thereunder.

     In March 2005, two investors in the Company's February 2005 private placement exercised their additional investment rights for an aggregate of $750,000 in 6% senior secured convertible notes that may be convertible into 441,176 shares of the Company's common stock at an exercise price of $1.70 upon the occurrence of certain events. In connection with the additional investment, the Company issued warrants for the purchase of 44,116 shares of its common stock at an exercise price of $1.70 to the placement agent. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     In April 2005, the placement agent exercised all of the 713,223 warrants issued to date to the placement agent through a cashless exercise provision in exchange for the issuance of 485,850 shares of the Company's common stock. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     In June 2005, the Company issued 6% senior secured convertible notes convertible into an additional 2,794,117.6 shares of the Company's common stock at conversion price of $1.70 per share upon the occurrence of certain events, to accredited investors. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

     Additionally, investors in the Company's February 2005 private placement exercised their additional investment rights for an aggregate of $6,000,000 in 6% senior secured convertible notes that may be convertible into 3,529,942 shares of the Company's common stock at an exercise price of $1.70 upon the occurrence of certain events. In connection with the additional investment, the Company issued warrants for the purchase of 352,994 shares of its common stock at an exercise price of $1.70 to the placement agent. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     Moreover, the Company issued 29,330 shares of its common stock pursuant to the conversion of an outstanding debenture. The Company also issued to an aggregate of 40,000 shares of its common stock to two consultants for services performed during the quarter. Such issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     In July 2005, the placement agent exercised all of the remaining warrants issued to date through a cashless exercise provision in exchange for the issuance of 166,290 shares of the Company's common stock. This transaction was considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     In the second quarter of 2005, the Company approved the issuance of 200,000 shares of its common stock pursuant to a repurchase agreement with the holder of a 20% working interest in the Warfield Mine. The shares were issued in July 2005. This transactions was considered exempt from registration by reason of
Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     In the nine months ended September 30, 2005, the Company issued an aggregate of 58,678 shares of its common stock pursuant to the conversion of outstanding debentures. The Company also issued to an aggregate of 95,000 shares of its common stock to consultants for services performed during the period. These transactions were considered exempt from registration by reason of Section 4(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

     On January 13, 2006, the Company sold approximately $5.9 million principal amount of 8% senior secured convertible notes due June 30, 2008 to 18 accredited investors. In connection with the sale of the 8% senior secured convertible notes, the Company issued investors warrants to purchase an aggregate of approximately 3.3 million shares of the Company's common stock, calculated as 50% of each investor's subscription amount divided by $0.90. Of the $5.9 million principal amount of 8% senior secured convertible notes, the Company received gross proceeds of $3.4 million. The remaining approximate $2.5 million principal amount of 8% senior secured convertible notes was paid by investors as follows:
(a) $1.8 million was paid by the cancellation of promissory notes sold by the Company on September 23, 2005; (b) $102,000 represents a management fee owed to the lead investor, Gryphon Master Fund, L.P.; and (c) the remaining $598,000 represents interest accrued on the Company's 6% senior secured convertible notes sold February 24, 2005 and pursuant to certain Additional Investment Rights sold February 24, 2005. The sale and issuance of securities pursuant to the Securities Purchase Agreement was exempt from registration requirements pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

     In connection with the sale of 8% senior secured convertible notes and warrants on January 13, 2006, the Company amended the terms of its 6% senior secured convertible notes and related warrants changing the conversion and exercise prices from $1.70 per share to $0.90 per share.

     Except as expressly set forth above, for transactions exempt from registration under Rule 506, the individuals and entities to whom we issued securities are unaffiliated with us. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of the above security holders who were not our executive officers represented that they are accredited and sophisticated investors, that they are capable of analyzing the merits and risks of their investment, and that they understand the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS

Exhibit Number
                                   Description
------------------ -------------------------------------------------------------
2.1                 Placement  Agent  Agreement  (incorporated  by  reference to
                    Exhibit 10.4 to the Company's Current Report on Form 8-K, filed with the SEC on January 14, 2005).

3.1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form SB-2/A (File No. 333-127261), filed with the SEC on December 16, 2005).

3.2                 Certificate of Merger  (incorporated by reference to Exhibit
                    3.2 to the Company's registration statement on Form SB-2/A (File No. 333-127261), filed with the SEC on December 16,
                    2005).

3.3                 By-Laws of the Company (incorporated by reference to Exhibit
                    3.3 to the Company's registration statement on Form SB-2/A (File No. 333-127261), filed with the SEC on December 16,
                    2005).

4.1                 Form of Stock  Certificate  (incorporated  by  reference  to
                    Exhibit 4.1 to the Company's registration statement on Form SB-2/A (File No. 333-127261), filed with the SEC on December 16, 2005).

4.2 Form of Warrant (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

4.3 Form of 6% Senior Secured Convertible Note (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

4.4 Form of 8% Senior Secured Convertible Note Due June 30, 2008 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

4.5 Form of Warrant Issued January 13, 2006 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

4.6 Form of Secured Promissory Note Issued January 13, 2006 (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

5.1                 Opinion and Consent of Sichenzia Ross Friedman Ference LLP*

10.1                Lease   Agreement,   dated  March  2002,   between   Eastern
                    Consolidated Energy, Inc. as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.2 Surface Coal Lease Agreement, dated August 12, 2002, between Eastern Consolidated Energy, Inc. as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.3 Lease Agreement, dated October 3, 2003, between Eastern Land Development, LLC as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.4 Sub-Lease Agreement, entered into on October 20, 2003, by and between Eastern Consolidated Energy, Inc. and Eastern Consolidated Mining, Inc. (incorporated by reference to
                    Exhibit 10.4 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.5 Assignment Agreement, effective April 1, 2003, by and between Eastern Consolidated Energy, Inc. and James Buchanan (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.6 Lease Assignment entered into and effective July 1, 2003, by and between Eastern Consolidated Energy, Inc. and Eastern Consolidated Coal Corp (incorporated by reference to Exhibit
                    10.6 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.7 Coal Sales Agreement entered into July 21, 2003 by and between Eastern Consolidated Energy, Inc. and Kentucky Energy Consultants, Inc. (incorporated by reference to
                    Exhibit 10.7 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.8 Amendment to Coal Purchase and Sale Agreement (incorporated by reference to Exhibit 10.15a to the Company's Annual Report on form 10-KSB, filed with the SEC on April 15,
                    2005).

10.9 Option to Lease Agreement, dated October 9, 2003, by and between James Harris, Ronnie Harris, Gary R. Copley, Louella McDaniel, Romane Conley, Eula Faye Copley, Howard D. Copley, and Joyce G. Conn, as Lessor and Eastern Land Development, LLC., as Lessee (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.10 Memorandum of Agreement, dated October 10, 2003, by and between James Harris and the other Lessors party thereto and Eastern Land Development, LLC (incorporated by reference to
                    Exhibit 10.9 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.11 Assignment of Lease, dated January 12, 2004, between Eastern Land Development LLC and Eastern Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.12 Lease Agreement, dated October 3, 2003, by and between Eastern Land Development, LLC as Lessee and the Lessors signatory thereto (incorporated by reference to Exhibit
                    10.11 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.13 Assignment of Lease, dated as of October 15, 2003, from Eastern Land Development LLC to Eastern Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-KSB, filed with the SEC on March 30, 2004).

10.14 Coal Purchase and Sale Agreement entered into as of September 25, 2004 by and between Kentucky Power Company and Eastern Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on form 10-QSB, filed with the SEC on November 12, 2004).

10.15               Securities Purchase Agreement  (incorporated by reference to
                    Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

10.16               Registration Rights Agreement  (incorporated by reference to
                    Exhibit 10.2 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

10.17               Security  Agreement  (incorporated  by  reference to Exhibit
                    10.4 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

10.18 Form of Guaranty (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

10.19               Form  of  Additional   Investment  Rights  (incorporated  by
                    reference to Exhibit 10.7 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

10.20               Form of  Lockup  Agreement  (incorporated  by  reference  to
                    Exhibit 10.8 to the Company's Current Report on Form 8-K, filed with the SEC on February 24, 2005).

10.21 Promissory Note dated September 23, 2005 issued to Cordillera Fund L.P. (incorporated by reference to Exhibit
                    10.5 to the Company's Current Report on Form 8-K, filed with the SEC on September 29, 2005).

10.22 Consent and Waiver dated September 23, 2005 (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K, filed with the SEC on September 29, 2005).

10.23 Bridge Forbearance dated September 23, 2005 (incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K, filed with the SEC on September 29, 2005).

10.24 Subordination Agreement entered into as of September 23, 2005 (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K, filed with the SEC on September 29, 2005).

10.25 Additional Financing Forbearance Agreement entered into as of October 6, 2005 (incorporated by reference to Exhibit
                    10.71 to the Company's Current Report on Form 8-K, filed with the SEC on October 13, 2005).

10.26 Securities Purchase Agreement dated January 13, 2006 by and among Consolidated Energy, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.27 Escrow Agreement dated January 13, 2006 by and between Stonegate Securities, Inc., Consolidated Energy, Inc. and Signature Bank (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.28 Registration Rights Agreement dated January 13, 2006 by and among Consolidated Energy, Inc. and the Purchasers signatory thereto (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.29 Security Agreement dated January 13, 2006 by and among Consolidated Energy, Inc., Eastern Consolidated Energy, Inc., Eastern Consolidated Oil and Gas, Inc., CEI Holdings, Inc., Morgan Mining, Inc., Warfield Processing, Inc., Eastern Coal Energies, Inc. and Gryphon Master Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.30 Guaranty dated January 13, 2006 by Eastern Consolidated Energy, Inc., Eastern Consolidated Oil and Gas, Inc., CEI Holdings, Inc., Morgan Mining, Inc., Warfield Processing, Inc. and Eastern Coal Energies, Inc. (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.31 Lock-Up Agreements of Officers and Directors of Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.32 Director Voting Agreement of Officers and Directors of Consolidated Energy, Inc. (incorporated by reference to
                    Exhibit 10.7 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.33 Charter Amendment Voting Agreement of Officers and Directors of Consolidated Energy, Inc. (incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.34 Forbearance Agreement dated January 13, 2006 by and between Consolidated Energy, Inc. and the noteholders signatory thereto (incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.35 Amended and Restated Security Agreement dated January 13, 2006 by and among Consolidated Energy, Inc., Eastern Consolidated Energy, Inc., Eastern Consolidated Oil and Gas, Inc., CEI Holdings, Inc., Morgan Mining, Inc., Warfield Processing, Inc., Eastern Coal Energies, Inc. and Gryphon Master Fund, L.P. (incorporated by reference to Exhibit
                    10.10 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.36 Amendment among Eastern Consolidated Energy, Inc. and Kentucky Energy Consultants, Inc. (incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.37 Amendment among Eastern Consolidated Energy, Inc. and New River Energy Sales Company, Inc. (incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.38 Agreement among Consolidated Energy, Inc., CEI Holdings, Inc. and Saudi American Minerals, Inc. (incorporated by reference to Exhibit 10.13 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

10.39 Consultant Agreement dated January 1, 2006 by and between Consolidated Energy, inc. and RC Financial Group, LLC (incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K, filed with the SEC on January 17, 2006).

21.1                List of Subsidiaries*

23.1 Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)*

23.2                Consent of Killman, Murell & Company, P.C.*

23.3                Consent of Summit Engineering Inc.*

24.1                Powers  of  Attorney   (Incorporated  by  reference  to  the
                    signature   page  to  the  Company's  Form  SB-2  (File  No.
                    333-127261), filed with the SEC on August 5, 2005)

* Filed herewith

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Betsy Layne, State of Kentucky, on this 13th day of February 2006.

                                 CONSOLIDATED ENERGY, INC.


                                 By: /s/ David Guthrie
                                 ---------------------
                                 David Guthrie
                                 President, Principal Executive Officer
                                 and Director


                                 By: /s/ Robert Chmiel
                                 ---------------------
                                 Robert Chmiel
                                 Interim Chief Financial Officer,
                                 Principal Accounting Officer and Director

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                      Title                              Date
--------------------------------------------------------------------------------
 /s/ David Guthrie            President, Principal Executive   February 13, 2006
------------------            Officer and Director
David Guthrie

 /s/ Robert Chmiel            Interim Chief Financial          February 13, 2006
------------------            Officer, Principal Accounting
Robert Chmiel                 Officer and Director


 /s/ Joseph Jacobs            Director                         February 13, 2006
------------------
Joseph Jacobs

 /s/ Edward Jennings          Director                         February 13, 2006
--------------------
Edward Jennings

 /s/ Carl Baker               Director                         February 13, 2006
---------------
Carl Baker

 /s/ Barry Tackett            Director                         February 13, 2006
------------------
Barry Tackett

 /s/ Timothy M. Stobaugh      Director                         February 13, 2006
------------------------
Timothy M. Stobaugh

 /s/ Jesse Shelmire           Director                         February 13, 2006
-------------------
Jesse Shelmire

 /s/ Scott Griffith           Director                         February 13, 2006
-------------------
Scott Griffith